Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

THE WILLIAMS COMPANIES, INC.,

WILLIAMS GAS PIPELINE COMPANY, LLC

WILLIAMS PARTNERS GP LLC,

WILLIAMS PARTNERS L.P.,

WILLIAMS PARTNERS OPERATING LLC,

WILLIAMS FIELD SERVICES GROUP, LLC,

WILLIAMS OLEFINS, L.L.C.,

AND

WILLIAMS OLEFINS FEEDSTOCK PIPELINES, L.L.C.

February 24, 2014

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Construction	10
ARTICLE 2 CONVEYANCE AND CLOSING		11
2.1	Conveyance	11
2.2	Consideration	11
2.3	Closing and Closing Deliveries	12
2.4	Purchase Price Adjustment	13
2.5	Suncor Arbitration Adjustment	16
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES		18
3.1	Organization	18
3.2	Authority and Approval	19
3.3	No Conflict; Consents	20
3.4	Capitalization; Title to Contributed Interest	21
3.5	Financial Information; Undisclosed Liabilities	22
3.6	Internal Controls	23
3.7	Real Property; Rights-of-Way	23
3.8	Litigation; Laws and Regulations	24
3.9	No Adverse Changes	25
3.10	Taxes	25
3.11	Environmental Matters	26
3.12	Condition of Assets	26
3.13	Licenses; Permits	27
3.14	Contracts	27
3.15	Employees and Employee Benefits	29
3.16	Labor Matters	32
3.17	Transactions with Affiliates	32
3.18	Insurance	32
3.19	Intellectual Property Rights	32
3.20	Investment Company Act	33
3.21	Brokerage Arrangements	33
3.22	Books and Records	33
3.23	Investment Intent	33
3.24	Waivers and Disclaimers	34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES		35
4.1	Organization and Existence	35
4.2	Authority and Approval	35
4.3	No Conflict; Consents	36
4.4	Brokerage Arrangements	37
4.5	Litigation	37
4.6	Valid Issuance; Listing	37
4.7	Investment Intent	38

i

(Continued)

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		38
5.1	Operation of the Contributed Entities	38
5.2	Access	40
5.3	Business Guaranties	40
5.4	Cooperation; Further Assurances	41
5.5	Indebtedness	42
5.6	Capital Contributions for Redwater Expansion Costs; Class D Unit Put Option	42
ARTICLE 6 CONDITIONS TO CLOSING		45
6.1	Conditions to the Obligation of the Partnership Parties	45
6.2	Conditions to the Obligation of the Contributing Parties	46
ARTICLE 7 TAX MATTERS		47
7.1	Liability for Taxes	47
7.2	Tax Returns	49
7.3	Transfer Taxes	50
7.4	Tax Treatment of Indemnity Payments	50
7.5	Federal Income Tax Characterization of Transaction	50
7.6	Survival	50
7.7	Conflict	50
ARTICLE 8 TERMINATION		50
8.1	Events of Termination	50
8.2	Effect of Termination	51
ARTICLE 9 INDEMNIFICATION UPON CLOSING		52
9.1	Indemnification of the Partnership Parties	52
9.2	Indemnification of the Contributing Parties	52
9.3	Tax Indemnification	52
9.4	Survival	53
9.5	Demands	53
9.6	Right to Contest and Defend	54
9.7	Cooperation	54
9.8	Right to Participate	55
9.9	Payment of Damages	55
9.10	Limitations on Indemnification	55
9.11	Sole Remedy	56
ARTICLE 10 MISCELLANEOUS		56
10.1	Expenses	56
10.2	Notices	56
10.3	Governing Law	57
10.4	Public Statements	57
10.5	Entire Agreement; Amendments and Waivers	57
10.6	Conflicting Provisions	58
10.7	Binding Effect and Assignment	58
10.8	Severability	58
10.9	Interpretation	58
10.10	Headings and Disclosure Schedules	59
10.11	Multiple Counterparts	59
10.12	Action by Partnership Parties	59

ii

(Continued)

Exhibits

Exhibit A	–	Form of Conveyance, Contribution and Assumption Agreement
Exhibit B	–	Form of Amendment to Partnership Agreement
Exhibit C	–	Form of Master Facilities Development, Access, Use, and Services Agreement
Exhibit D	–	Form of Overhead Allocation Agreement
Exhibit E	–	Form of Pre-Contribution Assignment and Assumption Agreement – Horizon
Exhibit F	–	Form of Pre-Contribution Assignment and Assumption Agreement – Misc
Exhibit G	–	Form of Pre-Contribution Assignment and Assumption Agreement – Payroll
Exhibit H	–	Form of Pre-Contribution Assignment and Assumption Agreement – PDH
Exhibit I	–	Form of WCES Personnel Services Agreement
Exhibit J	–	Form of WECU Personnel Services and Allocation Agreements
Exhibit K	–	Form of Redwater Expansion Agreement

Schedules

Schedule 1.1(a)

Schedule 2.4

Schedule 2.5

Disclosure Schedules

Prepared by the Contributing Parties:

Disclosure Schedule 2.3(b)

Disclosure Schedule 3.3

Disclosure Schedule 3.5(a)

Disclosure Schedule 3.5(b)

Disclosure Schedule 3.7(a)

Disclosure Schedule 3.7(b)

Disclosure Schedule 3.7(c)

Disclosure Schedule 3.8

Disclosure Schedule 3.9

Disclosure Schedule 3.10

Disclosure Schedule 3.11

Disclosure Schedule 3.13

Disclosure Schedule 3.14

Disclosure Schedule 3.15(a)

Disclosure Schedule 3.17

Disclosure Schedule 3.18

Disclosure Schedule 5.1(b)

Disclosure Schedule 5.3

Disclosure Schedule 5.5

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of February 24, 2014, by and among The Williams Companies, Inc., a Delaware corporation (“Williams”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”, and together with Williams and the General Partner, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG”),Williams Olefins, L.L.C., a Delaware limited liability company and indirect wholly-owned subsidiary of the Partnership (“WOL”), and Williams Olefins Feedstock Pipelines, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of WOL (“WOFP”, and together with WOL, WFSG, the Partnership and the Operating Company, the “Partnership Parties”).

RECITALS:

A. The Contributing Parties desire to contribute (1) 100% of the equity interests in WECU PARENTCO (defined below) (such equity interest, the “Contributed Equity Interest”) and (2) the WECU PARENTCO Debt (defined below) (the “Contributed Debt Interest”) (the Contributed Equity Interest and the Contributed Debt Interest being referred to herein collectively as the “Contributed Interest”), to WOL and WOFP, to have, respectively, interests of (i) 99.99% and 0.01% of the Contributed Equity Interest, and (ii) 100% and 0% of the Contributed Debt Interest, both pursuant to the terms of this Agreement and the CCA Agreement in return for the distribution and issuance of the Aggregate Consideration, and WOL and WOFP desire to receive such respective interests in the Contributed Interest in exchange for the distribution and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the CCA Agreement.

B. Each of WOL and WOFP is an entity that is disregarded as separate from the Partnership for United States federal income tax purposes. In connection with the transactions contemplated hereby, the General Partner and the Partnership desire to amend certain provisions of the Partnership Agreement in the form of the Partnership Agreement Amendment attached hereto as Exhibit B; and

C. The Conflicts Committee has previously (i) received an opinion of Robert W. Baird & Co., Inc., the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to the unaffiliated public holders of Common Units of the Partnership and (ii) found the Transaction to be fair and reasonable to the Partnership and its public holders of Common Units, approved the Transaction (thereby giving “Special Approval” under the Partnership Agreement) and recommended that the board of directors of the General Partner (the “Board of Directors”) approve the Transaction and, subsequently, the Board of Directors approved the Transaction.

A G R E E M E N T:

THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Firm” shall have the meaning ascribed to such term in Section 2.4(c).

“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2(a)(iii).

“Additional GP Interest” means $23,500,000.

“Adjusted Cash Consideration” means an amount equal to the Cash Consideration (i) decreased by the sum of any prior cash payments to the Partnership Parties in respect of the Final Consideration Adjustment Amount and/or the Suncor Adjustment Amount, and (ii) increased by the sum of any prior cash payments to the Contributing Parties in respect of the Final Consideration Adjustment Amount and/or the Suncor Adjustment Amount.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to the Contributing Parties or Williams, the term “Affiliate” shall exclude each of the Partnership Parties and their respective subsidiaries, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties and their respective subsidiaries, with the exception of the Partnership Parties, and (iii) the Contributed Entities shall be deemed to be “Affiliates” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Associated Employees” has the meaning ascribed to such term in Section 3.15(a).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Business Day” shall mean any day except a Saturday, a Sunday and any day which in New York, New York, United States shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Business Guaranties” and “Business Guaranty” shall have the respective meaning ascribed to each such term in Section 5.3.

“CAD” means, in reference to dollars, Canadian dollars.

“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a)(i).

“CCA Agreement” means the Conveyance, Contribution and Assumption Agreement substantially in the form of Exhibit A attached hereto.

“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“Class D Units” has the meaning assigned to such term in the Partnership Agreement Amendment.

“Closing” shall have the meaning ascribed to such term in Section 2.3(a).

“Closing Date” shall have the meaning ascribed to such term in Section 2.3(a).

“Closing Documents” means the Contributing Parties Closing Documents and the Partnership Parties Closing Documents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Contributed Entities” means WECU PARENTCO and WECU.

“Contributed Entities’ Assets” means the assets owned on the Closing Date by the Contributed Entities, excluding those assets, rights, and interests assigned or otherwise conveyed or granted pursuant to the Pre-Contribution Agreements.

“Contributed Entity Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of the Contributed Entities or the Contributed Entities’ Assets, other than any effect or change (x) in the natural gas liquids and/or olefins processing, transportation, marketing and storage industry generally (including any change in the prices of natural gas, natural gas liquids, olefins products (including ethylene) or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or (y) in Canadian, United States or global economic conditions or financial markets in general, provided, that in the case of clauses (x) and (y), the impact on the Contributed Entities is not materially disproportionate to the impact on similarly situated parties in the natural gas liquids, paraffins and/or olefins processing, transportation, marketing and storage industry, or (ii) the ability of any Contributing Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Contributed Debt Interest” has the meaning ascribed to such term in the recitals.

“Contributed Equity Interest” has the meaning ascribed to such term in the recitals.

“Contributed Interest” has the meaning ascribed to such term in the recitals.

“Contributing Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.

“Contributing Parties” has the meaning ascribed to such term in the preamble.

“Contributing Parties Aggregated Group” has the meaning ascribed to such term in Section 3.15(d).

“Contributing Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.1(a).

“Contributing Parties Closing Documents” means the CCA Agreement, as executed by the Contributing Parties, and the Contributing Parties Closing Certificates.

“Contribution Transaction” means the contribution of the Contributed Interest in exchange for the Aggregate Consideration.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Disclosure Schedules” shall have the meaning ascribed to such term in ARTICLE 3.

“Disputed Item” has the meaning ascribed to such term in Section 2.4(b).

“Disputed Suncor Item” has the meaning ascribed to such term in Section 2.5(b).

“Environmental Laws” means, as in effect as of the Closing Date, all federal, provincial, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including, but not limited to, the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” has the meaning ascribed to such term in Section 3.15(b).

“Final Consideration Adjustment Amount” means an amount (whether a positive or negative number) equal to (i) the sum of the Final Net Working Capital and the Final Pre-Closing Capital Expenditures Amount, less (ii) the sum of the Target Net Working Capital and the Target Pre-Closing Capital Expenditures Amount.

“Final Net Working Capital” has the meaning ascribed to such term in Section 2.4(a).

“Final Pre-Closing Capital Expenditures Amount” has the meaning ascribed to such term in Section 2.4(a).

“Final Pre-Closing Capital Expenditures Worksheet” has the meaning ascribed to such term in Section 2.4(a).

“Final Working Capital Worksheet” has the meaning ascribed to such term in Section 2.4(a).

“Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the preamble.

“General Partner Units” shall have the meaning ascribed to such term in the Partnership Agreement.

“Governmental Authority” means any federal, state, provincial, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).

“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Contributing Parties are David M. Chappell, Paul V. Hunter, Curt Carmichael, and Kevin Westfall. The designated personnel for the Partnership Parties are Ted T. Timmermans, Pete Burgess and Matthew Morris

“Leased Real Property” has the meaning ascribed to such term in Section 3.7(a).

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.14(a).

“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 9.10(a).

“Net Working Capital” means an amount equal to the current assets of WECU minus the current liabilities of WECU, prepared on a consolidated basis in accordance with Section 2.4, including Schedule 2.4.

“Notice” shall have the meaning ascribed to such term in Section 10.2.

“Objection Period” has the meaning ascribed to such term in Section 2.4(b).

“Operating Company” has the meaning ascribed to such term in the preamble.

“Owned Real Property” has the meaning ascribed to such term in Section 3.7(a).

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 23, 2005, as amended from time to time.

“Partnership Agreement Amendment” means Amendment No. 11 to the Partnership Agreement, substantially in the form of Exhibit B attached hereto.

“Partnership Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.

“Partnership Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of the Partnership or its assets, other than any effect or change (x) in the industries in which it operates or (y) in Canadian, United States or global economic conditions or financial markets in general, provided, that in the case of clauses (x) and (y), the impact on the Partnership is not materially disproportionate to the impact on similarly situated parties in its industries, or (ii) the ability of the Partnership to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Partnership Parties” shall have the meaning ascribed to such term in the preamble.

“Partnership Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.2(a).

“Partnership Parties Closing Documents” means the CCA Agreement, as executed by the Partnership Parties, and the Partnership Parties Closing Certificates.

“Permits” shall have the meaning ascribed to such term in Section 3.13(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of the Contributed Entities’ Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Contributed Entities’ Assets, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Contributed Entities’ business.

“Person” means an individual or entity, including any partnership, corporation, unlimited liability corporation, cooperative, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Plans” has the meaning ascribed to such term in Section 3.15(b).

“Pre-Approved Capital Expenditures” means those capital expenditures set forth on Schedule 1.1(a).

“Pre-Closing Capital Expenditures Amount” means the dollar amount of gross capital expenditures (as determined in accordance with GAAP but not including capitalized interest) (a) incurred by WECU on Pre-Approved Capital Expenditures prior to the Closing Date or (b) incurred by WECU prior to the Closing Date occurs pursuant to any AFE (Approval for Expenditure) approved by WECU after the date of this Agreement and consented to by the Conflicts Committee in its sole discretion.

“Pre-Contribution Agreements” means:

(a)	the Master Facilities Development, Access, Use, and Services Agreement,

(b)	the Overhead Allocation Agreement,

(c)	the Pre-Contribution Assignment and Assumption Agreement – Horizon,

(d)	the Pre-Contribution Assignment and Assumption Agreement – Misc,

(e)	the Pre-Contribution Assignment and Assumption Agreement – Payroll,

(f)	the Pre-Contribution Assignment and Assumption Agreement – PDH,

(g)	the WCES Personnel Services Agreement,

(h)	the WECU Personnel Services and Allocation Agreements, and

(i)	the Redwater Expansion Agreement,

such agreements substantially in the forms set forth in Exhibits C, D, E, F, G, H, I, J, and K, respectively, and executed by WECU and the applicable Affiliates of Williams or Williams.

“Private Equity Placement” means the issuance of 25,577,521 Class D Units by the Partnership to WGP as part of the Aggregate Consideration pursuant to Section 2.2(a)(ii).

“Put Additional General Partner Units” has the meaning ascribed to such term in Section 5.6(c).

“Put Additional GP Interest” has the meaning ascribed to such term in Section 5.6(c).

“Put Class D Units” has the meaning ascribed to such term in Section 5.6(b).

“Put Closing” has the meaning ascribed to such term in Section 5.6(d).

“Put Closing Date” has the meaning ascribed to such term in Section 5.6(d).

“Put Funded Amount” has the meaning ascribed to such term in Section 5.6(a).

“Put Option” has the meaning ascribed to such term in Section 5.6.

“Real Property” has the meaning ascribed to such term in Section 3.7(b).

“Redwater Expansion Costs” means the reasonable costs of expanding and modifying WECU’s Redwater olefinic fractionation facility in order to accommodate anticipated volumes from the CNRL Horizon project that is the subject of the Pre-Contribution Assignment and Assumption Agreement – Horizon (the form of which is set forth in Exhibit E) including costs incurred under the Redwater Expansion Agreement (the form of which is set forth in Exhibit K).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Resolution Period” has the meaning ascribed to such term in Section 2.4(b).

“Rights-of-Way” has the meaning ascribed to such term in Section 3.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Suncor” means Suncor Energy Inc.

“Suncor Agreement” means the Amended and Restated Processing and Transportation of Offgas Agreement dated December 10, 1998 between Novagas Canada Limited Partnership and Suncor Energy Inc., as amended to the date hereof.

“Suncor Adjustment Amount” means an amount (whether positive or negative) equal to the present value, as of 11:59 p.m. Central time on the day immediately preceding the Closing Date, of the impact of the Suncor Arbitration Resolution on the expected aggregate future cash flows to be paid by WECU to Suncor under the Suncor Agreement, all calculated in a manner consistent with Schedule 2.5.

“Suncor Arbitration” shall mean the pending arbitration matter between WECU and Suncor with respect to the Suncor Agreement, as further described on Schedule 3.8.

“Suncor Arbitration Resolution” shall mean (a) the final binding decision of the Suncor Arbitration or (b) the final written settlement agreement between WECU and Suncor (or their respective Affiliates) with respect to the Suncor Arbitration.

“Target Net Working Capital” means $CAD 20,278,000.

“Target Pre-Closing Capital Expenditures Amount” means $CAD 57,827,000.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 7.2(a).

“Tax Losses” shall have the meaning ascribed to such term in Section 7.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Title IV Plan” has the meaning ascribed to such term in Section 3.15(e).

“Transaction” means the all of the transactions contemplated by this Agreement and the Pre-Contribution Agreements, including the Contribution Transaction.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.3.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as reported by Bloomberg, and adjusted for splits, combinations and other similar transactions, of a Common Unit on the national securities exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 30-trading day period ending on the close of trading on the trading day immediately prior to such date.

“WECU” means Williams Energy Canada ULC, an Alberta, Canada unlimited liability corporation.

“WECU PARENTCO” means Williams Partners Coöperatief U.A., a Dutch cooperative, the sole direct parent of WECU.

“WECU PARENTCO Debt” means the interest of the creditor counterparty to the intercompany debt of WECU PARENTCO identified as such in Schedule 5.5 but excluding any interest accrued thereunder prior to the Closing Date.

“WFSG” has the meaning ascribed to such term in the preamble.

“WGP” has the meaning ascribed to such term in the preamble.

“Williams” has the meaning ascribed to such term in the preamble.

“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated United States federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes the Contributed Entities.

“WOFP” has the meaning ascribed to such term in the preamble.

“WOL” has the meaning ascribed to such term in the preamble.

1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Schedule,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Schedule, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE 2

CONVEYANCE AND CLOSING

2.1	Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the CCA Agreement, on the Closing Date, the Contributing Parties shall grant, contribute, transfer, assign and convey 99.99% of the Contributed Equity Interest and 100% of the Contributed Debt Interest to WOL and 0.01% of the Contributed Equity Interest to WOFP.

2.2	Consideration.

(a)	The aggregate consideration to be transferred by the Partnership to the Contributing Parties for the Contributed Interest on the Closing Date (the “Aggregate Consideration”) shall consist of:

(i)	a payment to WGP of an amount equal to $25,000,000 (the “Cash Consideration”);

(ii)	25,577,521 Class D Units issued in the Private Equity Placement for the account of WGP; and

(iii)	(A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) the issuance of 521,990 General Partner Units to the General Partner, which is an amount equal to 2/98ths of the aggregate number of the Class D Units issued by the Partnership in the Private Equity Placement (the “Additional General Partner Units”) in consideration for a contribution on behalf of the General Partner of the applicable portion of the Contributed Interest.

(b)	The Cash Consideration shall be paid by the Partnership to the Contributing Parties as provided herein at the Closing by separate wire or interbank transfer of immediately available funds to the account(s) specified at least two (2) Business Days prior to the Closing by the Contributing Parties. The Class D Units issued in the Private Equity Placement shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement, the Delaware LP Act and federal and state securities laws.

2.3	Closing and Closing Deliveries.

(a)	The closing (the “Closing”) of the contribution of the Contributed Interest pursuant to this Agreement and the CCA Agreement will be held at the offices of Williams, One Williams Center, Tulsa, OK 74172 on the later of February 28, 2014 or the third Business Day following satisfaction or waiver of the conditions to closing set forth in ARTICLE 6, commencing at 10:00 a.m., Tulsa time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:

(i)	A counterpart of each of the Pre-Contribution Agreements, duly executed by Williams or Affiliates of Williams (as applicable) and WECU;

(ii)	A counterpart of the CCA Agreement, duly executed by the Contributing Parties, as applicable;

(iii)	A counterpart of the Partnership Agreement Amendment, duly executed by the General Partner;

(iv)	One or more instruction letters in respect of the Contributed Interest directing WECU PARENTCO to reflect the transfers of (A) the Contributed Equity Interest 99.99% to WOL and 0.01% WOFP and (B) the Contributed Debt Interest 100% to WOL;

(v)	A certificate of good standing of recent date of each of the Contributing Parties and each Contributed Entity;

(vi)	Foreign qualification certificates of recent date of each Contributed Entity for each of the jurisdictions listed opposite its name in Disclosure Schedule 2.3(b); and

(vii)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following, or shall take the following actions:

(i)	A counterpart of the CCA Agreement, duly executed by each Partnership Party, as applicable;

(ii)	The Cash Consideration as provided in Section 2.2(a);

(iii)	An aggregate of 25,577,521 Class D Units issued in the Private Equity Placement in book entry form for the account of WGP;

(iv)	The Additional General Partner Units issued in book entry form;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest;

(vi)	Guaranties from the Partnership for the benefit of Williams and Williams’ Affiliates as required pursuant to the provisions of Section 5.3;

(vii)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(viii)	A certificate of good standing of recent date of the Partnership.

2.4	Purchase Price Adjustment.

(a)

Within ninety (90) days after the Closing Date, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership: (i) a worksheet showing the components of Net Working Capital as of 11:59 p.m. Central time on the day immediately preceding the Closing Date (or, if the Closing Date is February 28, 2014, as of 11:59 p.m. Central time on that date) (the “Final Working Capital Worksheet”) (provided that, such calculation (x) shall take into account effects on the assets or liabilities of the Contributed Entities as a result of the transactions contemplated by the Pre-Closing Agreements to the extent such transactions occurred prior to Closing and (y) shall not take into account any other effects on the assets or liabilities of the Contributed Entities (other than the elimination of debt as a result of Section 5.5 so that such debt shall not be treated as outstanding on the Final Working Capital Worksheet)); (ii) the Contributing Parties’ calculation of the Net Working Capital based on the Final Working Capital Worksheet (the “Final Net Working Capital”); (iii) a schedule (the “Final Pre-Closing Capital Expenditures Worksheet”) setting forth the Contributing Parties’ calculation of the Pre-Closing Capital Expenditures Amount (the “Final Pre-Closing Capital Expenditures Amount”) and (iv) the Contributing Parties’ calculation of the Final Consideration Adjustment Amount. In connection with the Contributing Parties’ preparation and delivery of the Final Working Capital Worksheet, the Final Net Working Capital, the Final Pre-Closing Capital Expenditures Worksheet and the calculation of the Final Consideration Adjustment Amount, the Partnership shall, and shall cause the Contributed Entities to, (x) permit the Contributing Parties and their Representatives to have reasonable access to the books, records and other documents (including internal work papers, schedules, financial statements and memoranda) of the Contributed Entities, (y) cooperate with the Contributing Parties and their Representatives in seeking to obtain work papers from the Partnership and the Contributed Entities pertaining to the calculation of the Final Consideration Adjustment Amount and provide the Contributing Parties with copies thereof (as reasonably requested by the Contributing Parties) and (z) provide the Contributing Parties and their Representatives reasonable access to the Partnership’s Representatives as reasonably requested by the Contributing Parties.

(b)	The Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee may provide a written notice accepting the Final Consideration Adjustment Amount at any time after receipt of the Final Consideration Adjustment Amount. If the Partnership does not send such an acceptance, and unless the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee delivers to the Contributing Parties written notice setting forth in reasonable detail any specific items in the Contributing Parties’ calculation of the Final Consideration Adjustment Amount disputed by the Partnership (each, a “Disputed Item”) and a written statement setting forth the Partnership’s calculation of each such Disputed Item on or prior to the thirtieth (30th) day after the Partnership’s receipt of the Final Working Capital Worksheet, the Final Net Working Capital and the Final Pre-Closing Capital Expenditures Worksheet (such period, the “Objection Period”), the Partnership will be deemed to have accepted and agreed to the Contributing Parties’ calculation of the Final Consideration Adjustment Amount and such agreement will be final, binding and conclusive. Any items in the Contributing Parties’ calculation of the Final Consideration Adjustment Amount to which the Partnership has not given notice of objection within the Objection Period will be deemed to have been agreed upon by the Parties. If the Partnership so notifies the Contributing Parties of its objections to the Contributing Parties’ calculation of the Final Consideration Adjustment Amount within the Objection Period, the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee and the Contributing Parties shall, within thirty (30) days following such notice (the “Resolution Period”), attempt to resolve the Disputed Items. Any resolution by the Partnership and the Contributing Parties during the Resolution Period as to any Disputed Items will be final, binding and conclusive.

(c)

If the Partnership and the Contributing Parties do not resolve all Disputed Items by the end of the Resolution Period, then the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit all unresolved Disputed Items to the firm of KPMG LLC, or such other public accounting firm to which the parties hereto may agree (the “Accounting Firm”) as soon as practicable following the expiration of the Resolution Period. In such event, each of the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit to the Accounting Firm its calculation of the Final Consideration Adjustment Amount together with detailed supporting documentation as it deems appropriate. The Accounting Firm shall consider only those items and amounts in the Partnership’s and the Contributing Parties’ respective calculations of the Final Consideration Adjustment Amount that are identified as Disputed Items. The scope of the Disputed Items to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in compliance with this Section 2.4 and Schedule 2.4, and the Accounting Firm is not to make any other determination. In resolving any Disputed Item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Partnership and the Contributing Parties shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute within thirty (30) days after the date on which the Accounting Firm receives the calculations of the Final Consideration Adjustment Amount submitted by the Partnership and the Contributing Parties. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error. The costs and expenses of the Accounting Firm will be shared equally by the Parties. The Parties agree that the procedures set forth in this Section 2.4 shall be the sole and exclusive method for resolving disputes regarding the determination of the Final Consideration Adjustment Amount.

(d)	Within five (5) Business Days after the Final Consideration Adjustment Amount is finally determined pursuant to this Section 2.4:

(i)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is a positive amount, the Partnership shall promptly deliver to the Contributing Parties, by wire transfer of immediately available funds to the account designated by the Contributing Parties, an amount equal to the Final Consideration Adjustment Amount;

(ii)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is a negative number, then the Contributing Parties shall promptly deliver to the Partnership Parties, by wire transfer of immediately available funds to the account designated by the Partnership Parties an amount equal to the lesser of the absolute value of the Final Consideration Adjustment Amount or the Adjusted Cash Consideration. If the absolute value of the Final Consideration Adjustment Amount is greater than the Adjusted Cash Consideration, then the Partnership Agreement Amendment will address the satisfaction of such difference; and

(iii)	if the Final Consideration Adjustment Amount as finally determined pursuant to this Section 2.4 is equal to zero, neither the Partnership nor the Contributing Parties shall have any further obligation under this Section 2.4.

2.5	Suncor Arbitration Adjustment.

(a)	Within the later of (i) ninety (90) days after the Closing Date and (ii) ten (10) Business Days of the effectiveness of the Suncor Arbitration Resolution, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership Parties (A) a copy of such Suncor Arbitration Resolution and (B) the Contributing Parties’ calculation of the Suncor Adjustment Amount based on the Suncor Arbitration Resolution.

(b)	The Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee may provide a written notice accepting the Suncor Adjustment Amount at any time after receipt of the Suncor Adjustment Amount. If the Partnership does not send such an acceptance, and unless the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee delivers to the Contributing Parties written notice setting forth in reasonable detail any specific items in the Contributing Parties’ calculation of the Suncor Adjustment Amount disputed by the Partnership (each, a “Disputed Suncor Item”) and a written statement setting forth the Partnership’s calculation of each such Disputed Suncor Item on or prior to the thirtieth (30th) day after the Partnership’s receipt of the Suncor Arbitration Resolution and the Suncor Adjustment Amount, the Partnership will be deemed to have accepted and agreed to the Contributing Parties’ calculation of the Suncor Adjustment Amount and such agreement will be final, binding and conclusive. Any items in the Contributing Parties’ calculation of the Suncor Adjustment Amount to which the Partnership has not given notice of objection within such 30-day period will be deemed to have been agreed upon by the Parties. If the Partnership so notifies the Contributing Parties of its objections to the Contributing Parties’ calculation of the Suncor Adjustment Amount within such 30-day period, the Partnership on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee and the Contributing Parties shall, within thirty (30) days following such notice (the “Suncor Resolution Period”), attempt to resolve the Disputed Suncor Items. Any resolution by the Partnership and the Contributing Parties during the Suncor Resolution Period as to any Disputed Suncor Items will be final, binding and conclusive.

(c)	If the Partnership and the Contributing Parties do not resolve all Disputed Suncor Items by the end of the Suncor Resolution Period, then the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit all unresolved Disputed Suncor Items to the Accounting Firm as soon as practicable following the expiration of the Suncor Resolution Period. In such event, each of the Partnership, on behalf of itself and the other Partnership Parties and acting through the Conflicts Committee, and the Contributing Parties shall submit to the Accounting Firm its calculation of the Suncor Adjustment Amount together with detailed supporting documentation as it deems appropriate. The Accounting Firm shall consider only those items and amounts in the Partnership’s and the Contributing Parties’ respective calculations of the Suncor Adjustment Amount that are identified as Disputed Suncor Items. The scope of the Disputed Suncor Items to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in compliance with this Section 2.5 and the Suncor Arbitration Resolution, and the Accounting Firm is not to make any other determination. In resolving any Disputed Suncor Item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Partnership and the Contributing Parties shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute within thirty (30) days after the date on which the Accounting Firm receives the calculations of the Suncor Adjustment Amount submitted by the Partnership and the Contributing Parties. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error. The costs and expenses of the Accounting Firm will be shared equally by the Parties. The Parties agree that the procedures set forth in this Section 2.5 shall be the sole and exclusive method for resolving disputes regarding the determination of the Suncor Adjustment Amount.

(d)	Within five (5) Business Days after the Suncor Adjustment Amount is finally determined pursuant to this Section 2.5:

(i)	if the Suncor Adjustment Amount as finally determined pursuant to this Section 2.5 is a positive amount, the Partnership shall promptly deliver to the Contributing Parties, by wire transfer of immediately available funds to the account designated by the Contributing Parties, an amount equal to the Suncor Adjustment Amount;

(ii)	if the Suncor Adjustment Amount as finally determined pursuant to this Section 2.5 is a negative number, the Contributing Parties shall promptly deliver to the Partnership Parties, by wire transfer of immediately available funds to the account designated by the Partnership Parties, an amount equal to the lesser of the absolute value of the Suncor Adjustment Amount or the Adjusted Cash Consideration. If the absolute value of the Suncor Adjustment Amount is greater than the Adjusted Cash Consideration, then the Partnership Agreement Amendment will address the satisfaction of such difference; and

(iii)	if the Suncor Adjustment Amount as finally determined pursuant to this Section 2.5 is equal to zero, neither the Partnership nor the Contributing Parties shall have any further obligation under this Section 2.5.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES

The Contributing Parties hereby represent and warrant to the Partnership Parties that, except as disclosed in the disclosure schedules delivered to the Partnership on the date of this Agreement (“Disclosure Schedules”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

3.1	Organization.

(a)	Each of the Contributing Parties and each of their Affiliates that is party to any of the Pre-Contribution Agreements is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company or corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	WECU PARENTCO is a Dutch cooperative duly formed, validly existing and in good standing under the laws of the Netherlands and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	WECU is an unlimited liability corporation duly formed, validly existing and in good standing under the laws of the Province of Alberta, Canada and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(d)	Each Contributed Entity is duly licensed or qualified to do business and is in good standing in the provinces and jurisdictions in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(e)	The Contributing Parties have made available to the Partnership Parties true and complete copies of the relevant organizational documents of the Contributed Entities in effect as of the date of this Agreement.

3.2	Authority and Approval.

(a)	Each of the Contributing Parties has full limited liability company or corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the Contributing Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite limited liability company or corporate action on the part of each of the Contributing Parties. This Agreement has been duly executed and delivered by the Contributing Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)

Each of the Contributing Parties and each of their Affiliates that is party to the CCA Agreement or any of the Pre-Contribution Agreements has full limited liability company or corporate power and authority to execute and deliver such agreements, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of the CCA Agreement and each of the Pre-Contribution Agreements by each of the Contributing Parties and each of their Affiliates that is party to such agreements, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited liability company or corporate action on the part of each Contributing Party and such Affiliates. When executed and delivered by each of the parties party thereto, the CCA Agreement and each of the Pre-Contribution Agreements will constitute a valid and legally binding obligation of each of the

Contributing Parties and each of their Affiliates that is party thereto, enforceable against each such Contributing Party or Affiliate in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3	No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)	the execution, delivery and performance of this Agreement by the Contributing Parties does not, and the execution, delivery and performance of the CCA Agreement and each of the Pre-Contribution Agreements by the Contributing Parties or each of their Affiliates that is a party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Contributing Party or any Contributed Entity or such Affiliates; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Contributing Party or any Contributed Entity or such Affiliates (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Contributing Parties, any Contributed Entity or their Affiliates is a party or by which it or any of the Contributed Entities’ Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Contributed Entities’ Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Contributed Entity Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties or their Affiliates, or the Contributed Entities with respect to the Contributed Interest, in connection with the execution, delivery and performance of this Agreement, the CCA Agreement or any of the Pre-Contribution Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Contributed Entity Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

3.4	Capitalization; Title to Contributed Interest.

(a)	WGP will on the Closing Date own, beneficially and of record, all of the Contributed Interest free and clear of all Liens and will convey good and marketable title to the Contributed Interest to WOL and WOFP as contemplated by this Agreement and the CCA. The Contributed Interest is not subject to any agreements or understandings with respect to the voting or transfer of any of the Contributed Interest (except the contribution of the Contributed Interest contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Contributed Equity Interest has been duly authorized and is validly issued, fully paid (to the extent required under the organizational documents of WECU PARENTCO) and nonassessable (except as such nonassessability may be affected by Applicable Law of the Netherlands with respect to cooperatives).

(b)	WECU PARENTCO will on the Closing Date own, of record and beneficially, the outstanding equity interests of WECU free and clear of any Liens. These equity interests are not subject to any agreements or understandings with respect to the voting or transfer of such equity interests (other than restrictions under applicable federal and state securities laws). All the outstanding equity interests of WECU have been duly authorized and are validly issued, fully paid (to the extent required by the organizational documents of WECU) and nonassessable (except as provided under Applicable Law governing the Contributed Entities). WECU will on the Closing Date be the only legal entity or other Person in which WECU PARENTCO owns, directly or indirectly, an equity interest. WECU PARENTCO is a holding company and has no assets, other than its equity interest in WECU, and has no liabilities (except as set forth on Disclosure Schedule 5.5) or operations of its own.

(c)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, any of the Contributing Parties or the Contributed Entities to purchase or otherwise acquire or to sell or otherwise dispose of the Contributed Interest or the equity interests of WECU or WECU PARENTCO, except as contemplated by the organizational documents of the Contributed Entities, this Agreement or the CCA Agreement.

3.5	Financial Information; Undisclosed Liabilities.

(a)	Disclosure Schedule 3.5(a) sets forth a true and complete copy of the unaudited balance sheets as of December 31, 2011, 2012 and 2013, and statements of income for the fiscal years ended December 31, 2011, 2012 and 2013 for WECU, after reflecting the adjustments set forth on Disclosure Schedule 3.5(a) (collectively referred to as the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of WECU as of the dates thereof and the results of operations of WECU for the periods presented. Except as set forth in Disclosure Schedule 3.5(a), there are no off-balance sheet arrangements that have or are reasonably likely to have a Contributed Entity Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Financial Statements reflect the transactions set forth on Disclosure Schedule 3.5(a) and do not include any notes. Except as required by GAAP, there were no changes in the method of application of WECU’s accounting policies or changes in the method of applying WECU’s use of estimates in the preparation of the Financial Statements as compared with past practice.

(b)	There are no liabilities or obligations of the Contributed Entities of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations accrued in the Financial Statements, (ii) current liabilities incurred in the ordinary course of business since November 30, 2013, (iii) liabilities or obligations set forth on Disclosure Schedule 3.5(b), and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.6	Internal Controls.

The system of internal controls over financial reporting to which the Contributed Entities are subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP consistently applied throughout the periods presented, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of such Contributed Entities.

3.7	Real Property; Rights-of-Way.

(a)	Each of the Contributed Entities has (i) good and marketable title to all real property it owns in fee simple and the improvements located thereon (the “Owned Real Property”), (ii) valid leasehold estate in all real property and buildings held under lease by any of the Contributed Entities (the “Leased Real Property”) and (iii) good title to all tangible personal property that comprises the Contributed Entities’ Assets, all of which Owned Real Property, Leased Real Property and personal property are sufficient for the operation of such Contributed Entities’ business as presently conducted, free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect; provided, that, with respect to any real property and buildings held under lease by any Contributed Entity, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Contributed Entities taken as a whole as they have been used consistent with past practice of the Contributed Entities. With respect to the Leased Real Property, except to the extent described to the contrary on Disclosure Schedule 3.7(a), all leases and subleases are in full force and effect and the Contributed Entities have not received any written notice of a breach or default thereunder, whether actual or alleged and, to the Knowledge of the Contributing Parties, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any such lease or sublease, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)

Each of the Contributed Entities has such consents, easements, rights-of-way, permits and licenses from each Person, including Governmental Authorities (collectively, the “Rights-of-Way” and together with the Owned Real Property and Leased Real Property, the “Real Property”) as are sufficient to conduct the Contributed Entities’ business substantially in accordance with past practice, except for such Rights-of-Way the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Contributed Entity Material Adverse Effect. With respect to the Rights-of-Way, except to the extent described to the contrary on Disclosure Schedule 3.7(b), (i) each of the Contributed Entities has fulfilled and performed all its material obligations thereunder and no default or other event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any of the Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Contributed Entity Material Adverse Effect; and (ii) none of the Rights-of-Way contains any restriction that is materially burdensome to the Contributed Entities, taken as a whole.

(c)	Except as set forth on Disclosure Schedule 3.7(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain or other similar proceeding, all or any of the Contributed Entities’ Assets and (B) neither Contributing Party has any Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Contributed Entity Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Real Property is properly zoned for the existence, occupancy and use of all of the improvements located thereon, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.8	Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.8:

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened against the Contributed Entities, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Contributed Entities or (iii) to the Contributing Parties’ Knowledge, pending or threatened investigations by any Governmental Authority against the Contributed Entities, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b)	None of the Contributing Parties or the Contributed Entities is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

3.9	No Adverse Changes.

Except as set forth on Disclosure Schedule 3.9, since November 30, 2013, to the Knowledge of the Contributing Parties:

(a)	there has not been a Contributed Entity Material Adverse Effect;

(b)	the Contributed Entities’ Assets and business have been operated and maintained consistent with the standard set forth in Section 5.1(a);

(c)	there has not been any material damage, destruction or loss to any material portion of the Contributed Entities’ Assets, whether or not covered by insurance;

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Contributed Entities, the Contributed Entities’ Assets or business, individually or in the aggregate, in excess of $2,500,000;

(e)	none of the items described in Section 5.1(b), but excluding the items described in Section 5.1(b)(xiv), has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.

3.10	Taxes.

(a)	To the Knowledge of the Contributing Parties, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Contributed Entities, the Contributed Entities’ Assets or operations of the Contributed Entities have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Contributed Entities or the Contributing Parties or any of their Affiliates with respect to the Contributed Entities, the Contributed Entities’ Assets or operations of the Contributed Entities, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Contributed Entities’ Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any Contributed Entity or its assets or operations, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) Disclosure Schedule 3.10 sets forth the respective entity classification and the applicable dates for such classification for each of the Contributed Entities for United States federal income tax purposes, Canadian income tax purposes, as applicable, and Netherlands income tax purposes, as applicable; and (v) there is no pending action, proceeding, audit or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Contributed Entities, the Contributed Entities’ Assets or the operations of the Contributed Entities.

(b)	For the period beginning January 1, 2013 up to and including the Closing Date, more than 90% of the gross income of the Contributed Entities will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), storage or marketing of any mineral or natural resource, including oil, gas or products thereof which come from either a crude oil refinery or a natural gas processing facility as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Code, or other items of income as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Code.

3.11	Environmental Matters.

Except as disclosed in Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a Contributed Entity Material Adverse Effect: (a) the Contributed Entities and the Contributed Entities’ Assets, operations and business are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to any Contributed Entity or its assets, operations and business that give rise to an obligation by any Contributed Entity or any Contributing Party to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Contributed Entities and the Contributed Entities’ Assets, operations and business are not subject to any pending or, to the Knowledge of any Contributing Party, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a “person responsible for a contaminated site” as defined in section 107 of the Alberta Environmental Protection and Enhancement Act, a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or a similar designation under similar laws); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any Contributed Entity under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the Contributed Entities or the Contributed Entities’ Assets, operations and business except in compliance with applicable Environmental Law.

3.12	Condition of Assets.

The Contributed Entities’ Assets have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by the Contributed Entities in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The Contributed Entities’ Assets are adequate to conduct the business of the Contributed Entities substantially in accordance with past practice.

3.13	Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.13, the Contributed Entities have all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of the Contributed Entities’ business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Contributed Entity Material Adverse Effect.

(b)	All Permits are validly held by the Contributed Entities and are in full force and effect, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(c)	The Contributed Entities have complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Contributed Entity Material Adverse Effect.

(d)	The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing) will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the CCA Agreement or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(e)	No proceeding is pending or, to any Contributing Party’s Knowledge, threatened with respect to any alleged failure by the Contributed Entities to have any material Permit necessary for the operation of any of their assets or the conduct of their business or to be in compliance therewith.

3.14	Contracts.

(a)	Disclosure Schedule 3.14 contains a true and complete listing of the following contracts and other agreements with respect to the Contributed Entities’ Assets, operations and business, to which (i) any Contributing Party or (ii) any of the Contributed Entities is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	any natural gas liquids processing, transportation, storage, purchase or other agreement (or group of related agreements with the same Person or group of Affiliates) that involves annual revenues or payments in excess of $5,000,000;

(ii)	any olefins or paraffins extraction, processing, transportation, storage, purchase or other agreement (or group of related agreements with the same Person or group of Affiliates) that involves annual revenues or payments in excess of $5,000,000;

(iii)	any agreement (or group of related agreements with the same Person or group of Affiliates) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000,000 per annum;

(iv)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $10,000,000;

(v)	any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any Contributed Entity, or (B) requiring any Contributed Entity to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $5,000,000;

(vi)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vii)	any agreement that prohibits or otherwise materially limits the ability of such Contributing Party (to the extent applicable to the Contributed Entities’ business) or any Contributed Entity to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(viii)	any agreement with any Contributing Party (to the extent applicable to the Contributed Entities’ business) that individually involves annual revenues or payments in excess of $5,000,000;

(ix)	any collective bargaining agreement;

(x)	any lease under which any Contributed Entity is the lessor or lessee of real property that provides for an annual base rental to or from such Contributed Entity of more than $5,000,000;

(xi)	any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $5,000,000;

(xii)	any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xiii)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Contributed Entity Material Adverse Effect;

(xiv)	any guaranty, letter of credit, letter of comfort or performance bond; or

(xv)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.14, the performance of which by any party thereto involves consideration in excess of $5,000,000 (other than any agreements that could be subject to sub-clause (iv), which shall be subject to the limits in sub-clause (iv)).

(b)	The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.14.

(c)	With respect to each relevant Contributed Entity: (i) each Material Contract is legal, valid and binding on and enforceable against such Contributed Entity and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against such Contributed Entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such Contributed Entity is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification or acceleration, under the Material Contract; and (iv) to the Contributing Parties’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of the Material Contract.

3.15	Employees and Employee Benefits.

(a)	None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to the Contributed Entities (collectively, the “Associated Employees”) are covered by a collective bargaining agreement, except as set forth on Disclosure Schedule 3.15(a). Except as would not result in any liability to the Partnership Parties or the Contributed Entities or as set forth on Disclosure Schedule 3.15(a), there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of Applicable Law relating to employment of the Associated Employees.

(b)	As of the Closing Date, except with respect to the Partnership Agreement, the Contributed Entities do not sponsor, maintain or contribute to, or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by a Contributing Party or its Affiliate.

(c)	Except as would not result in any liability to the Partnership Parties or the Contributed Entities, (i) each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all Applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)

With respect to any Plan that the Contributing Parties (or any entity treated as a single employer with a Contributing Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Contributing Parties Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not impose any liability on the Partnership Parties or the Contributed Entities, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Contributed Entities have no direct or indirect responsibility or obligation, and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the Contributed Entities’ Assets or that would reasonably be expected to result in a Contributed Entity Material Adverse Effect. None of the Contributed Entities, the Contributing Parties or any member of the Contributing Parties Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which a Contributed Entity, a Contributing Party or any member of the Contributing Parties Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).

(e)	The present value of the aggregate benefit liabilities under all of the Plans of Williams or its Affiliates subject to Title IV of ERISA (other than multiemployer plans) (the “Title IV Plans”), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Title IV Plan’s actuarial valuation report for such plan year, did not exceed by more than $300 million the aggregate current value of the assets of all such Title IV Plans allocable to such benefit liabilities. No Title IV Plan is, or is reasonably expected to be within one year immediately following the Closing, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(f)	Except as would not result in any liability to the Contributed Entities, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any benefits under the Plans, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of any Contributing Party or any of its Affiliates.

(g)	All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the Contributed Entities have been allocated in good faith among the Contributing Parties and their Affiliates and the Contributed Entities.

3.16	Labor Matters.

There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the Contributing Parties, threatened against any Contributing Party or any Contributed Entity with respect to any employee that will be providing services to such Contributed Entities.

3.17	Transactions with Affiliates.

Except as otherwise contemplated in this Agreement or as set forth on Disclosure Schedule 3.17, none of the Contributed Entities is a party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such Contributed Entity, on the one hand, and any of its Affiliates, on the other hand, other than those entered into (i) in the ordinary course of business relating to the provision of offgas, natural gas liquids, paraffins and/or olefins extraction, processing, transportation, marketing or storage service, the interconnection of the respective pipeline systems of WECU and its Affiliates, the provision of construction, operating and management services to the Contributed Entities, or the purchase or sale of natural gas for fuel or system requirements and (ii) among the Contributed Entities with respect to transactions or arrangements among Contributed Entities.

3.18	Insurance.

Except as set forth in Disclosure Schedule 3.18, the Contributed Entities’ Assets are covered by, and immediately after the Closing will be insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary for companies of similar size and complexity as the Contributing Parties in the offgas, natural gas liquids, paraffins and/or olefins extraction, transportation, processing, marketing and storage industry, and consistent with past practice. All such insurance policies are in full force and effect, and all premiums due and payable on such policies will be paid through the date of Closing. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Contributing Party other than in the ordinary course of business.

3.19	Intellectual Property Rights.

Each Contributed Entity owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted by it, and its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by any Contributed Entity, if any, is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of any Contributed Entity under any contract providing for the license of any Intellectual Property to such Contributed Entity, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Contributed Entity Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any Contributed Entity or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the Contributed Entities. Except as would not result in a Contributed Entity Material Adverse Effect, the Contributed Entities have taken reasonable measures to protect the confidentiality of all material trade secrets.

3.20	Investment Company Act.

None of the Contributing Parties or the Contributed Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

3.21	Brokerage Arrangements.

The Contributing Parties have not entered (directly or indirectly) into any agreement with any Person that would obligate any Contributing Party to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.

3.22	Books and Records.

Accurate copies of the respective books of account, minute books, stock or other equity record books of each Contributed Entity have been made available for inspection to the Partnership Parties.

3.23	Investment Intent.

The Contributing Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Contributing Parties are being issued the Class D Units in the Private Equity Placement and the Additional General Partner Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Contributing Parties acknowledge that the Class D Units issued in the Private Equity Placement and the Additional General Partner Units will not be registered under the Securities Act or any applicable state securities law, and that such Class D Units issued in the Private Equity Placement and the Additional General Partner Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Contributing Parties acknowledge that each certificate representing the Class D Units issued in the Private Equity Placement shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE

TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

3.24	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE CONTRIBUTED INTEREST, THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES’ ASSETS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ENTITIES’ ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON OR WITH RESPECT TO THE CONTRIBUTED ENTITIES’ ASSETS, (B) THE INCOME TO BE DERIVED FROM THE CONTRIBUTED INTEREST, THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES’ ASSETS, (C) THE SUITABILITY OF THE CONTRIBUTED ENTITIES’ ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE CONTRIBUTED ENTITIES’ ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CONTRIBUTED ENTITIES’ ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY CONTRIBUTING PARTY, ANY CONTRIBUTED ENTITY OR SUCH CONTRIBUTED ENTITY’S ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE

PROVISIONS OF THIS SECTION 3.24 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, THE CONTRIBUTED ENTITIES OR SUCH CONTRIBUTED ENTITIES’ ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE CONTRIBUTING PARTIES CLOSING DOCUMENTS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

The Partnership Parties hereby represent and warrant to the Contributing Parties as follows:

4.1	Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Operating Company, WFSG, WOL, and WOFP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2	Authority and Approval.

(a)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver the CCA Agreement and each of the Pre-Contribution Agreements, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Partnership Parties of the CCA Agreement and each of the Pre-Contribution Agreements, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. When executed and delivered by each of the parties party thereto, the CCA Agreement and each of the Pre-Contribution Agreements will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3	No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance of the CCA Agreement and each of the Pre-Contribution Agreements by the Partnership Parties will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of such Partnership Parties or any property or asset of such Partnership Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of such Partnership Parties is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect; and

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership Parties in connection with the execution, delivery, and performance of this Agreement, the CCA Agreement or any of the Pre-Contribution Agreements, or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the HSR Act.

4.4	Brokerage Arrangements.

None of the Partnership Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.

4.5	Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership Parties’ Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership Parties’ obligations under this Agreement or the CCA Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or the CCA Agreement or (ii) damages in connection with any such consummation.

4.6	Valid Issuance; Listing.

(a)	The offer and sale of the Class D Units in the Private Equity Placement and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Contributing Parties in accordance with the terms of this Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws.

(b)	The Partnership’s currently outstanding Common Units are listed on the New York Stock Exchange, and the Partnership has not received any notice of delisting.

4.7	Investment Intent.

The Partnership Parties are purchasing the Contributed Interest for their own account with the present intention of holding the Contributed Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership Parties acknowledge that the Contributed Equity Interest will not be registered under the Securities Act or any applicable state securities law, and that such Contributed Equity Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE 5

ADDITIONAL AGREEMENTS,

COVENANTS, RIGHTS AND OBLIGATIONS

5.1	Operation of the Contributed Entities.

(a)	Except as provided by this Agreement, the Pre-Contribution Agreements or the CCA Agreement or as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall and shall cause the Contributed Entities to:

(i)	conduct the business and operations of the Contributed Entities in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the assets and operations of the Contributed Entities related thereto as are now being conducted;

provided, however, the Contributing Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.

(b)	Except (i) as provided by this Agreement, the Pre-Contribution Agreements or the CCA Agreement, (ii) as set forth in Disclosure Schedule 5.1(b), or (iii) as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall not (to the extent such action would affect the Contributed Entities), and shall not permit any of the Contributed Entities to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $5,000,000 other than in the ordinary course of business;

(vii)	sell, lease or otherwise dispose of any asset for consideration in excess of $5,000,000 other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of such Contributed Entity’s assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project in excess of $5,000,000, other than reasonable capital expenditures in connection with any emergency, force majeure events or capital expenditures set forth on Schedule 1.1(a);

(xii)	merge or consolidate with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams’ cash management system in accordance with past practice);

(xiv)	enter into any transactions with any Contributing Party or its Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of offgas, natural gas liquids, paraffins and/or olefins extraction, transportation, purchase, marketing or storage services or for the purchase or sale of offgas, natural gas, paraffins or natural gas liquids for fuel or system requirements, in each case, on commercially reasonable terms;

(xv)	issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xvi)	make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect its current insurance policies covering the Contributed Entities, the Contributed Entities’ Assets and business;

(xviii)	acquire, commence or conduct any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of the Contributing Parties set forth in this Agreement becoming untrue in any material respect;

(xx)	fail to make any minimum required contributions to a Title IV Plan or fail to use commercially reasonable efforts to ensure that no Title IV Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or

(xxi)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2	Access.

The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to management personnel and financial, title, tax, corporate and legal materials and operating data and information relating to the Contributed Entities and the Contributed Entities’ Assets, operations and business and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which any of the Contributing Parties or any of their respective Affiliates or any of the Contributed Entities is bound or any Applicable Law.

5.3	Business Guaranties.

The Contributing Parties and the Partnership shall use commercially reasonable efforts to replace effective as of the Closing, each of the guaranties, letters of credit, letters of comfort, and performance bonds set forth in Disclosure Schedule 5.3 (each a “Business Guaranty” and collectively the “Business Guaranties”) with a guaranty, replacement letter of credit, letter of comfort, or performance bond, as applicable, issued by the Partnership or its any of Affiliates. The Contributing Parties shall use commercially reasonable efforts to obtain, and the Partnership shall use commercially reasonable efforts to assist the Contributing Parties in obtaining, a permanent release effective as of the Closing of all obligations of Williams and any Affiliate of Williams under the Business Guaranties. If the Partnership is unable to so replace any Business Guaranty, or Williams or any Affiliate of Williams is not so released, as of the Closing, the Partnership shall provide to Williams at Closing and maintain in full force and effect in respect of each such Business Guaranty, a guaranty from the Partnership in form and substance substantially similar to such Business Guaranty or otherwise acceptable to Williams, with respect to the obligations covered by each Business Guaranty for which the Partnership does not effect at the Closing such replacement or for which a permanent release of Williams or any Affiliate of Williams is not obtained.

5.4	Cooperation; Further Assurances.

(a)	The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all licenses, authorizations or permits necessary to conduct the Contributed Entities business and own and operate its assets from and after the Closing Date and, where permissible and necessary in connection with the transfer of the Contributed Interest contemplated hereby, transfer existing licenses, authorizations and permits to the Partnership Parties and, where not permissible, assist the Partnership Parties in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership Parties.

(b)	The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the CCA Agreement, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 6.1 and 6.2, respectively, are satisfied timely. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the CCA Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the CCA Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the CCA Agreement.

5.5	Indebtedness

Except as set forth on Disclosure Schedule 5.5, prior to the Closing Date, the Contributing Parties shall eliminate all existing intercompany notes, intercompany balances and auto intercompany balances by means of a capital contribution to WECU or WECU PARENTCO.

5.6	Capital Contributions for Redwater Expansion Costs; Class D Unit Put Option

(a)	From time to time during 2014 and 2015, not more frequently than once per quarter, the Partnership shall have the right to cause the Contributing Parties to contribute cash, in immediately available funds, to the Partnership in order to fund Redwater Expansion Costs, in an amount not to exceed $200,000,000 in the aggregate, as follows (the “Put Option”):

(i)	The Partnership must provide Williams not less than ten (10) Business Days prior written notice of each exercise of the Put Option, which notice shall include (i) the total amount of the capital contribution to be funded by the Contributing Parties (the “Put Funded Amount”) and (ii) the desired closing date for such Put Option, but in no event within the period starting five (5) Business Days before, and ending thirty (30) Business Days after, a Record Date (as defined in the Partnership Agreement);

(ii)	in consideration of the Put Option and the contribution at the Put Closing by the Contributing Parties to the Partnership of an amount equal to the Put Funded Amount multiplied by 0.98, the Partnership shall issue Class D Units (“Put Class D Units”) to WGP in an amount equal to the Put Funded Amount multiplied by 0.98 divided by 90% of the VWAP Price as of the Put Closing Date, such number of Class D Units rounded to the nearest whole number;

(iii)	in consideration of the Put Option and the contribution at the Put Closing by the General Partner to the Partnership of an amount equal to the Put Funded Amount multiplied by 0.02 (“Put Additional GP Interest”), the Partnership shall (A) increase the capital account of the General Partner by an amount equal to the Put Additional GP Interest and (B) issue General Partner Units to the General Partner, in an amount equal to 2/98ths of the aggregate number of the Put Class D Units issued by the Partnership in the Put Closing (the “Put Additional General Partner Units”).

(b)

The closing (the “Put Closing”) of each exercise of the Put Option will be held at the offices of Williams, One Williams Center, Tulsa, OK 74172 on the third Business Day following satisfaction or waiver of the conditions to closing set forth in Section 5.6(c) and Section 5.6(d), but in no event within the period starting five (5) Business Days before, and ending thirty (30) Business Days after, a Record Date (as defined in the Partnership Agreement), commencing at 10:00 a.m., Tulsa time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Put Closing Date,” as referred to herein, shall mean each date on which a Put Closing occurs.

(c)	The obligation of the Contributing Parties to proceed with the Put Closing contemplated hereby is subject to the satisfaction on or prior to the Put Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:

(i)	All necessary consents of any Person not a party hereto, required for the consummation of the transactions contemplated in this Section 5.6 shall have been made and obtained.

(ii)	The representations and warranties of the Partnership Parties set forth in Section 4.6 (mutatis mutandis) shall be true and correct with respect to the Put Class D Units and Common Units as of the date of notice of exercise of the Put Option and on the Put Closing Date as if made with respect to such Put Class D Units and the Common Units on such dates.

(iii)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(iv)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect and since the date of notice of the Partnership’s exercise of the Put Option, there shall not have occurred a Contributed Entity Material Adverse Effect.

(d)	The obligation of the Partnership Parties to proceed with the Put Closing contemplated hereby is subject to the satisfaction on or prior to the Put Closing date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:

(i)	All necessary consents of any Person not a party hereto, required for the consummation of the transactions contemplated in this Section 5.6 shall have been made and obtained.

(ii)	The representations and warranties of the Contributing Parties set forth in Section 3.23 (mutatis mutandis) shall be true and correct with respect to the Put Class D Units as of the date of notice of exercise of the Put Option and on the Put Closing Date as if made with respect to such Put Class D Units on such dates.

(iii)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(iv)	Since the date of notice of the Partnership’s exercise of the Put Option, there shall not have occurred a Contributed Entity Material Adverse Effect.

(e)	At the Put Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the Put Funded Amount.

(f)	At the Put Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following, or shall take the following actions:

(i)	An aggregate of the number of Put Class D Units issued in the exercise of the Put Option in book entry form for the account(s) specified in advance by the Contributing Parties;

(ii)	The Put Additional General Partner Units issued in book entry form;

(iii)	The capital account of the General Partner shall be increased by the amount of the Put Additional GP Interest; and

(iv)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties at least two (2) Business Days prior to the Put Closing date to carry out the intent and purposes of this Agreement with respect to the Put Option.

ARTICLE 6

CONDITIONS TO CLOSING

6.1	Conditions to the Obligation of the Partnership Parties.

The obligation of the Partnership Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:

(a)	The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Contributed Entity Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Contributed Entity Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Contributed Entity Material Adverse Effect. The Contributing Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. Each of the Contributing Parties shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Contributing Party, confirming the foregoing matters set forth in this Section 6.1(a) (collectively, the “Contributing Parties Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)

No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Contributed Entity Material Adverse Effect.

(f)	The Contributing Parties shall have delivered, or caused to be delivered, to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).

6.2	Conditions to the Obligation of the Contributing Parties.

The obligation of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:

(a)	The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect. The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Each of the Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Partnership Party or its general partner confirming the foregoing matters set forth in this Section 6.2(a) (together, the “Partnership Parties Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(f)	The Partnership Parties shall have delivered, or caused to be delivered, to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

ARTICLE 7

TAX MATTERS

7.1	Liability for Taxes.

(a)	The Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties and their respective subsidiaries harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Contributed Entities by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities’ Assets with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by any Contributing Party of any representation (other than those contained in Section 3.10, to which ARTICLE 9 shall be applicable), warranty or covenant with respect to Taxes in this Agreement; provided, however, the Contributing Parties’ liability for Tax Losses hereunder shall be reduced by the amount of any Taxes included in such Tax Losses to the extent taken into account in determining Final Net Working Capital.

(b)	The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Parties and their Affiliates (other than the Partnership Parties and their subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities’ Assets with respect to the period after the Closing Date, or (ii) attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.

(c)	Whenever it is necessary for purposes of this ARTICLE 7 to determine the amount of any Taxes imposed on or incurred by or with respect to the Contributed Entities or the Contributed Entities’ Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Contributed Entities and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Contributed Entities or the Contributed Entities’ Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties are responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder; provided, however, the Partnership Parties’ obligation to remit a refund to the Contributing Parties hereunder shall be reduced by the amount of any Taxes included in such refund to the extent taken into account in determining Final Net Working Capital. The parties shall cooperate in order to take all necessary steps to claim any such refund.

7.2	Tax Returns.

(a)	The Contributing Parties shall cause to be included in the consolidated United States federal income Tax Returns (and the state, local or foreign income Tax Returns of any jurisdiction that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Contributed Entities or the Contributed Entities’ Assets which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities or the Contributed Entities’ Assets that is not described in Section 7.2(a) above, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Entities or the Contributed Entities’ Assets, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to the Partnership Parties, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Section 7.1(b)).

(d)	With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Contributed Entities or the Contributed Entities’ Assets, the Contributing Parties shall use commercially reasonable efforts to cause such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

7.3	Transfer Taxes.

The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4	Tax Treatment of Indemnity Payments.

All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Aggregate Consideration for Tax purposes.

7.5	Federal Income Tax Characterization of Transaction.

The Parties acknowledge and agree that the Contribution Transaction is properly characterized for United States federal income tax purposes as a contribution of the Contributed Interest to the Partnership (the indirect parent of each of WOL and WOFP, each of which is an entity that is disregarded from the Partnership for United States federal tax purposes) in exchange for the Aggregate Consideration.

7.6	Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.7	Conflict.

In the event of a conflict between the provisions of this ARTICLE 7 and any other provisions of this Agreement, the provisions of this ARTICLE 7 shall control.

ARTICLE 8

TERMINATION

8.1	Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of all parties hereto;

(b)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing after April 30, 2014, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies that the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained herein and such breach or failure to perform (i) would give rise to the failure of any condition specified in ARTICLE 6, (ii) cannot be cured or has not been cured within ten (10) days following delivery of written notice from the non-defaulting party of such breach of this Agreement and (iii) has not been waived by the non-defaulting party;

(d)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties.

8.2	Effect of Termination.

If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and ARTICLE 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under ARTICLE 7 and/or ARTICLE 9, and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 9

INDEMNIFICATION UPON CLOSING

9.1	Indemnification of the Partnership Parties.

Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding the Contributing Parties and its Affiliates (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Closing Document, (ii) any breach of any agreement or covenant on the part of the Contributing Parties made under this Agreement or any Contributing Parties Closing Document or in connection with the transaction contemplated hereby or thereby, or (iii) any breach or violation of any Environmental Laws by the Contributed Entities that occurs prior to Closing; provided, however, that with regard to subsection (iii), the Contributing Parties shall only be required to indemnify the Partnership Indemnified Parties for Damages attributable to the Contributed Interest. For purposes of this Section 9.1, whether the Contributing Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Contributed Entity Material Adverse Effect”).

9.2	Indemnification of the Contributing Parties.

Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, their Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Parties Closing Document, or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Parties Closing Document or in connection with the transaction contemplated hereby or thereby. For purposes of this Section 9.2, whether the Partnership Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Partnership Material Adverse Effect”).

9.3	Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of the Contributing Parties contained in Section 3.10, nothing in this ARTICLE 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in ARTICLE 7.

9.4	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first day of the 18th month following the month in which Closing occurs, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.10 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.11 and Section 3.15 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Parties set forth in Section 3.1, Section 3.2 and Section 3.4 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Section 4.1 and Section 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this ARTICLE 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this ARTICLE 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this ARTICLE 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this ARTICLE 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

9.5	Demands.

Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6	Right to Contest and Defend.

The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7	Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8	Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9	Payment of Damages.

The indemnification required hereunder in respect of Indemnity Claims shall be made by periodic payments of the amount of Damages in connection therewith, within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.

9.10	Limitations on Indemnification.

(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.1, the Contributing Parties shall be liable only if (i) the Damages with respect to a claim exceed $415,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $12,000,000 (the “Deductible Amount”), and then the Contributing Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1 exceed $140,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.21 and Section 3.22 and (ii) the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.4; provided, that the Contributing Parties’ aggregate liability for a breach or inaccuracy of such Section 3.4 shall not exceed an amount equal to the Aggregate Consideration minus the amount of all other Damages payable by the Contributing Parties hereunder.

(b)	To the extent the Contributing Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.2, the Partnership Parties shall be liable only if (i) the Damages with respect to a claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Partnership Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.

(c)	Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

9.11	Sole Remedy.

Should the Closing occur, no party shall have liability under this Agreement, any of the Closing Documents or the transactions contemplated hereby or thereby except as is provided in ARTICLE 7 or this ARTICLE 9 (other than claims or causes of action arising from intentional fraud).

ARTICLE 10

MISCELLANEOUS

10.1	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to the Contributing Parties, addressed to:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Telecopy: (918) 573-5942

and, with respect to communications related to the Put Option, to:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Chief Financial Officer

Telecopy: (918) 573-0871

If to the Partnership Parties, addressed to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Chief Financial Officer

Telecopy: (918) 573-0871

with copies to:

Williams Partners L.P.

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172-0172

Attention: General Counsel and Conflicts Committee Chair

Telecopy: (918) 573-5942

and (other than with respect to the Put Option):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

Telecopy: (713) 229 2727

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3	Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

10.4	Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

10.5	Entire Agreement; Amendments and Waivers.

(a)

This Agreement and the Closing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Closing Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6	Conflicting Provisions.

This Agreement and the Closing Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Closing Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Closing Documents, this Agreement shall control.

10.7	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9	Interpretation.

It is expressly agreed by the parties that neither this Agreement nor any of the Closing Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Closing Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Closing Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10	Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

10.11	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Action by Partnership Parties.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties on or prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Donald R. Chappel
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS PARTNERS GP LLC

By:	/s/ Donald R. Chappel
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS GAS PIPELINE COMPANY, LLC

By:	/s/ Donald R. Chappel
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its general partner

By:	/s/ John R. Dearborn
Name: John R. Dearborn Title: Senior Vice President

WILLIAMS PARTNERS OPERATING LLC
By: Williams Partners L.P., its managing member
By: Williams Partners GP LLC, its general partner

By:	/s/ John R. Dearborn
Name: John R. Dearborn Title: Senior Vice President

[Signature Page to Contribution Agreement]

WILLIAMS FIELD SERVICES GROUP, LLC

By:	/s/ John R. Dearborn
Name: John R. Dearborn Title: Senior Vice President

WILLIAMS OLEFINS, L.L.C.

By:	/s/ John R. Dearborn
Name: John R. Dearborn Title: Senior Vice President

WILLIAMS OLEFINS FEEDSTOCK PIPELINES, L.L.C.

By:	/s/ John R. Dearborn
Name: John R. Dearborn Title: Senior Vice President

EXHIBIT A

FORM OF CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT

[Signature Page to Contribution Agreement]

CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT

THIS CONVEYANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”) dated [ ** ] [**], 2014, is made and entered into by and among The Williams Companies, Inc., a Delaware corporation (“Williams”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (defined below) (the “General Partner”), Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”, and together with Williams and the General Partner, the “Contributing Parties”), Williams Olefins, L.L.C., a Delaware limited liability company (“WOL”), and Williams Olefins Feedstock Pipelines, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of WOL (“WOFP”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein are defined in Article I hereof.

R E C I T A L S:

A. The Contributing Parties desire to contribute (1) 100% of the equity interests in WECU PARENTCO (defined below) (such equity interest, the “Contributed Equity Interest” and (2) the WECU PARENTCO Debt (defined below) (the “Contributed Debt Interest”) (the Contributed Equity Interest and the Contributed Debt Interest being referred to herein collectively as the “Contributed Interest”), to WOL and WOFP, to have, respectively, interests of (i) 99.99% and 0.01% of the Contributed Equity Interest, and (ii) 100% and 0% of the Contributed Debt Interest, both pursuant to the terms of that certain Contribution Agreement, dated February 24, 2014 (the “Contribution Agreement”) and this Agreement, in return for the distribution and issuance of the Aggregate Consideration (as defined below), and WOL and WOFP desire to receive all of the Contributed Interest in exchange for the distribution and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the Contribution Agreement; and

B. Prior to or contemporaneously with the closing of the Contribution Agreement, and prior to the consummation of the transactions contemplated hereby, WECU (defined below) and Williams and Affiliates of Williams intend to enter into the Pre-Contribution Agreements (defined below).

C. Concurrently with the consummation of the transactions contemplated hereby, the Parties desire each of the following to occur:

1. As consideration for contribution of the Contributed Interest, Williams Partners L.P., a Delaware limited partnership and indirect parent of WOL and WOFP (the “Partnership”) would (i) distribute cash in the amount of $25,000,000 (the “Cash Consideration”) to the Contributing Parties, (ii) issue 25,577,521 Class D Units to WGP (the “Private Equity Placement”), and (iii) increase the capital account of the General Partner by an amount equal to the Additional GP Interest and issue 521,990 additional General Partner Units (which number of Units is equal to 2/98ths of the number of Class D Units issued in the Private Equity Placement) to the General Partner (the “Additional General Partner Units”), each in consideration for the contribution to WOL and WOFP of the Contributed Interest, with the aggregate of each form of consideration set forth in clauses (i), (ii) and (iii) being collectively referred to as the “Aggregate Consideration.”

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2. The Contributing Parties would grant, contribute, transfer, assign, and convey the Contributed Interest to WOL and WOFP, respectively, as follows: (i) 99.99% and 0.01% of the Contributed Equity Interest, and (ii) 100% and 0% of the Contributed Debt Interest, and WOL and WOFP will accept their respective percentage interests of the Contributed Interest.

3. Each Party would pay its transaction expenses associated with the transactions contemplated by this Agreement.

A G R E E M E N T:

NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Contribution Agreement, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms have the meanings given below. Capitalized terms used in this Agreement but not defined have the meaning ascribed to such terms in the Contribution Agreement.

“Additional General Partner Units” has the meaning assigned to such term in the recitals.

“Additional GP Interest” means $23,500,000.

“Affiliate” when used with respect to a person or entity, means any other person or entity that directly or indirectly Controls, is Controlled by or is under common Control with such first person or entity; provided, however, that (i) with respect to the Contributing Parties, the term “Affiliate” shall exclude each of the Partnership Parties, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties, and (iii) the Contributed Entities shall be deemed to be “Affiliates” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No person or entity shall be deemed an Affiliate of any person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Aggregate Consideration” has the meaning assigned to such term in the recitals.

“Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.

“Cash Consideration” has the meaning assigned to such term in the recitals.

“Class D Units” has the meaning assigned to such term in the Partnership Agreement Amendment.

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“Contributed Debt Interest” has the meaning ascribed to such term in the recitals.

“Contributed Equity Interest” has the meaning ascribed to such term in the recitals.

“Contributed Interest” has the meaning assigned to such term in the recitals.

“Contributing Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

“Contribution Agreement” has the meaning assigned to such term in the recitals.

“Control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.

“General Partner Units” has the meaning assigned to such term in the Partnership Agreement.

“Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

“Partnership” has the meaning assigned to such term in the recitals.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, of the Partnership, as amended from time to time.

“Partnership Parties” means the Partnership, Williams Partners Operating LLC, a Delaware limited liability company, Williams Field Services Group, LLC, WOL, and WOFP.

“Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.

“Pre-Contribution Agreements” means:

(a)	the Master Facilities Development, Access, Use, and Services Agreement,

(b)	the Overhead Allocation Agreement,

(c)	the Pre-Contribution Assignment and Assumption Agreement – Horizon,

(d)	the Pre-Contribution Assignment and Assumption Agreement – Misc,

(e)	the Pre-Contribution Assignment and Assumption Agreement – Payroll,

(f)	the Pre-Contribution Assignment and Assumption Agreement – PDH,

(g)	the WCES Personnel Services Agreement,

(h)	the WECU Personnel Services and Allocation Agreements, and

(i)	the Redwater Expansion Agreement,

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such agreements substantially in the forms set forth in Exhibits C, D, E, F, G, H, I, J, and K, respectively, of the Contribution Agreement, and executed by WECU and the applicable Affiliates of Williams or Williams.

“Private Equity Placement” has the meaning assigned to such term in the recitals.

“WECU” means Williams Energy Canada ULC, an Alberta Canada unlimited liability corporation.

“WECU PARENTCO” means Williams Partners Coöperatief U.A., a Dutch cooperative, the sole direct parent of WECU.

“WECU PARENTCO Debt” means the interest of the creditor counterparty to the intercompany debt of WECU PARENTCO identified as such in Schedule 5.5 of the Contribution Agreement, but excluding any interest accrued thereunder prior to the Closing Date.

“WGP” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Williams” has the meaning ascribed to such term in the first paragraph of this Agreement.

“WOFP” has the meaning ascribed to such term in the first paragraph of this Agreement.

“WOL” has the meaning ascribed to such term in the first paragraph of this Agreement.

ARTICLE II

CONCURRENT TRANSACTIONS

2.1 Prior Effectiveness of Pre-Contribution Agreements. The Parties acknowledge and agree that on or prior to the contributions as set forth in Sections 2.2 and 2.3, the Pre-Contribution Agreements were, and continue to be, in full force and effect, and the contributions set forth in Sections 2.2 and 2.3 are subject to effectiveness of the Pre-Contribution Agreements.

2.2 Contribution by Contributing Parties of the Contributed Equity Interest.

(a) The Contributing Parties hereby grant, contribute, transfer, assign and convey to WOL, its successors and assigns, for its and their own use forever, 99.99% of the Contributed Equity Interest, with a member account of CAD 147,465,252 (one hundred forty-eight million four hundred sixty-five thousand two hundred and fifty two Canadian Dollars), together with the membership attached thereto, and WOL hereby accepts 99.99% of the Contributed Equity Interest together with the membership attached thereto as a contribution to the capital of WOL.

TO HAVE AND TO HOLD 99.99% of the Contributed Equity Interest together with the membership attached thereto unto WOL, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

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The Contributing Parties and WOL hereby request and instruct the board of directors of WECU PARENTCO to register said grant, contribution, transfer, assignment and conveyance in the books of WECU PARENTCO and transfer the member account into the name of WOL.

(b) The Contributing Parties hereby, grant, contribute, transfer, assign and convey to WOFP, its successors and assigns, for its and their own use forever, 0.01% of the Contributed Equity Interest, with a member account of CAD 14,748 (fourteen thousand seven hundred forty-eight Canadian Dollars), together with the membership attached thereto, and WOFP hereby accepts 0.01% of the Contributed Equity Interest together with the membership attached thereto as a contribution to the capital of WOFP.

TO HAVE AND TO HOLD the 0.01% of the Contributed Equity Interest unto WOFP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

The Contributing Parties and WOFP hereby request and instruct the board of directors of WECU PARENTCO to register said grant, contribution, transfer, assignment and conveyance in the books of WECU PARENTCO and transfer the member account into the name of WOFP.

2.3 Contribution by Contributing Parties of the Contributed Debt Interest.

The Contributing Parties hereby grant, contribute, transfer, assign and convey to WOL, its successors and assigns, for its and their own use forever, 100% of the Contributed Debt Interest, and WOL hereby accepts 100% of the Contributed Debt Interest as a contribution to the capital of WOL.

TO HAVE AND TO HOLD 100% of the Contributed Debt Interest unto WOL, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

2.4 Distribution of the Cash Consideration; Issuance of the Class D Units. The Parties acknowledge that the Partnership has (a) distributed the Cash Consideration to the Contributing Parties and (b) issued the Class D Units to WGP pursuant to the Private Equity Placement. The Contributing Parties hereby acknowledge receipt of the Cash Consideration and the Class D Units.

2.5 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest in consideration for a contribution on behalf of the General Partner of a portion of the Contributed Interest corresponding to the Additional General Partner Units.

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2.6 Issuance of the Additional General Partner Units. The Parties acknowledge that the Partnership has issued the Additional General Partner Units to the General Partner. The General Partner hereby acknowledges the receipt of the Additional General Partner Units.

ARTICLE III

FURTHER ASSURANCES

3.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyance, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted and (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interest contributed and assigned by this Agreement or intended so to be.

3.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of, and Schedules to, this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.2 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

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4.3 No Third-Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or entity or confer upon any other person or entity any benefit, rights or remedies and no person or entity is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

4.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

4.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction shall apply.

4.6 Assignment of Agreement. Any purported assignment of this Agreement or any of the rights or obligations hereunder by any Party shall be void without the prior written consent of each of the Parties. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person or entity other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

4.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

4.8 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners, members and securityholders of the Parties and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).

4.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

4.10 Integration. This Agreement, the Contribution Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Contribution Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Contribution Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.

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4.11 Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Contributed Interest (other than the Contribution Agreement, which will control in the event of any conflict with this Agreement), the terms and provisions of this Agreement shall control.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date first above written.

THE WILLIAMS COMPANIES, INC.

By:
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS PARTNERS GP LLC

By:
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS GAS PIPELINE COMPANY, LLC

By:
Name: Donald R. Chappel Title: Chief Financial Officer

WILLIAMS OLEFINS, L.L.C.

By:
Name: John R. Dearborn Title: Senior Vice President

WILLIAMS OLEFINS FEEDSTOCK PIPELINES, L.L.C.

By:
Name: John R. Dearborn Title: Senior Vice President

EXHIBIT B

FORM OF AMENDMENT TO PARTNERSHIP AGREEMENT

(Attached)

Amendment No. 11

to

Amended and Restated Agreement of Limited Partnership

of Williams Partners L.P.

This Amendment No. 11, dated February 28, 2014, (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the Partnership and Williams and certain of their respective affiliates entered into that certain Contribution Agreement (the “WECU Contribution Agreement”) dated February 24, 2014, pursuant to which Williams’ wholly-owned subsidiary, Williams Gas Pipeline Company, LLC (the “Unit Purchaser”) will contribute all ownership interests in Williams Partners Coöperatief U.A., a Dutch cooperative, the sole direct parent of Williams Energy Canada ULC, an Alberta Canada unlimited liability corporation, in exchange for consideration that includes the issuance of a new class of Partnership Securities to be designated as “Class D Units,” with such terms as are set forth in this Amendment;

WHEREAS, pursuant to that certain Class D Unit put option set forth in Section 5.6 of the WECU Contribution Agreement (the “Class D Unit Put Option”), the Partnership may issue and sell additional Class D Units to the Unit Purchaser; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class D Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class D Units, including without limitation the conversion of the Class D Units into Common Units in accordance with the terms described herein and (ii) such other matters as are provided herein.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Adjusted Cash Consideration” shall have the meaning ascribed to such term in the WECU Contribution Agreement.

“Cash Consideration” shall have the meaning ascribed to such term in the WECU Contribution Agreement.

“Class D Conversion Date” has the meaning assigned to such term in Section 5.13(d)(i).

“Class D Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Class D Unit in this Agreement. A Class D Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class D Unit Distribution” has the meaning assigned to such term in Section 5.13(f)(i).

“Class D Unit Put Option” means that certain Put Option set forth in Section 5.6 of the WECU Contribution Agreement.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit, Class B Unit or Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof. A Class D Unit will not constitute a Common Unit until the Class D Conversion Date.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class B Units, Class C Units, Class D Units, Subordinated Units and Incentive Distribution Rights.

“Suncor Adjustment Amount” shall have the meaning ascribed such term in the WECU Contribution Agreement.

“Suncor Adjustment Amount Difference” means the amount, if any, that the absolute value of the Suncor Adjustment Amount as finally determined, if it is a negative number, is greater than the Adjusted Cash Consideration as provided in Section 2.5(d)(ii) of the WECU Contribution Agreement.

“Suncor Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the Suncor Adjustment Amount Difference by 1.022.

“Suncor Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the Suncor Adjustment Annual Reduction Amount by four.

“Suncor Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the Suncor Adjustment Reduction Quarter.

“Suncor Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the Suncor Adjustment Amount is finally determined.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Units, Class D Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the national securities exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 30-trading day period ending on the close of trading on the trading day immediately prior to such date.

“WECU Contribution Agreement” means that Contribution Agreement, dated as of February 24, 2014 among the Partnership and Williams and certain of their affiliates.

“WECU Final Consideration Adjustment Amount” shall have the meaning ascribed to the term “Final Consideration Adjustment Amount” in the WECU Contribution Agreement.

“WECU Final Consideration Adjustment Amount Difference” means the amount, if any, that the absolute value of the WECU Final Consideration Adjustment Amount as finally determined, if it is a negative number, is greater than the Adjusted Cash Consideration as provided in Section 2.4(d)(ii) of the WECU Contribution Agreement.

“WECU Final Consideration Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the WECU Final Consideration Adjustment Amount Difference by 1.022.

“WECU Final Consideration Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the WECU Final Consideration Adjustment Annual Reduction Amount by four.

“WECU Final Consideration Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the WECU Final Consideration Adjustment Reduction Quarter.

“WECU Final Consideration Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the WECU Final Consideration Adjustment Amount is finally determined.

2. Section 4.8(c) is hereby amended to add the following sentence to the end of Section 4.8(c):

“The transfer of a Class D Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.11.”

3. Article V is hereby amended to add a new Section 5.13 as follows:

“Section 5.13 Establishment of Class D Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Class D Units,” having the terms and conditions set forth herein.

(b) The holders of the Class D Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Issuance of Class D Units. Class D Units shall initially be issued as contemplated by Article 2 of the WECU Contribution Agreement pursuant to the terms and conditions thereof. Additional Class D Units shall be issued either in accordance with the terms and conditions of the Class D Unit Put Option or pursuant to a Class D Unit Distribution.

(i) Upon the initial issuance of Class D Units as provided in Article 2 of the WECU Contribution Agreement, the General Partner’s capital account shall be adjusted and General Partner Units shall be issued to the General Partner pursuant to the terms and conditions thereof.

(ii) Upon the issuance of Class D Units pursuant to the Class D Unit Put Option, the General Partner’s capital account shall be adjusted and General Partner Units shall be issued to the General Partner pursuant to the terms and conditions of Section 5.6(a) of the WECU Contribution Agreement.

(iii) Upon the issuance of Class D Units pursuant to a Class D Unit Distribution, the General Partner may, in exchange for a proportionate number of General Partner Units to maintain its Percentage Interest as of such date, make an additional Capital Contribution in an amount equal to the product obtained by multiplying (x) the quotient obtained by dividing (1) the Percentage Interest of the General Partner immediately prior to such issuance, by (2) a percentage equal to 100%, less such Percentage Interest and (y) the amount contributed to the Partnership by the holders of Class D Units in exchange for such issuance of Class D Units. Class D Unit Distributions will be treated solely for purposes of this Section 5.13(c)(iii) as if the cash equivalent of such Class D Units had been distributed to the holder of the Class D Units and thereafter recontributed by such holder to the Partnership in exchange for such issuance of Class D Units.

(d) Conversion of Class D Units

(i) Effective on the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2015, each Class D Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Class D Units held by the holder, the number of Class D Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Class D Unit, a “Class D Conversion Date”). If such Class D Units are Certificated, a Class D Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Class D Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Class D Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.13(d). In the case of any Certificate representing Class D Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Class D Units thereof, at the expense of the Partnership, a new Certificate representing the number of Class D Units not so converted.

(ii) Upon conversion, the rights of a holder of converted Class D Units as holder of Class D Units shall cease with respect to such converted Class D Units, including any rights under this Agreement with respect to holders of Class D Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Class D Unit shall, upon its Class D Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Class D Unit converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class D Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)(A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Class D Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(d).

(B) All Common Units delivered upon conversion of the Class D Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class D Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class D Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class D Units any rights as a creditor in respect of its right to conversion.

(e) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Class D Units and ending on the Class D Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Common Units that were then Outstanding.

(f) Distributions.

(i) Prior to the Class D Conversion Date, the Class D Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3(a). Class D Units shall receive distributions of paid-in-kind additional Class D Units (such distribution, a “Class D Unit Distribution”) for each distribution period that distributions are made with respect to Common Units, including distributions for Common Unit Arrearages.

(ii) The number of Class D Units to be issued with respect to each Class D Unit in connection with a Class D Unit Distribution shall be the quotient of (A) the amount of the distribution declared for a Common Unit for the applicable distribution period divided by (B) the VWAP Price calculated as of the date such quarterly distribution on all Units is declared; provided that instead of issuing any fractional Class D Units to a holder of Class D Units, the Partnership shall round the aggregate number of Class D Units issued to such holder down to the next lower whole Class D Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Class D Units issued up to the next higher whole Class D Unit. Any Class D Units issued pursuant to this Section 5.13(f) shall have all rights of a Class D Unit, including rights to distributions in any period subsequent to such Class D Unit issuance.

(iii) Notwithstanding anything in this Section 5.13(f) to the contrary, with respect to Class D Units that are converted into Common Units, the holder thereof shall not be entitled to a Class D Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iv) For each Class D Unit Distribution, the Partnership shall issue the Class D Units to such holder no later than the date the corresponding distributions are made on the Common Units for such distribution period. The Partnership shall issue to such holder of Class D Units by notation in book entry form in the books of the Transfer Agent, or at the election of such holder, a physical certificate.

(v) Subject to and without limiting the other provisions of this Section 5.13, and subject to Section 12.4(c), each Class D Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Class D Units had converted to Common Units.

(g) Voting Rights. The Class D Units will have such voting rights pursuant to the Agreement as such Class D Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class D Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class D Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote as a separate class.

(h) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(e)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Class D Unit (including the Class D Units issued as a distribution) shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction.”

4. Article V is hereby amended to add a new Section 5.14 as follows:

“Section 5.14 Transfers of Class D Units. The transfer of a Class D Unit shall be subject to Section 4.8, Section 6.1(d)(x)(B) and Section 6.11.”

5. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(iii)(A) and to add new Sections 6.1(d)(iii)(C) and (D) as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 5.13 or Section 12.4) with respect to a Unit (other than a Class D Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(C) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Class D Units, and each taxable period of the Partnership thereafter, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Class D Units outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

(D) With respect to any taxable period of the Partnership ending upon, or after, a Class D Conversion Date, and after the application of Section 6.1(d)(iii)(A), (B) and (C), Net Income or Net Loss for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to a Common Unit converted from a Class D Unit that is outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.”

6. Section 6.1(d) is hereby amended to add the reference “(A)” following the heading “Economic Uniformity” appearing therein and to add a new Section 6.1(d)(x)(B) as follows:

“(B) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(B) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.”

7. Article VI is hereby amended to add a new Section 6.3(e) as follows:

“(e) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class D Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the

Common Units (or reclassifies them into a greater number of Common Units) then the Class D Units shall be subdivided into a number of Class D Units equal to the result of multiplying the number of Class D Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class D Units shall be combined into a number of Class D Units equal to the result of multiplying the number of Class D Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.”

8. Article VI is hereby amended to add new Sections 6.4 (i) and (j) as follows:

“(i) Reduction in Certain Distributions with respect to the WECU Final Consideration Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the other reductions described in this Section 6.4, the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the WECU Final Consideration Adjustment Amount Difference with respect to the WECU Final Consideration Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(i), (A) upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the WECU Final Consideration Adjustment Reduction Quarter or (B) if the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to the WECU Final Consideration Adjustment Reduction Quarter is less than the sum of (x) the WECU Final Consideration Adjustment Amount Difference and (y) the Suncor Adjustment Amount Difference, an amount equal to the WECU Final Consideration Adjustment Quarterly Reduction Amount with respect to each Quarter within the WECU Final Consideration Adjustment Reduction Extended Waiver Period.

(j) Reduction in Certain Distributions with respect to the Suncor Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the other reductions described in this Section 6.4, the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the Suncor Adjustment Amount Difference with respect to the Suncor Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(j), (A) upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the Suncor Adjustment Reduction Quarter or (B) if the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to the Suncor Adjustment Reduction Quarter is less than the sum of (x) the WECU Final Consideration Adjustment Amount Difference and (y) the Suncor Adjustment Amount Difference, an amount equal to the Suncor Adjustment Quarterly Reduction Amount with respect to each Quarter within the Suncor Adjustment Reduction Extended Waiver Period.”

9. Article VI is hereby amended to add a new Section 6.11 as follows:

Section 6.11 Special Provisions Relating to the Holders of Class D Units.

(a) Except as otherwise provided in this Agreement, the holder of a Class D Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Class D Unit into Common Units pursuant to Section 5.13(d), the Unitholder holding a Class D Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class D shall remain subject to the provisions of Section 6.1(d)(iii)(C) and Section 6.11(c).

(b) Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Class D Unit shall be required to provide notice to the General Partner of the transfer of the Class D Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Class D Unit pursuant to Section 5.13(d) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units including the application of Section 6.1(d)(iii)(C) and Section 6.1(d)(iii)(D); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Williams Partners GP LLC

By:
Name:	Donald R. Chappel
Title:	Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT NO. 11 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

WILLIAMS PARTNERS, L.P.

EXHIBIT C

MASTER FACILITIES DEVELOPMENT, ACCESS, USE AND SERVICES AGREEMENT

BOREAL PIPELINE AND REDWATER FRACTIONATION AND STORAGE FACILITIES

February 1, 2014

Between:

WILLIAMS ENERGY CANADA ULC

and

WILLIAMS ENERGY CANADA DEVELOPMENT ULC

I.	INTERPRETATION	4
1.1	Definitions	4
1.2	Industry Usage of Terms	9
1.3	Severability	9
1.4	Headings	9
1.5	Number and Gender	10
1.6	Currency	10
1.7	References	10
1.8	Project Affiliates	10
1.9	Relationship of Parties	10
1.10	Loss of Publications	11

II.	TERM AND TERMINATION	11
2.1	Term of Agreement	11
2.2	Rights and Obligations on Termination	11

III.	USE OF WECU FACILITIES	11
3.1	Capacity for Suncor Liquids and Horizon Liquids	11
3.2	Rights to Cavern 7 Capacity	11
3.3	Rights to Expansion Capacity	12
3.4	Rights to Surplus Capacity	12
3.5	Cooperation for Additional Storage Rights	12
3.6	Curtailments	13
3.7	Development Projects	13

IV.	SERVICES PROVIDED BY WECU	14
4.1	Handling Services	14
4.2	Propane Sales and Storage	14
4.3	Propylene Sales	14
4.4	Allocation and Delivery of Sales Products	15
4.5	Blending Gains	15
4.6	Volume Losses	15
4.7	Measurement	15

V.	CNRL AND NOVA AGREEMENTS	16
5.1	CNRL Agreement	16
5.2	NOVA Agreement	16

VI.	OPERATION, MODIFICATION AND EXPANSION OF FACILITIES	17
6.1	Operations	17
6.2	Expansions	17
6.3	Regulatory Applications and Approvals	17

VII.	FEES FOR SERVICE	18
7.1	Capital Fees Payable by Williams Horizon (ROF)	18
7.2	Capital Fees Payable by Project Group – Expansions (ROF)	18
7.3	Capital Fees Payable by Project Group – Cavern 7	19
7.4	Payment of Capital Fees	19
7.5	Operating Costs Payable by Project Group (ROF)	20
7.6	Sustaining Capital Costs Payable by Project Group (ROF)	20
7.7	Fees Payable by Project Group (Boreal Pipeline)	20

VIII.	CURTAILMENTS AND INTERRUPTIONS	20
8.1	Remedy of Unscheduled Outages	20
8.2	Force Majeure	21

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IX.	BILLING AND PAYMENT	22
9.1	Monthly Statements	22
9.2	Payment	22
9.3	Use of Estimates	22
9.4	Taxes	22

X.	LIABILITY AND INSURANCE	23
10.1	Liability of WECU	23
10.2	Liability of Project Group	23
10.3	Insurance Coverage	24
10.4	Limitation of Liability and Remedies	24
10.5	Mitigation of Damages	24

XI.	ASSIGNMENT	24
11.1	Assignment by WECU	24
11.2	Assignment by Project Group	24
11.3	Exceptions	25

XII.	MISCELLANEOUS	25
12.1	Further Assurances	25
12.2	Entire Agreement	25
12.3	Successors and Assigns	25
12.4	Law of Contract	25
12.5	Waivers	25
12.6	Supercedence	25
12.7	Time of Essence	26
12.8	Limitations Act	26
12.9	Counterpart Execution	26

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MASTER FACILITIES DEVELOPMENT, ACCESS, USE AND SERVICES

AGREEMENT

BOREAL PIPELINE AND REDWATER FRACTIONATION AND STORAGE FACILITIES

This Agreement, made this 1st day of February, 2014.

BETWEEN:

WILLIAMS ENERGY CANADA ULC, a corporation having an office in the City of Calgary, in the Province of Alberta (“WECU”)

- and -

WILLIAMS ENERGY CANADA DEVELOPMENT ULC, a corporation having an office in the City of Calgary, in the Province of Alberta (“Williams Development”)

WHEREAS:

A.	WECU is the owner of the WECU Facilities, which transport and fractionate a hydrocarbon liquids mixture into certain sales products and provide for the storage and delivery of such sales products to various markets;

B.	Williams Development manages the interests of the Project Affiliates that are developing projects and require access to the WECU Facilities to transport, process and handle streams of hydrocarbon liquids resulting from such projects and for other purposes set forth herein; and

C.	The Parties wish to provide for the provision by WECU of the services required by the Project Affiliates in respect of the WECU Facilities on the basis set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained, the Parties covenant and agree as follows:

I.	INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, the following capitalized terms, and the capitalized derivatives thereof, shall have the following meanings:

“Affiliate” means, with respect to a Party, any other Person that is affiliated with such Party, and for the purposes hereof:

(a)	two Persons will be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third Person;

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(b)	one Person will be considered to control another Person if it has the power to direct or cause direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise; and

(c)	a partnership which is a Party will be considered to be an Affiliate of each of its partners and their other Affiliates and vice versa;

provided that:

(i)	with respect to the Project Group, the term “Affiliate” shall exclude WECU;

(ii)	with respect to WECU, the term “Affiliate” shall exclude the Project Group;

(iii)	from and after the closing of the contribution transaction contemplated by the Contribution Agreement by and among The Williams Companies, Inc. and Williams Partners L.P., and certain of their respective affiliates, anticipated to be signed in February 2014 (the “Contribution Agreement”):

A.	with respect to the Project Group, the term “Affiliate” shall also exclude all of the “Partnership Parties” and their respective “Affiliates” as defined in the Contribution Agreement (collectively, the “Partnership Group”); and

B.	with respect to WECU, the term “Affiliate” shall also exclude all of the “Contributing Parties” (as defined in the Contribution Agreement) and their respective Affiliates; and

(iv)	no Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement;

“Base Volume of Horizon Liquids” means the volume of Horizon Liquids extracted from the upgrader offgas dedicated to Williams Horizon pursuant to the CNRL Agreement as of the date of this Agreement;

“Base Volume of Suncor Liquids” means the volume of Suncor Liquids extracted from the upgrader offgas dedicated to WECU pursuant to the Suncor Agreement as of the date of this Agreeement;

“Boreal Extension Line” means the pipeline and related facilities to be constructed by Williams Horizon which shall transport Liquids Mix to a point of interconnection with the Boreal Pipeline located at or near the North West Quarter of Section 33, Township 91, Range 11, W4M;

“Boreal Pipeline” means the pipeline and related facilities which transport Liquids Mix from the Suncor LEP to ROF, which shall include the Boreal Extension Line in the event that Williams Horizon becomes a subsidiary of or amalgamates with WECU;

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“Boreal Pipeline Fee” means $13.01/ M3 in 2014, escalated at 2% per Year for each Year following 2014;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

“Capital Costs” means expenditures incurred by WECU hereunder pursuant to an Expansion or Sustaining Capital Project which are permitted to be capitalized under GAAP;

“Capital Fees” means those fees payable pursuant to clauses 7.1, 7.2 and 7.3;

“Cavern 7” means the liquids storage cavern at ROF designated as cavern 7, including all equipment and facilities required for the operation thereof;

“CNRL” means Canadian Natural Resources Limited and its successors and assigns;

“CNRL Agreement” means the SGL Purchase and Sale Agreement dated September 13, 2012 between Williams Energy (Canada), Inc. and CNRL;

“Disposition” means any sale, assignment, trade, transfer, lease, sublease, conveyance, parting with possession or any transaction of a similar nature whether by trust or otherwise, excluding an amalgamation;

“Expansion” means any modification, reconfiguration, addition or expansion of the WECU Facilities which results in one or more new facilities or increases the capacity or performance capability of one or more existing facilities, excluding the ROF Horizon Debottleneck;

“Expansion Capital” means the Capital Costs incurred by WECU in respect of an Expansion conducted pursuant to clause 6.2(b);

“Force Majeure” has the meaning ascribed thereto in clause 8.2(a);

“GAAP” means generally accepted accounting principles as utilized by chartered accountants in Canada and applied in accordance with the policies and procedures utilized by WECU and its Affiliates;

“Governmental Authority” means any and all federal, provincial, municipal or other Canadian government or government department, agency, or authority (including the courts) having jurisdiction over any of the Parties or the WECU Facilities;

“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada), 1985, R.S.C., c.E-15, as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

“Handle” means to transport, process, store, terminal or otherwise handle Liquids Mix and any products derived therefrom, as the context requires;

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“Handling Services” means all services at the WECU Facilities required transport, process, store, terminal or otherwise handle Project Group Substances, as the context requires;

“Horizon LEP” means the liquids extraction plant being constructed by Williams Horizon adjacent to the CNRL bitumen upgrader in the Fort McMurray area of Alberta;

“Horizon Liquids” means the Liquids Mix extracted at the Horizon LEP;

“Horizon Start Up Date” means the date that the ROF Horizon Debottleneck, the Horizon LEP and the Boreal Extension Line are all completed and commissioned for service;

“Interruptible Access” means the right to utilize capacity at the WECU Facilities on an interruptible, non-exclusive basis;

“Liquids Mix” means a mixture of hydrocarbon liquids comprised primarily of ethane, ethylene, propane, propylene, butane, butylene and olefinic condensate;

“Losses” means all losses, damages, claims, expenses, liabilities, injuries, fines, penalties, settlements, awards, judgements, actions or other costs whatsoever (including costs as between a solicitor and his client);

“M3” means a cubic metre as defined in the Weights and Measures Act (Canada);

“Month” means a calendar month;

“NOVA” means NOVA Chemicals Corporation and its successors and assigns;

“NOVA Agreement” means the OC2 Supply Agreement dated March 25, 2011 between Williams Energy (Canada), Inc. and NOVA;

“OC2” means the ethane-ethylene product produced at ROF;

“Operating Costs” means the “Operating Costs” as defined in the Redwater O&O Agreement which are charged to WECU by Pembina pursuant to that agreement on an as-billed basis, subject to any subsequent adjustments;

“Partnership Group” has the meaning ascribed thereto in paragraph (d)(iii)A of the definition of Affiliate;

“Party” means WECU or Williams Development (for and on behalf of Project Group) individually and “Parties” means WECU and Williams Development (for and on behalf of Project Group) collectively;

“Pembina” means Pembina NGL Corporation and its successors and assigns;

“Person” means an individual, firm, body corporate, partnership or other legal entity, as the case may be;

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“Priority Access” means the exclusive right to utilize (including the right to utilize to the exclusion of any Interruptible Access) that amount of capacity in the WECU Facilities or component thereof required to Handle Liquids Mix, the products derived therefrom, or any other liquid hydrocarbons, as the context requires;

“Project Affiliate” means Williams Propylene, Williams Horizon and any other Affiliate of Williams Development so designated by Williams Development at any time, provided in no event shall a Person that is a member of the Partnership Group be deemed to be a Project Affiliate;

“Project Group” means Williams Development and the Project Affiliates or any of them, as applicable;

“Project Group Substances” means any hydrocarbon substances delivered to the WECU Facilities by Project Group, including the Horizon Liquids and any products derived therefrom, whether owned or controlled by Project Group;

“Propane Price” means, for a Month, the price for propane published by OPIS Pricing, News & Analysis as the “OPIS Simple Month Average Edmonton ANY C3”, converted to Canadian dollars;

“Redwater O&O Agreement” means the Redwater Ownership and Operating Agreement dated September 30, 2003 between Provident Energy Ltd. and Williams Energy (Canada), Inc.;

“Regulations” means all laws, statutes, rules, orders, regulations, judgments, injunctions, directives or other instruments (including permits and licenses) and all application requirements thereunder, of any Governmental Authority having jurisdiction over any of the Parties or the facilities subject to this Agreement;

“Regulatory Approval” means any approval required from time to time pursuant to applicable Regulations in order to proceed with the construction or operation of any facilities referenced hereunder;

“ROF” means the olefinic liquids fractionation, storage and distribution facilities located near Redwater, Alberta which are owned by WECU and currently operated by Pembina;

“ROF Horizon Debottleneck” means all necessary modifications or additions to ROF which are currently being executed by WECU to accommodate the Base Volume of Horizon Liquids;

“Suncor Agreement” means the Amended and Restated Processing and Transportation of Offgas Agreement dated December 10, 1998 between Novagas Canada Limited Partnership and Suncor Energy Inc., as amended to the date hereof;

“Suncor LEP” means the liquids extraction plant owned by WECU and located adjacent to the Suncor Energy Inc. bitumen upgrader in the Fort McMurray area of Alberta;

“Suncor Liquids” means the Liquids Mix extracted at the Suncor LEP;

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“Surplus Capacity” means any operational Handling capacity in the WECU Facilities or component thereof not being utilized on a Priority Access basis at a particular time;

“Sustaining Capital Costs” means those Capital Costs incurred by WECU in connection with the design, engineering, construction and commissioning of any facility comprising the WECU Facilities with respect to the implementation of a Sustaining Capital Project, excluding any such Capital Costs that are reimbursed by the insurance required to be carried by WECU hereunder;

“Sustaining Capital Project” means the addition, replacement or installation of equipment, machinery, facilities or other capital items forming part of the WECU Facilities and which are added, installed, utilized or commissioned for the purposes of complying with the Regulations (including occupational, health, safety and environment) or of servicing, replacing, repairing or refurbishing such existing WECU Facilities and related equipment, or components thereof, or installing and commissioning additional facilities for the purposes of replacing worn, damaged or spare equipment or facilities, including replacements with improved technology where the installation of the original technology is unavailable or not commercially reasonable, changes in facility vendors or changes in the availability of replacement parts and facilities, which addition, replacement or installation is not intended to change the capacity, performance capability or functionality of such facility;

“WECU Facilities” means, collectively, the Boreal Pipeline and ROF;

“Williams Horizon” means Williams Horizon Offgas ULC and its successors and assigns;

“Williams Propylene” means Williams Canada Propylene ULC and its successors and assigns; and

“Year” means a calendar year.

1.2	Industry Usage of Terms

Words, phrases and abbreviations used and not defined herein, but which have an accepted meaning in the custom and usage of the Canadian oil and gas industry, shall be given such accepted meaning.

1.3	Severability

Should any provision of this Agreement be illegal or not enforceable under the laws of the Province of Alberta, it or they shall be severable and the balance of this Agreement shall remain in full force and effect and be binding upon the Parties as though such illegal or unenforceable provisions had never been included herein.

1.4	Headings

The captions or headings used in this Agreement are inserted solely for convenience and shall not be considered or given any effect in interpreting the Agreement or in ascertaining the intent of the Parties.

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1.5	Number and Gender

In this Agreement words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

1.6	Currency

(a)	Any reference to a monetary amount in this Agreement, including the use of the term “Dollar” or the symbol “$”, shall mean the lawful currency of Canada unless the contrary is specified or provided for elsewhere in this Agreement.

(b)	In the event that US dollars need to be converted into Canadian dollars, any required conversions shall be done using the Bank of Canada monthly Average Noon Day Rate for the Month of activity.

1.7	References

The words “this Agreement”, “herein”, “hereof”, “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. All references in this Agreement to an Article, clause, subclause or other subdivision refer to an Article, clause, subclause or other subdivision of this Agreement unless expressly provided otherwise. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. A reference to a statute shall be deemed to be a reference to both the statute and all associated regulations, all amendments made thereto and in force from time to time and any statute or regulation that may be passed which has the effect of supplementing or superseding the aforesaid statute or regulations.

1.8	Project Affiliates

(a)	Williams Development has entered into this Agreement on its own behalf and on behalf of the Project Affiliates and has the right and authority to (i) represent the Project Group in all matters hereunder and (ii) bind the Project Affiliates to the terms and conditions of this Agreement. Subject to clause 1.9(b), all of the rights and obligations of Williams Development hereunder may be assigned to or enforced by any member of the Project Group without restriction.

(b)	Where a right or obligation is specified hereunder to be held by Williams Horizon, such right or obligation applies in respect of Williams Horizon only.

(c)	In the event that Williams Horizon becomes a subsidiary of or amalgamates with WECU, any rights and obligations hereunder which apply specifically to Williams Horizon shall, upon no further action by either Party, become the rights and obligations of WECU.

1.9	Relationship of Parties

Nothing in or arising from this Agreement shall be construed as creating a partnership, joint venture, agency, trust or fiduciary arrangement between the Parties or as creating any partnership, joint venture, agency, trust or fiduciary liabilities, duties or rights on the part of one Party to the other.

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1.10	Loss of Publications

In the event that the Propane Price ceases to be published, the method of calculation upon which the Propane Price index changes in any material respect or, in the reasonable opinion of a Party, the Propane Price ceases to reference a fair monthly average price of HD5 propane in the Edmonton area, the Propane Price shall reference an equivalent price published by a market maker or independent organization, which posted price shall reasonably reference the monthly average price of HD5 propane in the Edmonton area, as agreed by the Parties, acting reasonably.

II.	TERM AND TERMINATION

2.1	Term of Agreement

This Agreement shall be and remain in full force and effect until terminated by the Project Group pursuant to thirty (30) days’ written notice to WECU. Project Group shall be responsible to continue to pay all Capital Fees regardless of the termination of this Agreement.

2.2	Rights and Obligations on Termination

Notwithstanding the termination of this Agreement, the Parties shall remain liable for all obligations arising or accruing under this Agreement prior to such termination, including the payment of any fees, charges or other amounts hereunder, until all such obligations have been satisfied in full.

III.	USE OF WECU FACILITIES

3.1	Capacity for Suncor Liquids and Horizon Liquids

(a)	WECU has Priority Access to all Handling capacity in respect of the Base Volume of Suncor Liquids, provided that in the event that a material change in composition of the Suncor Liquids causes a reduction in Handling capacity for the Base Volume of Horizon Liquids, the amount of Handling capacity available in respect of the Base Volume of Suncor Liquids shall be reduced to the extent necessary to accommodate the entire Base Volume of Horizon Liquids.

(b)	Williams Horizon has Priority Access to all Handling capacity in respect of the Base Volume of Horizon Liquids, provided that in the event that a material change in composition of the Horizon Liquids causes a reduction in Handling capacity for the Base Volume of Suncor Liquids, the amount of Handling capacity available in respect of the Base Volume of Horizon Liquids shall be reduced to the extent necessary to accommodate the entire Base Volume of Suncor Liquids.

3.2	Rights to Cavern 7 Capacity

Notwithstanding the allocation of Handling capacity pursuant to clause 3.1, Project Group (excluding Williams Horizon) has Priority Access to all Handling capacity in Cavern 7 provided that the propane dehydrogenation project has not been discontinued by Williams Propylene prior to the Horizon Start Up Date.

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3.3	Rights to Expansion Capacity

(a)	WECU has Priority Access to all Handling capacity resulting from an Expansion of the WECU Facilities undertaken at its own discretion pursuant to clause 6.2(a).

(b)	The Project Group has Priority Access to all Handling capacity resulting from an Expansion of the WECU Facilities undertaken by WECU pursuant to a request made pursuant to clause 6.2(b).

(c)	In the event that more than one member of Project Group utilizes the Priority Access Handling capacity created by an Expansion of the WECU Facilities undertaken by WECU pursuant to a request made pursuant to clause 6.2(b) and a member of Project Group becomes a subsidiary of or amalgamates with WECU:

(i)	the amount of Priority Access Handling capacity held by the remainder of the Project Group with respect to such Expansion shall, from and after such event, be multiplied by a fraction, the numerator of which is the amount of Priority Access Handling capacity relating to such Expansion reasonably expected to be utilized by the remaining members of Project Group following such event and the denominator of which is the total Priority Access Handling capacity relating to such Expansion; and

(ii)	the amount of Priority Access Handling capacity held by WECU with respect to such Expansion shall, from and after such event, be increased by the amount that the remainder of the Project Group’s Priority Access Handling capacity was reduced pursuant to clause 3.3(c)(i).

3.4	Rights to Surplus Capacity

WECU and the Project Group shall each have Interruptible Access to any Surplus Capacity on a first come, first serve basis, provided that Interruptible Access to Surplus Capacity being utilized by a Party shall be curtailed to the extent that Interruptible Access to such Surplus Capacity is required by the other Party to support a project or contract with a longer term.

3.5	Cooperation for Additional Storage Rights

WECU will cooperate in good faith with Project Group in respect of any requests by Project Group to Pembina for the right of Project Group to store or otherwise Handle third party substances and Project Group Substances at ROF which are not permitted to be stored or otherwise Handled pursuant to the terms of the Redwater O&O Agreement, including acquiring any waivers or amendments that may be required to accommodate such requests.

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3.6	Curtailments

(a)	Any curtailments of Handling capacity at the WECU Facilities:

(i)	shall be applied first to Handling Services provided on an Interruptible Access basis; and

(ii)	shall be applied secondly to Handling Services provided on a Priority Access basis.

WECU	shall use reasonable efforts to allocate available Handling capacity on the basis set forth in clauses 3.6(b) and (c).

(b)	Curtailments of Interruptible Access Handling Services shall be allocated among the holders of such Interruptible Access capacity on a pro rata basis, based on the relative average Interruptible Access capacity utilized by each such capacity holder during the 90 day period prior to the curtailment.

(c)	Curtailments of Priority Access Handling Services shall be allocated among the holders of such Priority Access capacity hereunder based upon the capacity reserved for the customers of such capacity holders on a firm capacity basis at the applicable WECU Facilities during the 90 day period prior to the curtailment on a pro rata basis during such period, excluding from such calculation any days during that 90 day period that any such customer was unable to utilize the normal daily volume of such capacity due to an event of force majeure, a turnaround or facilities maintenance or repair which causes such customer’s facilities upstream of the Boreal Pipeline to not operate under normal operating conditions.

3.7	Development Projects

(a)	WECU may only pursue development projects in respect of ROF that:

(i)	are reasonably expected to incur Capital Costs at ROF less than $30,000,000;

(ii)	are Sustaining Capital Projects;

(iii)	would result in an Expansion of ROF required to accommodate additional inlet volumes of Liquids Mix produced from the Suncor LEP or any other liquids extraction plant owned by a member of Project Group that becomes a subsidiary of or amalgamates with WECU (in this clause 3.7, a “WECU Project”); or

(iv)	the Project Group, in its sole discretion, has elected not to pursue.

(b)	Project Group may, in its sole discretion, pursue any development project related to ROF other than a WECU Project.

(c)	WECU may not grant any Handling capacity in the WECU Facilities to any Person other than a Project Affiliate without obtaining Project Group’s prior consent.

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IV.	SERVICES PROVIDED BY WECU

4.1	Handling Services

WECU shall provide all Handling Services required by the Project Group, provided that:

(a)	subject to the provisions of Article III above, the Project Group has sufficient Priority Access to Handling capacity at the WECU Facilities or there is adequate Surplus Capacity available to accommodate the Handling Services required;

(b)	the Handling Services are not prohibited by the Redwater O&O Agreement; and

(c)	the applicable Project Group Substances meet the inlet specifications of the particular WECU Facilities.

4.2	Propane Sales and Storage

(a)	Following the completion of the propane dehydrogenation facility by Williams Propylene, Project Group shall have a call on all propane product produced and owned by WECU at ROF and WECU shall deliver to the ROF plant gate all such propane product requested by Project Group.

(b)	Project Group shall, in respect of all propane product delivered to Project Group pursuant to clause 4.2(a) during any Month, pay WECU the Propane Price for such volumes of propane product delivered for such Month.

(c)	In the event that Project Group requires propane product with ethane content lower than the standard HD5 propane produced at ROF, and therefore quantities of OC2 are not blended into the propane, WECU shall produce and deliver such propane pursuant to clause 4.2(a) and Project Group shall reimburse WECU with respect to the quantities of OC2 not blended as a result of such request, for the positive difference in value (if any) of (i) Propane Price over (ii) the price received by WECU for the sale of that volume of OC2 not blended into the propane due to the request of the Project Group.

(d)	WECU shall use reasonable efforts to manage propane storage operations at ROF for the benefit of Project Group for the optimization of the propane dehydrogenation projects.

4.3	Propylene Sales

(a)	Following the completion of the propane dehydrogenation facility by Williams Propylene, Project Group shall have a call on all polymer grade propylene product produced and owned by WECU at ROF and WECU shall deliver to the ROF plant gate all such polymer grade propylene product requested by Project Group.

(b)	Project Group shall, in respect of all polymer grade propylene delivered to Project Group pursuant to clause 4.3(a) during a Month, pay WECU an amount in US dollars equal to the weighted average price received by Williams Olefins LLC for polymer grade propylene sales in the United States for that Month net of the transportation costs that would have been incurred by WECU to deliver such product to such markets.

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4.4	Allocation and Delivery of Sales Products

(a)	All sales products comprising Project Group Substances shall be available at the ROF plant gate and loaded or delivered for transportation on the reasonable basis nominated by Project Group.

(b)	Project Group shall, at its sole cost, risk and expense, take in kind or separately dispose of all sales products comprising Project Group Substances nominated and made available for delivery at the WECU Facilities other than any OC2 to be delivered to NOVA pursuant to the NOVA Agreement.

(c)	WECU shall manage the WECU Facilities in such a manner that the sales products allocable to WECU and Project Group for storage, loading and delivery are Handled on a fair and non-preferential basis.

4.5	Blending Gains

In the event that Project Group Substances are blended to produce higher value sales products, such as blending OC2 into propane to produce HD5 propane, Project Group shall be entitled to any such increase in value on the same basis that such value increases are realized by WECU in respect of its own sales products.

4.6	Volume Losses

(a)	WECU shall have the right at any time, acting reasonably in accordance with good industry practice, to flare Project Group Substances free of charge.

(b)	Project Group shall bear its share of any losses suffered during a Month due to operational losses, evaporation, flaring, cavern loss or Force Majeure on a fair and non-preferential basis and in accordance with customary industry practices and standards.

(c)	If and when it cannot be determined to whom a loss should be allocated, any such loss shall be borne by Project Group in the proportion to the volume of Project Group Substances Handled through the particular WECU Facility during the appropriate prior period as compared to the total volume of substances handled through that facility during such period.

4.7	Measurement

All measurement required for the purposes of this Agreement shall be conducted pursuant to the measurement procedures of WECU, acting reasonably and in accordance with good industry practice.

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V.	CNRL AND NOVA AGREEMENTS

5.1	CNRL Agreement

(a)	The CNRL Agreement has been assigned to Williams Horizon pursuant to an Assignment and Assumption Agreement dated January 31, 2014 between WECU and Williams Horizon, but given that certain facilities subject to that agreement remain with WECU, each of WECU and Williams Horizon are jointly and severally liable to CNRL thereunder.

(b)	Notwithstanding such joint and several liability under such Assignment and Assumption Agreement, Williams Horizon shall be liable for all obligations relating to the CNRL Agreement and shall indemnify WECU from all Losses suffered as a result of any failures of Williams Horizon to comply with its obligations under the CNRL Agreement provided that such Losses are not incurred due to a breach by WECU of its obligations hereunder.

5.2	NOVA Agreement

(a)	A portion of the NOVA Agreement has been assigned to Williams Horizon pursuant to an Assignment and Assumption Agreement dated January 31, 2014 between WECU and Williams Horizon (in this clause 5.2, the “Assigned Obligations”) and each of WECU and Williams Horizon are jointly and severally liable to NOVA thereunder.

(b)	Notwithstanding such joint and several liability under such Assignment and Assumption Agreement:

(i)	Williams Horizon shall be liable for all obligations relating to the Assigned Obligations and shall indemnify WECU from all Losses suffered as a result of any failures of Williams Horizon to comply with such Assigned Obligations; and

(ii)	WECU shall be liable for all obligations under the NOVA Agreement other than the Assigned Obligations and shall indemnify Williams Horizon from all Losses suffered as a result of any failures of WECU to comply with such obligations.

(c)	WECU shall deliver the OC2 sourced from the Horizon LEP to NOVA as required pursuant to the NOVA Agreement and WECU shall receive on behalf of and pay to Williams Horizon the purchase consideration received for such product. In the event that NOVA fails to pay any invoices related to the delivery of OC2 pursuant to the NOVA Agreement, WECU and Williams Horizon shall share:

(i)	any losses relating to such failures; and

(ii)	any proceeds from the realization of any credit support provided under such Agreement;

on a pro rata basis, based on the relative amount of OC2 that was delivered and not paid for.

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VI.	OPERATION, MODIFICATION AND EXPANSION OF FACILITIES

6.1	Operations

(a)	WECU shall operate the WECU Facilities in accordance with good industry practice.

(b)	In the event that third parties operate any of the WECU facilities, WECU shall remain directly responsible to Project Group for all of its obligations hereunder.

(c)	WECU may implement any modification to the operation of the WECU Facilities in its sole discretion provided that such modification does not have a material and adverse effect on the projects being developed by the Project Group or the business of the Project Group.

(a)	6.2 Expansions

(a)	Subject to clause 3.7, WECU may implement any Expansion of the WECU Facilities in its sole discretion provided that such Expansion does not have a material and adverse effect on the projects being developed by the Project Group or the business of the Project Group.

(b)	Project Group may request that WECU implement an Expansion and WECU shall, subject to Regulatory Approval and to any notices or approvals required under the Redwater O&O Agreement (but not otherwise subject to any other approvals or conditions whatsoever), implement such Expansion provided that such Expansion does not have a material and adverse effect on the projects being developed by WECU or the business of WECU.

(c)	WECU will cooperate in good faith to assist the Project Group in respect of any requests by the Project Group to Pembina for ability of the Project Group to build and own its own facilities at the ROF site, which facilities would not be subject to this Agreement (including providing assistance in acquiring any waivers or amendments that may be required under the Redwater O&O Agreement).

6.3	Regulatory Applications and Approvals

(a)	WECU (or the nominee thereof) shall proceed diligently and in good faith make application for all necessary Regulatory Approvals required to be made in respect of all WECU Facilities to be constructed or modified hereunder.

(b)	WECU shall not be required to construct or modify any WECU Facilities on the basis required hereunder unless and to the extent it has received Regulatory Approval in respect thereof on terms and conditions satisfactory to WECU.

(c)	WECU shall hold and maintain, or cause to be held and maintained, all Regulatory Approvals required in respect of the operation of the WECU Facilities in good standing.

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VII.	FEES FOR SERVICE

7.1	Capital Fees Payable by Williams Horizon (ROF)

As consideration for the Handling Services provided in respect of the Priority Access Handling capacity granted to Williams Horizon in clause 3.1(b), following the Horizon Start Up Date, Williams Horizon shall each Month (excluding the Month that the Horizon Start Up Date occurred) pay to WECU an amount equal to:

(a)	the Horizon Depreciation Amount applicable to such Month, where:

“Horizon Depreciation Amount” means the amount of depreciation booked by WECU during that Month in respect of the 36% of the net book value of each of the facilities comprising ROF as of the Month the Horizon Start Up Date occurs (the “Horizon Capital Rate Base”), which Horizon Capital Rate Base shall:

(i)	include all Capital Costs incurred by WECU in respect of the ROF Horizon Debottleneck; and

(ii)	exclude:

A.	the net book value of Cavern 7 provided that the propane dehydrogenation project has not been discontinued by Williams Propylene prior to the Horizon Start Up Date; and

B.	any Sustaining Capital Costs incurred at ROF following the date of this Agreement and prior to the Horizon Start Up Date;

until such assets are fully depreciated, which depreciation shall be determined Monthly on an asset by asset basis pursuant to GAAP;

plus

(b)	a Monthly pre-tax rate of return of 0.833% on the Horizon Capital Rate Base, as depreciated by the Horizon Depreciation Amount applicable to such Month.

7.2	Capital Fees Payable by Project Group – Expansions (ROF)

In the event of an Expansion of ROF conducted pursuant to clause 6.2(b), as consideration for the Handling Services provided in respect of the Priority Access Handling capacity provided in respect of the applicable facilities at ROF comprising such Expansion, following the date that the Expansion is complete and commissioned for service Project Group shall each Month (excluding the Month that such commissioning occurred) pay to WECU an amount equal to:

(a)	the Expansion Depreciation Amount applicable to such Month, where:

“Expansion Depreciation Amount” means the amount of depreciation booked by WECU during that Month in respect of the Expansion Capital of each of the facilities comprising the Expansion (“Expansion Capital Rate Base”) until such assets are fully depreciated, which depreciation shall be determined Monthly on

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an asset by asset basis pursuant to GAAP, provided that in the event that more than one member of Project Group utilizes the Priority Access Handling capacity created by such Expansion and a member of Project Group becomes a subsidiary of or amalgamates with WECU, the depreciated Expansion Capital Rate Base shall, from and after such event, be multiplied by a fraction, the numerator of which is the amount of Priority Access Handling capacity relating to such Expansion reasonably expected to be utilized by the remaining members of Project Group following such event and the denominator of which is the total Priority Access Handling capacity relating to such Expansion;

plus

(b)	a Monthly pre-tax rate of return of 0.833% on the Expansion Capital Rate Base, as depreciated by the Expansion Depreciation Amount applicable to such Month.

7.3	Capital Fees Payable by Project Group – Cavern 7

As consideration for the Handling Services provided in respect of the Priority Access Handling capacity granted to Project Group in respect of Cavern 7, following the date that Project Group first utilizes Cavern 7 for the storage of propylene Project Group shall each Month (excluding the Month that such first use commences) pay to WECU an amount equal to:

(a)	the Cavern Depreciation Amount applicable to such Month, where:

“Cavern Depreciation Amount” means the amount of depreciation booked by WECU during that Month in respect of the net book value of Cavern 7 as of the Month that such first use commences (the “Cavern Capital Rate Base”) until such assets are fully depreciated, which depreciation shall be determined Monthly on an asset by asset basis pursuant to GAAP, provided that in the event that more than one member of Project Group utilizes Cavern 7 and a member of Project Group becomes a subsidiary of or amalgamates with WECU, the depreciated Cavern Capital Rate Base shall, from and after such event, be multiplied by a fraction, the numerator of which is the amount of Priority Access Capacity reasonably expected to be utilized by the remaining members of Project Group following such event and the denominator of which is the total capacity of Cavern 7;

plus

(b)	a Monthly pre-tax rate of return of 0.833% on the Cavern Capital Rate Base, as depreciated by the Cavern Depreciation Amount applicable to such Month.

7.4	Payment of Capital Fees

(a)	The Capital Fees shall be payable in all events and regardless of whether Project Group is utilizing the particular WECU Facilities to which such Capital Fees apply, provided however that if the WECU Facilities are rendered completely incapable of accepting any Project Group Substances for Handling for a period lasting more than 90 consecutive days due to any cause whatsoever, including Force Majeure, then the obligation to pay the Capital Fees shall be suspended until the month that the WECU Facilities are capable of providing all of the Handling Services required to be provided hereunder in respect of Project Group Substances.

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(b)	There shall be no reduction in Capital Fees in the event that WECU utilizes Surplus Capacity in any WECU Facilities to which such Capital Fees apply.

7.5	Operating Costs Payable by Project Group (ROF)

As consideration for the Handling Services provided in respect of any Interruptible Access or Priority Access Handling capacity utilized by the Project Group in respect of ROF, Project Group shall each Month pay to WECU an amount equal to the Project Group’s pro rata share of the Operating Costs of each such facility at ROF based on the percentage share of each such facility utilized during that Month in respect of Project Group Substances or the components thereof.

7.6	Sustaining Capital Costs Payable by Project Group (ROF)

As consideration for the Handling Services provided in respect of any Interruptible Access or Priority Access Handling capacity utilized or projected to be utilized by the Project Group in respect of ROF, Project Group shall pay to WECU an amount equal to the Sustaining Capital Costs incurred in respect of each Sustaining Capital Project completed at ROF upon the completion thereof, multiplied by a fraction, the numerator of which is the amount of Handling capacity of the particular facility subject to the Sustaining Capital Project which is reasonably expected to be utilized by Project Group for a 2 year period following the completion of such Sustaining Capital Project and the denominator of which is the total Handling capacity of such facility which is reasonably expected to be utilized by both WECU and Project Group for such 2 year period.

7.7	Fees Payable by Project Group (Boreal Pipeline)

(a)	As consideration for the Handling Services provided in respect of any Interruptible Access or Priority Access Handling capacity utilized by the Project Group in respect of the Boreal Pipeline, Project Group shall each Month pay to WECU the Boreal Pipeline Fee in respect of each M3 of Project Group Substances delivered to the Boreal Pipeline during such Month.

(b)	The Boreal Pipeline Fee is inclusive of all capital and operating costs incurred by WECU in respect of the Boreal Pipeline and no charges whatsoever shall be payable in respect of Handling Services on the Boreal Pipeline other than the Boreal Pipeline Fee regardless of any Expansion, Sustaining Capital Project or change in operating expenses related to the Boreal Pipeline.

VIII. CURTAILMENTS AND INTERRUPTIONS

8.1	Remedy of Unscheduled Outages

Should an unplanned outage or curtailment occur at the WECU Facilities, WECU shall, subject to the Regulations, promptly and diligently remedy the cause and effect of any such event insofar as it is reasonably able to do so.

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8.2	Force Majeure

(a)	For the purposes of this Agreement, “Force Majeure” means an occurrence beyond the reasonable control of a Party claiming suspension of an obligation hereunder, which has not been caused by such Party’s negligence, willful misconduct or fraud and which such Party was unable to prevent or provide against by the exercise of reasonable diligence at a reasonable cost and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, act of terrorism, blockage, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials, unplanned outages or curtailments, power or fuel interruptions or government restraint, action, delay or inaction, whether or not such curtailment or suspension constitutes a “force majeure” pursuant to the particular documents governing or otherwise pertaining to such facilities.

(b)	If a Party is prevented by Force Majeure from fulfilling any obligations hereunder, the obligations of that Party, insofar as its obligations are affected by the Force Majeure, shall be suspended while the Force Majeure continues to prevent the performance of such obligation and for that time thereafter as that Party may reasonably require to commence to fulfil such obligation.

(c)	The Party claiming suspension of an obligation as aforesaid shall, subject to the Regulations, promptly remedy the cause and effect of the applicable Force Majeure, insofar as it is reasonably able to do so. However, the terms of settlement of any strike, lockout or other industrial disturbance shall be wholly at the discretion of such Party, notwithstanding clause 8.2(a), and that Party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the Force Majeure thereby constituted.

(d)	Notwithstanding anything contained in this clause 8.2, lack of finances and adverse market conditions shall not be considered an event of Force Majeure nor shall any Force Majeure suspend any obligation for the payment of money hereunder except as set forth in clause 7.4(a).

(e)	Should any of the WECU Facilities be destroyed or damaged due to an event of Force Majeure or otherwise such that they are unable to accept or process Project Group Substances, WECU shall conduct a Sustaining Capital Project to rebuild or repair such WECU Facilities after such event to the specifications necessary to meet its obligations hereunder and clause 7.6 shall apply in respect of the Sustaining Capital Costs incurred in respect thereof.

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IX.	BILLING AND PAYMENT

9.1	Monthly Statements

WECU shall each Month provide to Williams Development:

(a)	an invoice detailing all amounts owing by each member of Project Group to WECU hereunder during the prior Month; and

(b)	a statement detailing all amounts owing by WECU to Williams Horizon pursuant to clause 5.2(c) in respect of the prior Month.

9.2	Payment

(a)	Williams Development shall on its own behalf and on behalf of each Project Affiliate, as applicable, remit to WECU the amounts owing to WECU under each invoice provided pursuant to clause 9.1(a) no later than the later of:

(i)	the 25th day of the Month in which such invoice was received by Williams Development or the first Business Day following the 25th day if such day is not a Business Day; and

(ii)	the 10th Business Day following receipt of such invoice.

(b)	WECU shall remit to Williams Horizon the amounts owing to Williams Horizon under each statement provided pursuant to clause 9.1(b) no later than 25th day of the Month in which such statement was delivered to Williams Horizon or the first Business Day following the 25th day if such day is not a Business Day.

(c)	In the event of late payment, the unpaid amount shall bear interest following the Payment Date at the annual rate of interest announced from time to time by the Toronto-Dominion Bank as its reference rate for the determination of interest charged on Canadian Dollar commercial loans made in Canada and referred to by it as its prime rate, plus 2% per annum, calculated and compounded on a monthly basis.

9.3	Use of Estimates

WECU may calculate the amounts owing hereunder based on its good faith estimates, and in the event that it invoices any amounts hereunder based on its good faith estimates, following the end of each Year WECU shall recalculate such amounts based on actual data and make any adjustments to the amounts paid pursuant to clause 9.2 for that Year by providing a statement to Project Group indicating the amount and nature of the adjustments along with reasonable back up information. If the adjustment results in an amount owing to Project Group, WECU shall pay such amount to Project Group within 10 Business Days of the statement of adjustments and if the adjustment results in an amount owing to WECU, Project Group shall pay such amount to WECU within 10 Business Days of the statement of adjustments. WECU shall use reasonable efforts to make the final calculations and determine a statement of adjustments within 90 days of the end of the relevant Year.

9.4	Taxes

(a)

WECU shall pay or cause to be paid all taxes, duties, charges, levies or fees, lawfully levied on WECU by a Governmental Authority (all such amounts being referred to herein as “taxes”) applicable to amounts paid to WECU under this Agreement. Project Group shall pay all taxes lawfully levied on Williams Project

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Group applicable to amounts payable to Project Group under this Agreement. In the event that WECU is legally obligated to collect such taxes from Project Group, WECU shall have full authority to do so. Where Project Group is legally obligated to collect from WECU any taxes applicable to payments arising under this Agreement, Project Group shall have full authority to do so. In the event that either Party (the “Exempt Party”) is exempt from any such taxes, the Exempt Party shall furnish the other Party with a valid and properly completed resale or other exemption certificate and the other Party agrees to cooperate with the Exempt Party in filing such certificate with the applicable Government Authority.

(b)	Amounts payable hereunder are exclusive of GST. Applicable GST amounts shall be added as a separate charge to amounts payable hereunder. WECU and Project Group shall each file with any applicable Governmental Authority any remittances or other materials required to be filed by it pursuant to the Regulations within the time periods specified therein.

(c)	Notwithstanding any other provision in this Agreement, if any amount becomes payable by either Party as a result of a breach, modification or termination of this Agreement and if Section 182 of Part IX of the Excise Tax Act (Canada) applies to the amount payable, then said amount payable shall be increased by an amount equal to the tax rate payable under Section 165 of Part IX of the Excise Tax Act (Canada), multiplied by the amount otherwise payable and the payor shall pay the increased amount.

X.	LIABILITY AND INSURANCE

10.1	Liability of WECU

(a)	WECU shall not be liable to Project Group for any Losses suffered or incurred by Project Group resulting from or in any way attributable to or arising out of any act or omission, whether negligent or otherwise, of WECU in the Handling of Project Group Substances except when and to the extent that such Losses are a direct result of, or are directly attributable to the gross negligence or wilful misconduct of WECU in operating the Boreal Pipeline.

(b)	WECU shall be liable for and shall indemnify the Project Group from and against any Losses suffered or incurred by Project Group as a direct result of, or which are directly attributable to, the gross negligence or wilful misconduct of WECU in the Handling of Project Group Substances on the Boreal Pipeline.

(c)	In the event that Losses are incurred by Project Group relating to the operation of ROF which are reimbursed to WECU under the Redwater O&O Agreement, including any Profit Losses as defined thereunder, WECU shall reimburse Project Group in respect of such Losses to the extent that the amount of Losses reimbursed to WECU are attributable to the use of ROF by Project Group.

10.2	Liability of Project Group

Project Group shall be liable for and shall indemnify WECU from and against any Losses incurred by WECU caused as a direct result of, or which are directly attributable to, any Project Group Substances delivered to the WECU Facilities that do not meet the inlet specifications therefor or which were delivered in violation of the applicable Regulations.

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10.3	Insurance Coverage

(a)	WECU shall maintain or cause to be maintained the insurance in respect of the WECU Facilities in accordance with its applicable risk management policies.

(b)	For the purposes of clause 10.2, Losses shall be deemed not to have been incurred to the extent that they are reimbursed by the insurance required to be carried by WECU hereunder.

10.4	Limitation of Liability and Remedies

(a)	Notwithstanding any other provision hereof, no Party shall be liable to the other Party under this Agreement for loss of, delayed or foregone profits or indirect, consequential or punitive damages, except to the extent specifically permitted by this Agreement provided, however, that nothing in this Agreement shall limit either Party’s express liability as an indemnitor with respect to third party claims or either Party’s liability arising from such Party’s gross negligence, willful misconduct or fraud.

(b)	In addition to any remedy that has been expressly set out in this Agreement for a breach thereof, all rights, remedies, counterclaims, defences and related procedures at law or in equity for such breach, including specific performance and monetary damages, remain available except to the extent specifically limited by this Agreement.

10.5	Mitigation of Damages

Each Party shall have the right and duty to mitigate the damages, to the extent reasonably practicable, it may suffer as a result of the default of the other Party in its obligations under this Agreement.

XI.	ASSIGNMENT

11.1	Assignment by WECU

Subject to clause 11.3, WECU shall not effect a Disposition of the WECU Facilities, this Agreement or any of its rights and obligations hereunder in whole or in part to any other Person without the prior consent of Project Group.

11.2	Assignment by Project Group

Subject to clause 11.3, Project Group shall not effect a Disposition of this Agreement or any of its rights and obligations hereunder in whole or in part to any other Person without the prior consent of WECU.

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11.3	Exceptions

Clauses 11.1 and 11.2 shall not apply to Dispositions to an Affiliate of the assigning Party.

XII.	MISCELLANEOUS

12.1	Further Assurances

Each Party shall, at its cost, from time to time, at the request of the other Party, acting reasonably, execute and deliver all such other and additional instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary to more fully give effect to this Agreement. The Parties agree to meet from time to time to discuss in good faith any potential amendments to this Agreement that may mutually benefit the Parties hereto (which amendments (if any) shall not become effective unless agreed to in writing by all of the Parties hereto).

12.2	Entire Agreement

This Agreement sets forth the entire agreement between the Parties pertaining to the transactions and operations contemplated hereby, shall not be changed orally and no implied covenant, condition, term or reservation shall be read into this Agreement relating to or concerning such subject matter.

12.3	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, as set out herein.

12.4	Law of Contract

This Agreement shall be interpreted, construed and enforced in accordance with the laws in force in the Province of Alberta and the Parties hereby irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

12.5	Waivers

A waiver of a provision of this Agreement, whether for future or past actions, shall not be binding upon a Party unless it is in writing and signed by its duly authorized representative(s), and such a waiver shall not operate as a waiver in the future of any provision, whether of a like or different character.

12.6	Supercedence

This Agreement shall govern the relationship of the Parties and supersedes all other agreements, documents, writings and verbal understandings and representations between the Parties in relation to the subject matter hereof.

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12.7	Time of Essence

Time is of the essence in this Agreement. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

12.8	Limitations Act

The 2 year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, R.S.A. 2000 c. L-12, including any amendments thereto or replacements thereof, for any claim (as defined in that Act) arising in connection with this Agreement is extended to 4 years.

12.9	Counterpart Execution

This Agreement may be executed and delivered in counterpart and may be delivered by facsimile, all of which executed counterparts when taken together shall constitute an original executed agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement each as of the date set forth above.

WILLIAMS ENERGY CANADA ULC

Per:

WILLIAMS ENERGY CANADA DEVELOPMENT ULC

Per:

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Exhibit D

ALLOCATION AGREEMENT

This Allocation Agreement (“Agreement”) is effective as of January 1, 2013, 12:01 AM Mountain Standard Time (the “Effective Date”), by and between The Williams Companies, Inc. (“WMB”), a Delaware corporation and Williams Energy Canada ULC (“WECU”), an Alberta unlimited liability corporation.

RECITALS

A.	WECU is in the business of extracting, fractionating, storing and transporting natural gas liquids and olefins (the “Business”).

B.	WECU requires certain general and administrative services relating to the operation of its Business (the “Services”).

C.	WMB has agreed to provide such Services and allocate these costs to WECU in accordance with the terms of this Agreement, and WECU agrees to reimburse WMB subject to the terms and conditions of this Agreement.

NOW, THEREFORE in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Costs. WMB shall be reimbursed on a monthly basis, subject to terms of Section 2 below, for all direct and indirect expenses it incurs or payments it makes on behalf of WECU (including but not limited to, information technology services, facilities and administrative costs and stock compensation expenses) in connection with the Services (the “Payment Amount”). The allocation methodology WMB uses to allocate expenses to WECU shall satisfy US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. As deemed necessary by WMB, the Payment Amount may include an additional arm’s length fee or mark-up as required under US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act.

2.	Payment Terms: (a) On or before the 10th calendar day of each month, WMB shall notify WECU, in a mutually agreeable electronic format (e.g., e-mail, fax), of the Payment Amount due. WECU shall pay WMB such amount on or before the last day of the month of notification. Any payments not received by this date shall bear interest at an arm’s length rate of interest (as determined under US Internal Revenue Code Section 482 or Section 247 of Canada’s Income Tax Act) from the date due until the date of payment. The Payment Amount shall be in US dollars and all payments shall be remitted in US dollars. (b) Notwithstanding Section 2(a) above, solely with respect to Payment Amounts for Services provided in calendar year 2013, no interest shall be charged provided the Payment Amount is remitted by WECU and received by WMB on or before January 31, 2014.

3.	Term. This Agreement shall remain in full force and effect except that (a) each party may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) WMB or WECU may terminate this Agreement immediately upon written notice to the other party at such time as neither WMB nor its successor in interest is an affiliate of WECU or its successor in interest.

4.	Books and Records. WMB shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law. Each party shall at all reasonable times have access to the other party’s books, records, files and other statements, documents or instruments reasonably relating to the Services to be provided hereunder and the calculation of the Payment Amount.

5.	Assignment; Amendment. Except as otherwise provided herein, neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement may be amended in a writing signed by both parties hereunder.

6.	Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to WECU:
Attention: Kevin Westfall, Non-regulated Controller
Facsimile: (918) 573-9377
E-Mail: Kevin.Westfall@Williams.com

If to WMB:
Attention: Paul Reynolds, General Accounting Director
Facsimile:
E-Mail: Paul.Reynolds@Williams.com

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

7.	Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

8.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

9.	Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

10.	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.

11.	Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

12.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Tulsa, Oklahoma.

13.	Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

[Signature Page Follows]

The parties have executed this Agreement effective as of the Effective Date.

THE WILLIAMS COMPANIES, INC.

By:
Name: John R. Dearborn
Title: Sr. Vice President

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement dated as of 11:59 p.m. (Mountain Time) January 31, 2014 between

WILLIAMS ENERGY CANADA ULC

a corporation existing under the laws of Alberta

(“WECU”)

and

WILLIAMS HORIZON OFFGAS ULC

a corporation existing under the laws of Alberta

(“Williams Horizon”)

RECITALS

A. WECU is the owner of the Horizon LEP and the Boreal Extension Line (collectively, the “Projects”), is a party to the CNRL Agreement and the NOVA Agreement, and is the owner of the ACMLP Interests, and is willing to assign the Transferred Assets to Williams Horizon.

B. Williams Horizon is willing to purchase the Transferred Assets and to assume the Assumed Liabilities on the terms and subject to the conditions of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “ACMLP Interests” means 3,651 Class A Units of Alliance Canada Marketing L.P. and 36.51 Common Shares of Alliance Canada Marketing Ltd.

(2) “Agreement” means this agreement and all schedules to this agreement.

(3) “Assumed Liabilities” has the meaning given to it in Section 2.2.

(4) “Boreal Extension Line” means the pipeline and related facilities to be constructed to transport Liquids Mix to a point of interconnection with the Boreal Pipeline, located at or near the North West Quarter of Section 33, Township 91, Range 11, W4M.

(5) “Boreal Pipeline” means the pipeline and related facilities which transport Liquids Mix from the Suncor LEP to ROF.

(6) “CNRL” means Canadian Natural Resources Limited and its successors and assigns.

(7) “CNRL Agreement” means the SGL Purchase and Sale Agreement dated September 13, 2012 between Williams Energy (Canada), Inc. and Canadian Natural Resources Limited.

(8) “Elected Amount” has the meaning given to it in Section 3.1.

(9) “Horizon LEP” means the liquids extraction plant being constructed adjacent to the Canadian Natural Resources Limited bitumen upgrader in the Fort McMurray area of Alberta.

(10) “Horizon Liquids” means the Liquids Mix extracted at the Horizon LEP.

(11) “Liquids Mix” means a mixture of synthetic natural gas liquids comprised primarily of ethane, ethylene, propane, propylene, butane, butylenes and olefinic condensate.

(12) “NOVA” means NOVA Chemicals Corporation and its successors and assigns.

(13) “NOVA Agreement” means the OC2 Supply Agreement dated March 25, 2011 between Williams Energy (Canada), Inc. and NOVA Chemicals Corporation.

(14) “OC2” means the ethane-ethylene product produced at ROF.

(15) “Projects” has the meaning given to it in Recital A.

(16) “Purchase Price” has the meaning given to it in Section 2.4.

(17) “ROF” means the olefinic liquids fractionation, storage and distribution facilities located near Redwater, Alberta which are owned by WECU and currently operated by Pembina NGL Corporation;

(18) “Share Consideration” has the meaning given to it in Section 2.5(b).

(19) “Stated Capital” has the meaning given to it in Section 2.6.

(20) “Suncor LEP” means the liquids extraction plant owned by WECU and located adjacent to the Suncor Energy Inc. bitumen upgrader in the Fort McMurray area of Alberta.

(21) “Transfer” means the transfer of the Transferred Assets contemplated by this Agreement.

(22) “Transferred Assets” has the meaning given to it in Section 2.1.

Section 1.2 Currency and Payment Obligations

All dollar amounts referred to in this Agreement are stated in Canadian Dollars.

Section 1.3 Additional Rules of Interpretation

The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 1.4 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 2.1(1)(c) – Contracts and Agreements

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Transferred Assets

Upon and subject to the terms and conditions of this Agreement, WECU hereby assigns and transfers to Williams Horizon, and Williams Horizon hereby accepts the assignment and transfer from WECU of the following properties, assets interests and rights (collectively, the “Transferred Assets”):

(1) all right, title and interest in and to all of WECU’s properties, assets, interests and rights pertaining directly and exclusively to the Projects, including the following:

(a)	all materials, equipment, machinery, motor vehicles, supplies, accessories and other chattels pertaining directly and exclusively to the Projects, including any materials, equipment, machinery, motor vehicles, supplies, accessories and other chattels ordered by WECU for use in the Projects but not yet received;

(b)	all licences, permits, authorizations, regulatory approvals or other evidence of authority pertaining directly and exclusively to the Projects or the properties, assets, interests and rights pertaining directly and exclusively thereto issued or granted to, conferred upon, or otherwise created for WECU;

(c)	all contracts and agreements pertaining directly and exclusively to the Projects to which WECU is a party, including (i) all leases, subleases, rights-of-way, easements, surface access agreements or other instruments pertaining directly and exclusively to the Projects, including all purchase options, prepaid rents, security deposits, licences, permits and regulatory approvals pertaining directly and exclusively thereto and all leasehold improvements thereon, (ii) all licenses granted to WECU of rights and interests in and to technology, engineering data, design and engineering specifications pertaining directly and exclusively to the Projects; (iii) all construction contracts, engineering contracts and other service agreements pertaining directly and exclusively to the design and construction of the Projects; (iv) all leases of personal property pertaining directly and exclusively to the Projects, including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereon; and (v) all other contracts and agreements pertaining directly and exclusively to the Projects, in each case including any contracts and agreements described in Schedule 2.1(1)(c), but excluding the NOVA Agreement, which is addressed in Section 2.1(3) below;

(d)	all books, records, files, papers, reports and data of WECU pertaining directly and exclusively to the Projects or the properties, assets, interests and rights pertaining directly and exclusively thereto, including books of account and other financial data and information, engineering studies and work product, drawings, reports and data that pertain to seismic, geological or geophysical matters, including all records, data and information stored electronically, digitally or on computer-related media;

(e)	all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration owned or used by WECU directly and exclusively in the Projects, and all associated rights, including moral rights, associated with any of the foregoing;

(f)	all accounts receivable, notes receivable, loans receivable and other evidences of indebtedness and rights to receive payments pertaining directly and exclusively to the Projects or the properties, assets, interests and rights pertaining directly and exclusively thereto and any security arrangements and collateral securing the repayment and satisfaction of the foregoing; and

(g)	all prepayments, prepaid charges, deposits, sums and fees pertaining directly and exclusively to the Projects or held in respect of any of the properties, assets, interests and rights pertaining directly and exclusively thereto;

(2) all of WECU’s right, title and interest in and to the CNRL Agreement;

(3) all of WECU’s dedication obligations under Section 4.1(b) of the NOVA Agreement which relate to OC2 derived from Horizon Liquids and the right to be paid for OC2 derived from Horizon Liquids in accordance with the NOVA Agreement; and

(4) all of WECU’s right, title and interest in and to the ACMLP Interests and all properties, assets, interests and rights pertaining directly and exclusively thereto.

Section 2.2 Assumed Liabilities

Per the terms of the CNRL Agreement and the NOVA Agreement, WECU shall remain jointly and severally liable to CNRL and NOVA, respectively, under such agreements. Notwithstanding the foregoing, on the terms and subject to the conditions contained in this Agreement, Williams Horizon hereby assumes and agrees to pay, perform, discharge when due, and indemnify and hold harmless WECU from and against, all obligations and liabilities of WECU (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) which relate directly and exclusively to or are directly and exclusively associated with the Transferred Assets (collectively, the “Assumed Liabilities”).

Section 2.3 Excluded Assets and Retained Liabilities

(1) Except for the Transferred Assets sold, assigned and transferred to Williams Horizon hereunder, nothing in this Agreement shall convey unto Williams Horizon any assets, properties, rights or interests of WECU. Without limiting the generality of the foregoing, the Boreal Pipeline, the ROF, WECU’s office equipment, workstations, computer hardware and supplies, and all other properties, assets, interests and rights not specifically included in the Transferred Assets and not pertaining directly and exclusively to the Projects shall not be conveyed unto Williams Horizon hereunder.

(2) Except for the Assumed Liabilities, Williams Horizon shall not assume and shall not be obliged to pay, perform or discharge any obligations or liabilities of WECU.

Section 2.4 Purchase Price

The purchase price payable by Williams Horizon to WECU for the Transferred Assets (the “Purchase Price”) will be equal to the aggregate fair market value of the Transferred Assets at the date hereof. WECU and Williams Horizon will determine such fair market value forthwith following the finalization of the financial statements of WECU for the period ending on the date hereof.

Section 2.5 Payment of the Purchase Price

The Purchase Price shall be paid and satisfied by Williams Horizon as follows:

(a)	by the assumption by Williams Horizon of the Assumed Liabilities as provided in accordance with Section 2.2; and

(b)	by the issue to WECU of 900 fully paid and non-assessable common shares in the capital of Williams Horizon (the “Share Consideration”).

Section 2.6 Addition to Stated Capital Account

Pursuant to subsection 28(3) of the Business Corporations Act (Alberta), Williams Horizon will add an amount equal to the Elected Amount net of the amount of the Assumed Liabilities (the “Stated Capital”) to the stated capital account of Williams Horizon in respect of the Share Consideration.

Section 2.7 Allocation of Purchase Price

WECU and Williams Horizon agree to allocate the Purchase Price among the Transferred Assets in proportion to the respective fair market values thereof. Each of WECU and Williams Horizon shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

ARTICLE 3 – TAX MATTERS

Section 3.1 Income Tax Act Election

WECU and Williams Horizon shall execute jointly and file an election pursuant to subsection 85(1) of the Income Tax Act (Canada) within the prescribed time under subsection 85(6) of the Income Tax Act (Canada) electing to transfer each of the Transferred Assets at an elected transfer amount (the “Elected Amount”) as WECU may determine, subject to the several limitations of subsection 85(1) of the Income Tax Act (Canada).

Section 3.2 Provincial Income Tax Elections

WECU and Williams Horizon agree that in connection with the joint election filed pursuant to subsection 85(1) of the Income Tax Act (Canada) they shall also file such provincial election forms as may be required in respect of all provincial taxes that may apply to them so that the Elected Amounts shall also be applicable for all provincial tax returns of both WECU and Williams Horizon.

Section 3.3 Price Readjustment

It is intended by the parties hereto that the Purchase Price shall be the fair market value of the Transferred Assets, the Elected Amount shall be the lower of the fair market value or the cost amount (as defined in Section 248(1) of the Income Tax Act (Canada)) of the Transferred Assets to WECU and the Stated Capital shall be the paid-up-capital of the Share Consideration on the date hereof. The parties hereto have made a reasonable effort to determine these values. In the event that any taxing authority disputes the fair market value, the Elected Amount or the Stated Capital, the parties hereto agree to adjust these amounts and the Share Consideration or any or all of the foregoing to amounts that are mutually agreeable to both the parties hereto and to the taxing authority or authorities and, failing agreement, to amounts determined by a court of law with competent jurisdiction, and to adjust the accounts of WECU and Williams Horizon accordingly. The parties hereto further agree to file any amended election form and pay any penalty as may be necessary to give full force and effect to the foregoing.

Section 3.4 Goods and Services Tax

Williams Horizon shall be liable for and shall pay all goods and services tax imposed pursuant to Part IX of the Excise Tax Act (Canada) (“GST”) properly applicable in connection with the transfer of the Transferred Assets pursuant to this Agreement. WECU declares that it is duly registered for the purpose of the GST as 86119 3126. Williams Horizon declares that it is duly registered for the purposes of the GST as 82276 6838. Williams Horizon declares that it is acquiring under this Agreement all or substantially all of the property that can reasonably be regarded as being necessary for it to carry on the Projects, the CNRL Agreement and the interest in the NOVA Agreement assigned hereunder as a business. WECU and Williams Horizon shall jointly make the election provided for under subsection 167(1.1) of the Excise Tax Act (Canada) so that no GST will be payable in respect of the transactions contemplated by this Agreement. Williams Horizon and WECU shall jointly complete the election form (more particularly described as form GST-44) in respect of such election Williams Horizon irrevocably appoints WECU (or its authorized representatives) as its agent to file the said election form no later than the due date for the Williams Horizon’s GST return for the first reporting period in which GST would, in the absence of such election, become payable in connection with the transactions contemplated by this Agreement.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF WECU

WECU represents and warrants to Williams Horizon as stated below and acknowledges that Williams Horizon is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 4.1 Status and Capacity of WECU

WECU is a subsisting corporation in good standing under the laws of Alberta, and has the corporate power and capacity and is duly qualified to own or lease its property, including the Projects, its interest in the CNRL Agreement, its interest in the NOVA Agreement and the ACMLP Interests, and to carry on business as now conducted by it in each jurisdiction in which it owns or leases property or carries on business. WECU has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 4.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of WECU and its shareholders and no other corporate proceedings on the part of WECU are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 4.3 Enforceability

This Agreement has been duly and validly executed and delivered by WECU and is a valid and legally binding obligation of WECU enforceable against WECU in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 4.4 Title to Transferred Assets

The Transferred Assets are owned by WECU as the beneficial owner thereof with a good and marketable title thereto, subject however to certain charges, mortgages, liens, pledges, security interests and encumbrances which have been disclosed to Williams Horizon.

Section 4.5 No Other Transfer Agreements

No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, or by any pre-emptive or other contractual right) capable of becoming an agreement, option or commitment for the purchase or other acquisition from WECU of any of the Transferred Assets.

Section 4.6 Residence

WECU is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

Section 4.7 Solvency

WECU is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF WILLIAMS HORIZON

Williams Horizon represents and warrants to WECU as stated below and acknowledges that WECU is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 5.1 Status

Williams Horizon is a subsisting corporation in good standing under the laws of Alberta and has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 5.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Williams Horizon and no other corporate proceedings on the part of Williams Horizon are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 5.3 Enforceability

This Agreement has been duly and validly executed and delivered by Williams Horizon and is a valid and legally binding agreement of Williams Horizon enforceable against Williams Horizon in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 5.4 Solvency

Williams Horizon is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or to wind-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 6 – COVENANTS

Section 6.1 Registered Title Held In Trust

If the conveyance of legal title and registered ownership in and to any of the Transferred Assets is not recorded with the applicable governmental authority or other person contemporaneously with the execution and delivery of this Agreement, WECU shall, pending the effective recording of the conveyance of title in and to such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of Williams Horizon, with full beneficial ownership therein being that of Williams Horizon, provided that Williams Horizon shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof. WECU covenants in favour of Williams Horizon that (a) it shall deal with any such Transferred Assets only as specifically directed by Williams Horizon and shall do no act relating to any such Transferred Assets without the express authorization and direction of Williams Horizon, (b) at the request of Williams Horizon it shall confirm to any specified third parties that it is only a bare trustee, nominee and agent with respect to any such Transferred Assets, and (c) at the request of Williams Horizon it shall execute and register any documents or instruments required to transfer legal title to and registered ownership of any such Transferred Assets to Williams

Horizon or to such other party as Williams Horizon may direct and WECU shall file all applications and materials, apply for all consents and approvals and pay all required fees, if any, in connection with all of the foregoing; provided that Williams Horizon shall be responsible for filing and paying any land transfer tax payable in connection with all of the foregoing.

Section 6.2 Non-Assignable Transferred Assets Held In Trust

If any of the Transferred Assets shall not be assignable, or shall only be assignable with the consent of a third party, WECU shall, pending the effective transfer of such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of Williams Horizon, provided that Williams Horizon shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof.

ARTICLE 7 – CLOSING

Section 7.1 Closing

The closing of the transactions contemplated by this Agreement shall take place at the offices of WECU, Suite 600, 604-1st Street S.W., Calgary, Alberta, contemporaneously with the execution and delivery of this Agreement.

Section 7.2 Closing Procedures

WECU and Williams Horizon intend that this Agreement shall constitute the actual conveyance from WECU to Williams Horizon of all right, title and interest in, to and under the Transferred Assets and the actual assumption by Williams Horizon from WECU of the Assumed Liabilities. Contemporaneously with the execution and delivery of this Agreement:

(a)	WECU shall deliver to Williams Horizon:

(i)	transfer documentation in proper form for recording the conveyance of title to any Transferred Assets which are recorded against title to any real or immovable property or are otherwise registered with a governmental authority or other person;

(ii)	the unit and share certificates representing the ACMLP Interests, accompanied by duly executed transfer documentation in the form required by the amended and restated limited partnership agreement dated October 15, 2002 relating to Alliance Canada Marketing L.P. and the amended and restated shareholders agreement dated October 15, 2002 relating to Alliance Canada Marketing Ltd.; and

(iii)	any other instruments of conveyance, assignment and transfer as may be required to vest in Williams Horizon all of WECU’s right, title and interest in, to and under the Transferred Assets;

(b)	Williams Horizon shall deliver to WECU:

(i)	any other instruments of assumption as may be required to cause Williams Horizon to assume the Assumed Liabilities to the extent contemplated by Section 2.2; and

(c)	Williams Horizon shall pay and satisfy the Purchase Price as contemplated by Section 2.5.

ARTICLE 8 – MISCELLANEOUS

Section 8.1 Survival

The covenants, representations and warranties of WECU and of Williams Horizon contained in this Agreement shall survive the completion of the purchase and sale of the Transferred Assets.

Section 8.2 Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the Transfer.

Section 8.3 Time

Time shall be of the essence in all respects of this Agreement.

Section 8.4 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Alberta.

Section 8.5 Entire Agreement

This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Transfer.

Section 8.6 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 8.7 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 8.8 Assignment and Enurement

No party may assign this Agreement without the prior written consent of the other party. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

Section 8.9 Counterparts and Facsimile

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving party.

[Signature Page Follows]

The parties have executed this Agreement.

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

WILLIAMS HORIZON OFFGAS ULC

By:
Name: John R. Dearborn
Title: Sr. Vice President

Schedule 2.1(1)(c)

Contracts

Horizon LEP

Contract Title	Date	Parties
Confidentiality Agreements

NDA for Prico- NGL	July 19th 2013	Williams Energy Canada ULC	Dresser- Rand Company

NDA for Prico- NGL	Dec. 9th 2013	Williams Energy Canada ULC	Puffer Sweiven LP

NDA for Prico- NGL	Aug 29th 2013	Williams Energy Canada ULC	Chart Energy & Chemicals Inc.

NDA for Prico- NGL	Nov. 18th 2013	Williams Energy Canada ULC	Thermon Heat Tracing Services Inc.

Material POs

5700 - Electric Power Centre	Oct 15th 2013	Williams Energy Canada ULC	Powell Canada Inc.

5620 - Feed gas Compressor	Sept 18th 2013	Williams Energy Canada ULC	Dresser-Rand Company

5625 - Refrigerant Gas Compressor	Sept 17th 2013	Williams Energy Canada ULC	Dresser-Rand Company

Subleases

Interim Authorization for Sublease - MSL 033406	December 20th 2013	Williams Energy Canada ULC	Alberta Energy Regulator

Rights of Way

Note that numerous Right of Way agreements exist for the HLPL but a list of which is not yet available.

Licences/Permits/Regulatory Approvals

Alberta Environment and Sustainable Resource Development (EPEA) - Approval No. 329148-00-00	December 30th 2013	Williams Energy Canada ULC	Alberta Environment and Sustainable Resource Development (AESRD)

Alberta Energy Regulator - Approval No. 12161	December 24th 2013	Williams Energy Canada ULC	Alberta Energy Regulator (AER)

Nav Canada - 13-2630	October 9th 2013	Williams Energy Canada ULC	Nav Canada

Regional Municipality of Wood Buffalo Development Permit - 2013-DP-01745	February 1st 2014	Williams Energy Canada ULC	The Regional Municipality of Wood Buffalo

Alberta Energy Regulator – Licence No. 52321	October 11th 2013	Williams Energy Canada ULC	Alberta Energy Regulator (AER)

Alberta Culture Historical Resource Act – 4780-12-0018	September 18th 2013	Williams Energy Canada ULC	Alberta Culture

Alberta Government Water Act – Licence to Temporarily Divert Water No. 00333945	September 1st 2013	Williams Energy Canada ULC	Alberta Government

Technology Licenses

Prico-NGL License	December 12th 2012	Williams Energy Canada ULC	Black & Veatch

Construction/Engineering/Service Contracts

Detailed Engineering and Procurement	November 6th 2012	Williams Energy Canada ULC	Technip USA, Inc.

Manpower Contract	July 23rd 2013	Williams Energy Canada ULC	Exergy Engineers and Constructors

Early Work Contract	August 20th 2013	Williams Energy Canada ULC	IDL Projects

Support for Regulatory Application	February 24th 2012	Williams Energy Canada ULC	Tera Environmental

Design and Engineering for Pipeline	September 23rd 2012	Williams Energy Canada ULC	Integrated Pipeline Project

Mainline Pipeline Construction	July 31st 2013	Williams Energy Canada ULC	Parkland Pipeline Contractors Ltd.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement dated as of 11:59 p.m. (Mountain Time) January 31, 2014 between

WILLIAMS ENERGY CANADA ULC

a corporation existing under the laws of Alberta

(“WECU”)

and

WILLIAMS ENERGY CANADA DEVELOPMENT ULC

a corporation existing under the laws of Alberta

(“Development ULC”)

RECITALS

A. WECU is the owner of major projects being developed as of date hereof respecting (i) a second propane dehydrogenation facility to be constructed near Redwater, Alberta, (ii) Syncrude offgas, and (iii) opportunities with Shell (Groundbirch gathering and processing, ethane cracker, PP splitter purchase) (collectively, the “Projects”) and is willing to assign the Transferred Assets to Development ULC.

B. Development ULC is willing to purchase the Transferred Assets and to assume the Assumed Liabilities on the terms and subject to the conditions of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Agreement” means this agreement and all schedules to this agreement.

(2) “Assumed Liabilities” has the meaning given to it in Section 2.2.

(3) “Elected Amount” has the meaning given to it in Section 3.1.

(4) “Projects” has the meaning given to it in Recital A.

(5) “Purchase Price” has the meaning given to it in Section 2.4.

(6) “Real Property” has the meaning given to it in Section 2.1(1)(a)

(7) “Share Consideration” has the meaning given to it in Section 2.5(b).

(8) “Stated Capital” has the meaning given to it in Section 2.6.

(9) “Transfer” means the transfer of the Transferred Assets contemplated by this Agreement.

(10) “Transferred Assets” has the meaning given to it in Section 2.1.

Section 1.2 Currency and Payment Obligations

All dollar amounts referred to in this Agreement are stated in Canadian Dollars.

Section 1.3 Additional Rules of Interpretation

The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 1.4 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 2.1(1)(a) – Contracts and Agreements

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Transferred Assets

Upon and subject to the terms and conditions of this Agreement, WECU hereby assigns and transfers to Development ULC, and Development ULC hereby accepts the assignment and transfer from WECU of the following properties, assets, interests and rights (collectively, the “Transferred Assets”):

(1) all right, title and interest in and to all of WECU’s properties, assets, interests and rights pertaining directly and exclusively to the Projects, including the following

(a)	all contracts and agreements pertaining directly and exclusively to the Projects to which WECU is a party, including (i) all licenses granted to WECU of rights and interests in and to technology, engineering data, design and engineering specifications pertaining directly and exclusively to the Projects; (ii) all construction contracts, engineering contracts and other service agreements pertaining directly and exclusively to the design and construction of the Projects; and (iii) all other contracts and agreements pertaining directly and exclusively to the Projects; in each case including any contracts and agreements described in Schedule 2.1(1)(a);

(b)	all books, records, files, papers, reports and data of WECU pertaining directly and exclusively to the Projects or the properties, assets, interests and rights pertaining directly and exclusively thereto, including books of account and other financial data and information, engineering studies and work product, drawings, reports and data that pertain to seismic, geological or geophysical matters, including all records, data and information stored electronically, digitally or on computer-related media;

(c)	all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration owned or used by WECU directly and exclusively in the Projects, and all associated rights, including moral rights, associated with any of the foregoing; and

(d)	all prepayments, prepaid charges, deposits, sums and fees pertaining directly and exclusively to the Projects or held in respect of any of the properties, assets, interests and rights pertaining directly and exclusively thereto.

Section 2.2 Assumed Liabilities

On the terms and subject to the conditions contained in this Agreement, Development ULC hereby assumes and agrees to pay, perform, discharge when due, and indemnify and hold harmless WECU from and against, all obligations and liabilities of WECU (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) which relate directly and exclusively to or are directly and exclusively associated with the Transferred Assets (collectively, the “Assumed Liabilities”).

Section 2.3 Excluded Assets and Retained Liabilities

(1)	Except for the Transferred Assets sold, assigned and transferred to Development ULC hereunder, nothing in this Agreement shall convey unto Development ULC any assets, properties, rights or interests of WECU. Without limiting the generality of the foregoing, WECU’s office equipment, workstations, computer hardware and supplies, and all other properties, assets, interests and rights not specifically included in the Transferred Assets and not pertaining directly and exclusively to the Projects shall not be conveyed unto Development ULC hereunder.

(2)	Except for the Assumed Liabilities, Development ULC shall not assume and shall not be obliged to pay, perform or discharge any obligations or liabilities of WECU.

Section 2.4 Purchase Price

The purchase price payable by Development ULC to WECU for the Transferred Assets (the “Purchase Price”) will be equal to the aggregate fair market value of the Transferred Assets at the date hereof. WECU and Development ULC will determine such fair market value forthwith following the finalization of the financial statements of WECU for the period ending on the date hereof.

Section 2.5 Payment of the Purchase Price

The Purchase Price shall be paid and satisfied by Development ULC as follows:

(a)	by the assumption by Development ULC of the Assumed Liabilities as provided in accordance with Section 2.2; and

(b)	by the issue to WECU of 900 fully paid and non-assessable common shares in the capital of Development ULC (the “Share Consideration”).

Section 2.6 Addition to Stated Capital Account

Pursuant to subsection 28(3) of the Business Corporations Act (Alberta), Development ULC will add an amount equal to the Elected Amount net of the amount of the Assumed Liabilities (the “Stated Capital”) to the stated capital account of Development ULC in respect of the Share Consideration.

Section 2.7 Allocation of Purchase Price

WECU and Development ULC agree to allocate the Purchase Price among the Transferred Assets in proportion to the respective fair market values thereof. Each of WECU and Development ULC shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

ARTICLE 3 – TAX MATTERS

Section 3.1 Income Tax Act Election

WECU and Development ULC shall execute jointly and file an election pursuant to subsection 85(1) of the Income Tax Act (Canada) within the prescribed time under subsection 85(6) of the Income Tax Act (Canada) electing to transfer each of the Transferred Assets at an elected transfer amount (the “Elected Amount”) as WECU may determine, subject to the several limitations of subsection 85(1) of the Income Tax Act (Canada).

Section 3.2 Provincial Income Tax Elections

WECU and Development ULC agree that in connection with the joint election filed pursuant to subsection 85(1) of the Income Tax Act (Canada) they shall also file such provincial election forms as may be required in respect of all provincial taxes that may apply to them so that the Elected Amounts shall also be applicable for all provincial tax returns of both WECU and Development ULC.

Section 3.3 Price Readjustment

It is intended by the parties hereto that the Purchase Price shall be the fair market value of the Transferred Assets, the Elected Amount shall be the lower of the fair market value or the cost amount (as defined in Section 248(1) of the Income Tax Act (Canada)) of the Transferred Assets to WECU and the Stated Capital shall be the paid-up-capital of the Share Consideration on the date hereof. The parties hereto have made a reasonable effort to determine these values. In the event that any taxing authority disputes the fair market value, the Elected Amount or the Stated Capital, the parties hereto agree to adjust these amounts and the Share Consideration or any or all of the foregoing to amounts that are mutually agreeable to both the parties hereto and to the taxing authority or authorities and, failing agreement, to amounts determined by a court of law with competent jurisdiction, and to adjust the accounts of WECU and Development ULC accordingly. The parties hereto further agree to file any amended election form and pay any penalty as may be necessary to give full force and effect to the foregoing.

Section 3.4 Goods and Services Tax

Development ULC shall be liable for and shall pay all goods and services tax imposed pursuant to Part IX of the Excise Tax Act (Canada) (“GST”) properly applicable in connection with the transfer of the Transferred Assets pursuant to this Agreement. WECU declares that it is duly registered for the purpose of the GST as 86119 3126. Development ULC declares that it is duly registered for the purposes of the GST as 82276 2639. Development ULC declares that it is acquiring under this Agreement all or substantially all of the property that can reasonably be regarded as being necessary for it to carry on the Projects as a business. WECU and Development ULC shall jointly make the election provided for under subsection 167(1.1) of the Excise Tax Act (Canada) so that no GST will be payable in respect of the transactions contemplated by this Agreement. Development ULC and WECU shall jointly complete the election form (more particularly described as form GST-44) in respect of such election Development ULC irrevocably appoints WECU (or its authorized representatives) as its agent to file the said election form no later than the due date for the Development ULC’s GST return for the first reporting period in which GST would, in the absence of such election, become payable in connection with the transactions contemplated by this Agreement.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF WECU

WECU represents and warrants to Development ULC as stated below and acknowledges that Development ULC is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 4.1 Status and Capacity of WECU

WECU is a subsisting corporation in good standing under the laws of Alberta, and has the corporate power and capacity and is duly qualified to own or lease its property, including the Projects, and to carry on business as now conducted by it in each jurisdiction in which it owns or leases property or carries on business. WECU has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 4.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of WECU and its shareholders and no other corporate proceedings on the part of WECU are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 4.3 Enforceability

This Agreement has been duly and validly executed and delivered by WECU and is a valid and legally binding obligation of WECU enforceable against WECU in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 4.4 Title to Transferred Assets

The Transferred Assets are owned by WECU as the beneficial owner thereof with a good and marketable title thereto, subject however to certain charges, mortgages, liens, pledges, security interests and encumbrances which have been disclosed to Development ULC.

Section 4.5 No Other Transfer Agreements

No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, or by any pre-emptive or other contractual right) capable of becoming an agreement, option or commitment for the purchase or other acquisition from WECU of any of the Transferred Assets.

Section 4.6 Residence

WECU is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

Section 4.7 Solvency

WECU is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT ULC

Development ULC represents and warrants to WECU as stated below and acknowledges that WECU is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 5.1 Status

Development ULC is a subsisting corporation in good standing under the laws of Alberta and has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 5.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Development ULC and no other corporate proceedings on the part of Development ULC are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 5.3 Enforceability

This Agreement has been duly and validly executed and delivered by Development ULC and is a valid and legally binding agreement of Development ULC enforceable against Development ULC in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 5.4 Solvency

Development ULC is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or to wind-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 6 – COVENANTS

Section 6.1 Registered Title Held In Trust

If the conveyance of legal title and registered ownership in and to any of the Transferred Assets is not recorded with the applicable governmental authority or other person contemporaneously with the execution and delivery of this Agreement, WECU shall, pending the effective recording of the conveyance of title in and to such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of Development ULC, with full beneficial ownership therein being that of Development ULC, provided that Development ULC shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof. WECU covenants in favour of Development ULC that (a) it shall deal with any such Transferred Assets only as specifically directed by Development ULC and shall do no act relating to any such Transferred Assets without the express authorization and direction of Development ULC, (b) at the request of Development ULC it shall confirm to any specified third parties that it is only a bare trustee, nominee and agent with respect to any such Transferred Assets, and (c) at the request of Development ULC it shall execute and register any documents or instruments required to transfer legal title to and registered ownership of any such Transferred Assets to Development ULC or to such other party as Development ULC may direct and WECU shall file all applications and materials, apply for all consents and approvals and pay all required fees, if any, in connection with all of the foregoing; provided that Development ULC shall be responsible for filing and paying any land transfer tax payable in connection with all of the foregoing.

Section 6.2 Non-Assignable Transferred Assets Held In Trust

If any of the Transferred Assets shall not be assignable, or shall only be assignable with the consent of a third party, WECU shall, pending the effective transfer of such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of Development ULC, provided that Development ULC shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof.

ARTICLE 7 – CLOSING

Section 7.1 Closing

The closing of the transactions contemplated by this Agreement shall take place at the offices of WECU, Suite 600, 604-1st Street S.W., Calgary, Alberta, contemporaneously with the execution and delivery of this Agreement.

Section 7.2 Closing Procedures

WECU and Development ULC intend that this Agreement shall constitute the actual conveyance from WECU to Development ULC of all right, title and interest in, to and under the Transferred Assets and the actual assumption by Development ULC from WECU of the Assumed Liabilities. Contemporaneously with the execution and delivery of this Agreement:

(a)	WECU shall deliver to Development ULC:

(i)	transfer documentation in proper form for recording the conveyance of title to any Transferred Assets which are recorded against title to any real or immovable property or are otherwise registered with a governmental authority or other person; and

(ii)	any other instruments of conveyance, assignment and transfer as may be required to vest in Development ULC all of WECU’s right, title and interest in, to and under the Transferred Assets;

(b)	Development ULC shall deliver to WECU:

(i)	any other instruments of assumption as may be required to cause Development ULC to assume the Assumed Liabilities to the extent contemplated by Section 2.2; and

(c)	Development ULC shall pay and satisfy the Purchase Price as contemplated by Section 2.5.

ARTICLE 8 – MISCELLANEOUS

Section 8.1 Survival

The covenants, representations and warranties of WECU and of Development ULC contained in this Agreement shall survive the completion of the purchase and sale of the Transferred Assets.

Section 8.2 Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the Transfer.

Section 8.3 Time

Time shall be of the essence in all respects of this Agreement.

Section 8.4 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Alberta.

Section 8.5 Entire Agreement

This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Transfer.

Section 8.6 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 8.7 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 8.8 Assignment and Enurement

No party may assign this Agreement without the prior written consent of the other party. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

Section 8.9 Counterparts and Facsimile

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving party.

[Signature Page Follows]

The parties have executed this Agreement.

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

WILLIAMS ENERGY CANADA DEVELOPMENT ULC

By:
Name: John R. Dearborn
Title: Sr. Vice President

Schedule 2.1(1)(a)

Contracts

Contract Title	Date	Parties
NDA	February 1, 2013	Williams Energy Canada ULC	Hyosung Corporation

NDA	April 24, 2013	Williams Energy Canada ULC	NA Industries Inc

NDA	June 7, 2013	Williams Energy Canada ULC	Mitsubishi Corporation

NDA	October 31, 2013	Williams Energy Canada ULC	LCY Chemical Corp

NDA	October 10, 2012	Williams Energy (Canada), Inc.	KH Neochem Co. Ltd.

NDA	September 16, 2013	Williams Energy Canada ULC	Evonik Corporation

NDA	March 11, 2012	Williams Energy Canada ULC	Cargill Limited

NDA	April 4, 2013	Williams Energy Canada ULC	Summit Petrochemical Trading Inc.

NDA	October 29, 2013	Williams Energy Canada ULC	Sojitz Corporation of America

NDA	May 8, 2013	Williams Energy Canada ULC	Braskem America Inc.

NDA	November 22, 2013	Williams Energy Canada ULC	Pembina Infrastructure and Logistics LP

NDA	November 18, 2013	Williams Energy Canada ULC	Mercuria Investments US, Inc.

NDA	December 17, 2013	Williams Energy Canada ULC	Repsol Quimica SA

NDA	February 10, 2014	Williams Energy Development ULC	Berry Plastics Corporation

NDA	December 17, 2013	Williams Energy Development ULC	Shell Canada Energy

NDA		Williams Energy Canada ULC	Shell Chemicals Canada Ltd.

NDA	December 7, 2013	Williams Energy (Canada), Inc.	Syncrude Canada Ltd

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement dated as of January 1, 2014 between

WILLIAMS ENERGY CANADA ULC

a corporation existing under the laws of Alberta

(“WECU”)

and

WILLIAMS CANADA EMPLOYEE SERVICES INC.

a corporation existing under the laws of Alberta

(“Payroll Corp.”)

RECITALS

A. WECU has agreed to transfer the employment of its employees to Payroll Corp., and Payroll Corp. has agreed to accept the transfer of such employees, with effect as of the date of this Agreement.

B. In connection with such transfer, WECU has agreed to transfer the Net Employee Liabilities to Payroll Corp., and Payroll Corp. has agreed to accept such transfer and assume the Net Employee Liabilities, on the terms and subject to the conditions of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Agreement” means this agreement and all schedules to this agreement.

(2) “Net Employee Liabilities” means: (a) the aggregate obligations and liabilities of WECU to or in respect of its employees on the date of this Agreement, including (i) in respect of accrued and unpaid wages, salary, overtime pay, and other compensation, (ii) in respect of accrued and unpaid obligations pertaining to or in connection with employee benefit plans and fringe benefits, (iii) in respect of accrued and unpaid vacation pay, sick pay and other paid time off, (iv) in respect of retention agreements with its employees, and (v) in respect of accrued and unpaid bonus entitlements; net of (b) the aggregate amounts recoverable by WECU from its employees by way of authorized payroll deduction, including (i) in respect of the exercise by employees of options or other rights under stock option, stock purchase or similar plans, and (ii) in respect of other all advances, prepayments, sums and other amounts recoverable by WECU from its employees by way of authorized payroll deduction.

(3) “Payroll Contribution” has the meaning given to it in Section 2.3.

(4) “Transfer” means the assignment and assumption of the Net Employee Liabilities contemplated by this Agreement.

Section 1.2 Currency and Payment Obligations

All dollar amounts referred to in this Agreement are stated in Canadian Dollars.

Section 1.3 Additional Rules of Interpretation

The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 1.4 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 2.1(2)(b) – Contracts and Agreements

ARTICLE 2 – ASSIGNMENT AND ASSUMPTION

Section 2.1 Assignment and Assumption

(1) Upon and subject to the terms and conditions of this Agreement, WECU hereby assigns to Payroll Corp., and Payroll Corp. hereby accepts such assignment and assumes and agrees to pay, perform, discharge when due, and indemnify and hold harmless WECU from and against, the Net Employee Liabilities.

(2) Without limiting the generality of the foregoing, the assignment and assumption provided in Section 2.1(1) shall include:

(a)	all of WECU’s right, title and interest in and to all amounts recoverable by WECU from its employees by way of authorized payroll deduction pertaining directly and exclusively to the Net Employee Liabilities;

(b)	all of WECU’s right, title and interest in and to, and all of WECU’s obligations and liabilities under, all contracts and agreements to which WECU is a party pertaining directly and exclusively to the Net Employee Liabilities, including (i) all retention agreements with its employees, (ii) all agreements in respect of employee benefit plans and fringe benefits, and (iii) all other contracts and agreements pertaining directly and exclusively to the Net Employee Liabilities, in each case including any contracts and agreements described in Schedule 2.1(2)(b);

(c)	all of WECU’s right, title and interests in and to all books, records, files, papers, and data pertaining directly and exclusively to the Net Employee Liabilities, including all records, data and information stored electronically, digitally or on computer-related media.

Section 2.2 Retained Liabilities

Except for the Net Employee Liabilities, Payroll Corp. shall not assume and shall not be obliged to pay, perform or discharge any obligations or liabilities of WECU.

Section 2.3 Payroll Contribution

The consideration payable by WECU to Payroll Corp. for the assumption of the Net Employee Liabilities (the “Payroll Contribution”) will be an amount equal to the aggregate amount of the Net Employee Liabilities as at the date hereof, which the parties have determined to be $3,714,356.78.

Section 2.4 Payment of the Payroll Contribution

WECU shall pay and satisfy the Payroll Contribution by way of electronic transfer of immediately available funds to such bank account as Payroll Corp. may specify.

Section 2.5 Allocation of Payroll Contribution

WECU and Payroll Corp. agree to allocate the Payroll Contribution among the Net Employee Liabilities in proportion to the respective amounts thereof. Each of WECU and Payroll Corp. shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF WECU

WECU represents and warrants to Payroll Corp. as stated below and acknowledges that Payroll Corp. is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 3.1 Status and Capacity of WECU

WECU is a subsisting corporation in good standing under the laws of Alberta and has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 3.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Payroll Corp. and no other corporate proceedings on the part of Payroll Corp. are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 3.3 Enforceability

This Agreement has been duly and validly executed and delivered by WECU and is a valid and legally binding obligation of WECU enforceable against WECU in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 3.4 Solvency

WECU is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF PAYROLL CORP.

Payroll Corp. represents and warrants to WECU as stated below and acknowledges that WECU is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 4.1 Status

Payroll Corp. is a subsisting corporation in good standing under the laws of Alberta and has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 4.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Payroll Corp. and no other corporate proceedings on the part of Payroll Corp. are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 4.3 Enforceability

This Agreement has been duly and validly executed and delivered by Payroll Corp. and is a valid and legally binding agreement of Payroll Corp. enforceable against Payroll Corp. in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 4.4 Solvency

Payroll Corp. is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or to wind-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 5 – CLOSING

Section 5.1 Closing

The closing of the transactions contemplated by this Agreement shall take place at the offices of WECU, Suite 600, 604-1st Street S.W., Calgary, Alberta, contemporaneously with the execution and delivery of this Agreement.

Section 5.2 Closing Procedures

WECU and Payroll Corp. intend that this Agreement shall constitute the actual assignment of the Net Employee Liabilities from WECU to Payroll Corp., and the actual assumption of the Net Employee Liabilities by Payroll Corp. from WECU. Contemporaneously with the execution and delivery of this Agreement:

(a)	WECU shall pay and satisfy the Payroll Contribution as contemplated by Section 2.4; and

(b)	each of WECU and Payroll Corp. shall deliver to the other any other instruments of assignment and assumption as may be required for WECU to assign the Net Employee Liabilities to Payroll Corp. and for Payroll Corp. to accept such assignment and assume the Net Employee Liabilities from WECU.

ARTICLE 6 – MISCELLANEOUS

Section 6.1 Survival

The covenants, representations and warranties of WECU and of Payroll Corp. contained in this Agreement shall survive the completion of the Transfer.

Section 6.2 Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the Transfer.

Section 6.3 Time

Time shall be of the essence in all respects of this Agreement.

Section 6.4 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Alberta.

Section 6.5 Entire Agreement

This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Transfer.

Section 6.6 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 6.7 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 6.8 Assignment and Enurement

No party may assign this Agreement without the prior written consent of the other party. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

Section 6.9 Counterparts and Facsimile

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving party.

[Signature Page Follows]

The parties have executed this Agreement.

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

WILLIAMS CANADA EMPLOYEE SERVICES INC.

By:
Name: John R. Dearborn
Title: Sr. Vice President

Schedule 2.1(2)(b)

Contracts and Agreements

Retention and Non-Solicitation Agreements

1.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Jorge Castillo dated October 21, 2013.

2.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Kelli Johnston dated October 21, 2013

3.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Tim Schmidt dated October 8, 2013.

4.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Josh Fedorchuk dated July 31, 2013.

5.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Steven Rutherford dated April 24, 2013.

6.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Simone Houghton dated March 19, 2013.

7.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Carl Pike dated April 19, 2013.

8.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Catherine Ashmann dated March 8, 2013.

9.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Gregory Waskiewich dated June 20, 2013.

10.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Carmen Lazzer dated March 8, 2013.

11.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Craig Sheardown dated October 21, 2013.

12.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Jeff Riou dated March 8, 2013.

13.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Edson Hamilton dated May 31, 2012.

14.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Michael Stringile dated October 11, 2012.

15.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Travis Denslow dated May 31, 2012.

16.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Brian Bulley dated November 4, 2011.

17.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Chris Speager dated August 22, 2011.

18.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Phillip Watson dated November 1, 2011.

19.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Rodney Marche dated November 4, 2011.

20.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Ronald Bird dated April 26, 2011.

21.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Gavin Corcoran dated February 28, 2011.

22.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Leanne Hass dated February 28, 2011.

23.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Michael Oliveria dated February 28, 2011.

24.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Ronald Locke dated February 28, 2011.

25.	Retention and Non-Solicitation Agreement by and between Williams Energy Canada ULC and Todd Sopczak dated February 28, 2011.

Benefits Agreements

1.	Arrangements with Shepell•fgi relating to provision of Employee Assistance Plan benefits.

2.	Agreements with Sun Life Assurance Company of Canada relating to (i) life, accidental death and dismemberment and long-term disability benefits (contract or policy 56331), (ii) extended health care, dental care and health spending account benefits and emergency travel assistance (contract or policy 25331), and (iii) stop-loss pooling with respect to extended health care benefits (contract or policy 51331).

3.	Arrangements with Great West entities with respect to RRSP and pension plan.

EXHIBIT H

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement dated as of 11:59 p.m. (Mountain Time) January 31, 2014 between

WILLIAMS ENERGY CANADA ULC

a corporation existing under the laws of Alberta

(“WECU”)

and

WILLIAMS CANADA PROPYLENE ULC

a corporation existing under the laws of Alberta

(“PDH ULC”)

RECITALS

A. WECU is the owner of a project to produce polymer grade propylene from propane in a new propane dehydrogenation facility to be constructed on the Real Property (the “Project”) and is willing to assign the Transferred Assets to PDH ULC.

B. PDH ULC is willing to purchase the Transferred Assets and to assume the Assumed Liabilities on the terms and subject to the conditions of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Agreement” means this agreement and all schedules to this agreement.

(2) “Assumed Liabilities” has the meaning given to it in Section 2.2.

(3) “Elected Amount” has the meaning given to it in Section 3.1.

(4) “Project” has the meaning given to it in Recital A.

(5) “Purchase Price” has the meaning given to it in Section 2.4.

(6) “Real Property” has the meaning given to it in Section 2.1(1)(a).

(7) “Share Consideration” has the meaning given to it in Section 2.5(b).

(8) “Stated Capital” has the meaning given to it in Section 2.6.

(9) “Transfer” means the transfer of the Transferred Assets contemplated by this Agreement.

(10) “Transferred Assets” has the meaning given to it in Section 2.1.

Section 1.2 Currency and Payment Obligations

All dollar amounts referred to in this Agreement are stated in Canadian Dollars.

Section 1.3 Additional Rules of Interpretation

The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 1.4 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 2.1(1)(a) – Real Property

Schedule 2.1(1)(d) – Contracts and Agreements

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Transferred Assets

Upon and subject to the terms and conditions of this Agreement, WECU hereby assigns and transfers to PDH ULC, and PDH ULC hereby accepts the assignment and transfer from WECU of the following properties, assets, interests and rights (collectively, the “Transferred Assets”):

(1) all right, title and interest in and to all of WECU’s properties, assets, interests and rights pertaining directly and exclusively to the Project, including the following

(a)	the real or immovable property described in Schedule 2.1(1)(a) and all plant, buildings, structures, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) thereon or forming part thereof pertaining directly and exclusively to the Project (the “Real Property”);

(b)	all materials, equipment, machinery, motor vehicles, supplies, accessories and other chattels pertaining directly and exclusively to the Project, including any materials, equipment, machinery, motor vehicles, supplies, accessories and other chattels ordered by WECU for use in the Project but not yet received;

(c)	all licences, permits, authorizations, regulatory approvals or other evidence of authority pertaining directly and exclusively to the Project or the properties, assets, interests and rights pertaining directly and exclusively thereto issued or granted to, conferred upon, or otherwise created for WECU;

(d)	all contracts and agreements pertaining directly and exclusively to the Project to which WECU is a party, including (i) all leases, subleases, rights-of-way, easements, surface access agreements or other instruments pertaining directly and exclusively to the Project, including all purchase options, prepaid rents, security deposits, licences, permits and regulatory approvals pertaining directly and exclusively thereto and all leasehold improvements thereon, (ii) all licenses granted to WECU of rights and interests in and to technology, engineering data, design and engineering specifications pertaining directly and exclusively to the Project; (iii) all construction contracts, engineering contracts and other service agreements pertaining directly and exclusively to the design and construction of the Project; (iv) all leases of personal property pertaining directly and exclusively to the Project, including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereon; and (v) all other contracts and agreements pertaining directly and exclusively to the Project, in each case including any contracts and agreements described in Schedule 2.1(1)(d);

(e)	all books, records, files, papers, reports and data of WECU pertaining directly and exclusively to the Project or the properties, assets, interests and rights pertaining directly and exclusively thereto, including books of account and other financial data and information, engineering studies and work product, drawings, reports and data that pertain to seismic, geological or geophysical matters, including all records, data and information stored electronically, digitally or on computer-related media;

(f)	all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration owned or used by WECU directly and exclusively in the Project, and all associated rights, including moral rights, associated with any of the foregoing;

(g)	all accounts receivable, notes receivable, loans receivable and other evidences of indebtedness and rights to receive payments pertaining directly and exclusively to the Project or the properties, assets, interests and rights pertaining directly and exclusively thereto and any security arrangements and collateral securing the repayment and satisfaction of the foregoing; and

(h)	all prepayments, prepaid charges, deposits, sums and fees pertaining directly and exclusively to the Project or held in respect of any of the properties, assets, interests and rights pertaining directly and exclusively thereto.

Section 2.2 Assumed Liabilities

On the terms and subject to the conditions contained in this Agreement, PDH ULC hereby assumes and agrees to pay, perform, discharge when due, and indemnify and hold harmless WECU from and against, all obligations and liabilities of WECU (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) which relate directly and exclusively to or are directly and exclusively associated with the Transferred Assets (collectively, the “Assumed Liabilities”).

Section 2.3 Excluded Assets and Retained Liabilities

(1) Except for the Transferred Assets sold, assigned and transferred to PDH ULC hereunder, nothing in this Agreement shall convey unto PDH ULC any assets, properties, rights or interests of WECU. Without limiting the generality of the foregoing, WECU’s office equipment, workstations, computer hardware and supplies, and all other properties, assets, interests and rights not specifically included in the Transferred Assets and not pertaining directly and exclusively to the Project shall not be conveyed unto PDH ULC hereunder.

(2) Except for the Assumed Liabilities, PDH ULC shall not assume and shall not be obliged to pay, perform or discharge any obligations or liabilities of WECU.

Section 2.4 Purchase Price

The purchase price payable by PDH ULC to WECU for the Transferred Assets (the “Purchase Price”) will be equal to the aggregate fair market value of the Transferred Assets at the date hereof. WECU and PDH ULC will determine such fair market value forthwith following the finalization of the financial statements of WECU for the period ending on the date hereof.

Section 2.5 Payment of the Purchase Price

The Purchase Price shall be paid and satisfied by PDH ULC as follows:

(a)	by the assumption by PDH ULC of the Assumed Liabilities as provided in accordance with Section 2.2; and

(b)	by the issue to WECU of 900 fully paid and non-assessable common shares in the capital of PDH ULC (the “Share Consideration”).

Section 2.6 Addition to Stated Capital Account

Pursuant to subsection 28(3) of the Business Corporations Act (Alberta), PDH ULC will add an amount equal to the Elected Amount net of the amount of the Assumed Liabilities (the “Stated Capital”) to the stated capital account of PDH ULC in respect of the Share Consideration.

Section 2.7 Allocation of Purchase Price

WECU and PDH ULC agree to allocate the Purchase Price among the Transferred Assets in proportion to the respective fair market values thereof. Each of WECU and PDH ULC shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

ARTICLE 3 – TAX MATTERS

Section 3.1 Income Tax Act Election

WECU and PDH ULC shall execute jointly and file an election pursuant to subsection 85(1) of the Income Tax Act (Canada) within the prescribed time under subsection 85(6) of the Income Tax Act (Canada) electing to transfer each of the Transferred Assets at an elected transfer amount (the “Elected Amount”) as WECU may determine, subject to the several limitations of subsection 85(1) of the Income Tax Act (Canada).

Section 3.2 Provincial Income Tax Elections

WECU and PDH ULC agree that in connection with the joint election filed pursuant to subsection 85(1) of the Income Tax Act (Canada) they shall also file such provincial election forms as may be required in respect of all provincial taxes that may apply to them so that the Elected Amounts shall also be applicable for all provincial tax returns of both WECU and PDH ULC.

Section 3.3 Price Readjustment

It is intended by the parties hereto that the Purchase Price shall be the fair market value of the Transferred Assets, the Elected Amount shall be the lower of the fair market value or the cost amount (as defined in Section 248(1) of the Income Tax Act (Canada)) of the Transferred Assets to WECU and the Stated Capital shall be the paid-up-capital of the Share Consideration on the date hereof. The parties hereto have made a reasonable effort to determine these values. In the event that any taxing authority disputes the fair market value, the Elected Amount or the Stated Capital, the parties hereto agree to adjust these amounts and the Share Consideration or any or all of the foregoing to amounts that are mutually agreeable to both the parties hereto and to the taxing authority or authorities and, failing agreement, to amounts determined by a court of law with competent jurisdiction, and to adjust the accounts of WECU and PDH ULC accordingly. The parties hereto further agree to file any amended election form and pay any penalty as may be necessary to give full force and effect to the foregoing.

Section 3.4 Goods and Services Tax

PDH ULC shall be liable for and shall pay all goods and services tax imposed pursuant to Part IX of the Excise Tax Act (Canada) (“GST”) properly applicable in connection with the transfer of the Transferred Assets pursuant to this Agreement. WECU declares that it is duly registered for the purpose of the GST as 86119 3126. PDH ULC declares that it is duly registered for the purposes of the GST as 83116 0775. PDH ULC declares that it is acquiring under this Agreement all or substantially all of the property that can reasonably be regarded as being necessary for it to carry on the Project as a business. WECU and PDH ULC shall jointly make the election provided for under subsection 167(1.1) of the Excise Tax Act (Canada) so that no GST will be payable in respect of the transactions contemplated by this Agreement. PDH ULC and WECU shall jointly complete the election form (more particularly described as form GST-44) in respect of such election PDH ULC irrevocably appoints WECU (or its authorized representatives) as its agent to file the said election form no later than the due date for the PDH ULC’s GST return for the first reporting period in which GST would, in the absence of such election, become payable in connection with the transactions contemplated by this Agreement.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF WECU

WECU represents and warrants to PDH ULC as stated below and acknowledges that PDH ULC is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 4.1 Status and Capacity of WECU

WECU is a subsisting corporation in good standing under the laws of Alberta, and has the corporate power and capacity and is duly qualified to own or lease its property, including the Project, and to carry on business as now conducted by it in each jurisdiction in which it owns or leases property or carries on business. WECU has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 4.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of WECU and its shareholders and no other corporate proceedings on the part of WECU are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 4.3 Enforceability

This Agreement has been duly and validly executed and delivered by WECU and is a valid and legally binding obligation of WECU enforceable against WECU in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 4.4 Title to Transferred Assets

The Transferred Assets are owned by WECU as the beneficial owner thereof with a good and marketable title thereto, subject however to certain charges, mortgages, liens, pledges, security interests and encumbrances which have been disclosed to PDH ULC.

Section 4.5 No Other Transfer Agreements

No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, or by any pre-emptive or other contractual right) capable of becoming an agreement, option or commitment for the purchase or other acquisition from WECU of any of the Transferred Assets.

Section 4.6 Residence

WECU is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

Section 4.7 Solvency

WECU is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF PDH ULC

PDH ULC represents and warrants to WECU as stated below and acknowledges that WECU is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions contemplated by this Agreement.

Section 5.1 Status

PDH ULC is a subsisting corporation in good standing under the laws of Alberta and has full corporate power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise perform its obligations under this Agreement.

Section 5.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by PDH ULC and no other corporate proceedings on the part of PDH ULC are necessary to authorize this Agreement or the transactions contemplated hereby.

Section 5.3 Enforceability

This Agreement has been duly and validly executed and delivered by PDH ULC and is a valid and legally binding agreement of PDH ULC enforceable against PDH ULC in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 5.4 Solvency

PDH ULC is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or to wind-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

ARTICLE 6 – COVENANTS

Section 6.1 Registered Title Held In Trust

If the conveyance of legal title and registered ownership in and to any of the Transferred Assets is not recorded with the applicable governmental authority or other person contemporaneously with the execution and delivery of this Agreement, WECU shall, pending the effective recording of the conveyance of title in and to such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of PDH ULC, with full beneficial ownership therein being that of PDH ULC, provided that PDH ULC shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof. WECU covenants in favour of PDH ULC that (a) it shall deal with any such Transferred Assets only as specifically directed by PDH ULC and shall do no act relating to any such Transferred Assets without the express authorization and direction of PDH ULC, (b) at the request of PDH ULC it shall confirm to any specified third parties that it is only a bare trustee, nominee and agent with respect to any such Transferred Assets, and (c) at the request of PDH ULC it shall execute and register any documents or instruments required to transfer legal title to and registered ownership of any such Transferred Assets to PDH ULC or to such other party as PDH ULC may direct and WECU shall file all applications and materials, apply for all consents and approvals and pay all required fees, if any, in connection with all of the foregoing; provided that PDH ULC shall be responsible for filing and paying any land transfer tax payable in connection with all of the foregoing.

Section 6.2 Non-Assignable Transferred Assets Held In Trust

If any of the Transferred Assets shall not be assignable, or shall only be assignable with the consent of a third party, WECU shall, pending the effective transfer of such Transferred Assets, hold all rights or entitlements that WECU has in such Transferred Assets in trust for the exclusive benefit of PDH ULC, provided that PDH ULC shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the date hereof.

ARTICLE 7 – CLOSING

Section 7.1 Closing

The closing of the transactions contemplated by this Agreement shall take place at the offices of WECU, Suite 600, 604-1st Street S.W., Calgary, Alberta, contemporaneously with the execution and delivery of this Agreement.

Section 7.2 Closing Procedures

WECU and PDH ULC intend that this Agreement shall constitute the actual conveyance from WECU to PDH ULC of all right, title and interest in, to and under the Transferred Assets and the actual assumption by PDH ULC from WECU of the Assumed Liabilities. Contemporaneously with the execution and delivery of this Agreement:

(a)	WECU shall deliver to PDH ULC:

(i)	transfer documentation in proper form for recording the conveyance of title to the Real Property and any other Transferred Assets which are recorded against title to any real or immovable property or are otherwise registered with a governmental authority or other person; and

(ii)	any other instruments of conveyance, assignment and transfer as may be required to vest in PDH ULC all of WECU’s right, title and interest in, to and under the Transferred Assets;

(b)	PDH ULC shall deliver to WECU:

(i)	any other instruments of assumption as may be required to cause PDH ULC to assume the Assumed Liabilities to the extent contemplated by Section 2.2; and

(c)	PDH ULC shall pay and satisfy the Purchase Price as contemplated by Section 2.5.

ARTICLE 8 – MISCELLANEOUS

Section 8.1 Survival

The covenants, representations and warranties of WECU and of PDH ULC contained in this Agreement shall survive the completion of the purchase and sale of the Transferred Assets.

Section 8.2 Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the Transfer.

Section 8.3 Time

Time shall be of the essence in all respects of this Agreement.

Section 8.4 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Alberta.

Section 8.5 Entire Agreement

This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Transfer.

Section 8.6 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 8.7 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 8.8 Assignment and Enurement

No party may assign this Agreement without the prior written consent of the other party. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

Section 8.9 Counterparts and Facsimile

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving party.

[Signature Page Follows]

The parties have executed this Agreement.

WILLIAMS ENERGY CANADA ULC

By:

Name: David M. Chappell
Title: Vice President

WILLIAMS CANADA PROPYLENE ULC

By:

Name: John R. Dearborn
Title: Sr. Vice President

Schedule 2.1(1)(a)

Real Property

The real or immovable property located near Redwater, Alberta legally described as follows:

FIRST

ALL THAT PORTION OF THE NORTH EAST QUARTER OF SECTION TWENTY FIVE (25)

TOWNSHIP FIFTY FIVE (55)

RANGE TWENTY TWO (22)

WEST OF THE FOURTH MERIDIAN

WHICH IS NOT COVERED BY ANY OF THE WATERS OF THE NORTH

SASKATCHEWAN RIVER, AS SHOWN ON A PLAN OF SURVEY OF THE

SAID TOWNSHIP SIGNED AT OTTAWA ON THE 2ND DAY OF MAY A.D.

1883, CONTAINING 46.70 HECTARES (115.5 ACRES) MORE OR LESS

EXCEPTING THEREOUT:

(A) ALL THAT PORTION WHICH LIES TO THE NORTH OF THE SAID RIVER

CONTAINING 5.462 HECTARES (13.50 ACRES) MORE OR LESS

5.462 HECTARES (13.50 ACRES) MORE OR LESS

(B) ALL THAT PORTION OF THE NORTH EAST OF SAID SECTION,

AS TAKEN FOR RIGHT-OF-WAY ON RAILWAY PLAN 8322154

CONTAINING 3.08 HECTARES MORE OR LESS.

EXCEPTING THEREOUT ALL MINES AND MINERALS

SECOND

MERIDIAN 4 RANGE 22 TOWNSHIP 55

SECTION 25

ALL THAT PORTION OF THE SOUTH EAST QUARTER

WHICH IS NOT COVERED BY ANY OF THE WATERS OF THE

NORTH SASKATCHEWAN RIVER, AS SHOWN ON A PLAN OF SURVEY

OF THE SAID TOWNSHIP SIGNED AT OTTAWA ON 02 MAY, 1883

CONTAINING 64.7 HECTARES (160 ACRES) MORE OR LESS

EXCEPTING THEREOUT: HECTARES (ACRES) MORE OR LESS

A) PLAN 8322154—RAILWAY 0.936 2.31

B) PLAN 0826605—RAILWAY 7.41 18.31

EXCEPTING THEREOUT ALL MINES AND MINERALS

ESTATE: FEE SIMPLE

MUNICIPALITY: STRATHCONA COUNTY

Schedule 2.1(1)(d)

Contracts

Engineering Services Agreement dated September 24, 2012 between Williams Energy (Canada), Inc. and UOP LLC, as amended

Supplemental Engineering Services Agreement dated August 6, 2013 between Williams Energy Canada ULC and UOP LLC

License Agreement dated March 18, 2013 between Williams Energy Canada ULC and UOP LLC

Master Services Agreement dated December 12, 2012 between Williams Energy Canada ULC and Fluor Canada Ltd. (Master Services Agreement FCL#11262012), as amended pursuant to Special Conditions dated December 13, 2012 and further amended pursuant to an Amendment of MSA Scope Letter Agreement dated August 16, 2013

Requests for Service with Fluor under the foregoing Master Services Agreement:

•	Original RFS FCL11272012 dated December 17, 2012

•	Revision 1 to the RFS dated March 14, 2013

•	Revision 2 to the RFS dated June 11, 2013.

Exhibit I

PERSONNEL SERVICES AGREEMENT

This Personnel Services Agreement (“Agreement”) is effective as of January 1, 2014, 12:01 AM Mountain Standard Time (the “Effective Date”), by and between Williams Canada Employee Services Inc. (“WCES”), an Alberta corporation and Williams Energy Canada ULC (“WECU”), an Alberta unlimited liability corporation.

RECITALS

A.	WECU is in the business of producing, fractionating, storing and transporting natural gas liquids and olefins (the “Business”).

B.	WECU requires personnel to perform certain services to operate the Business and to fulfill other general and administrative functions relating to the Business (the “Services”).

C.	WCES has agreed to provide such personnel in accordance with the terms of this Agreement, and WECU is willing to engage WCES subject to the terms and conditions of this Agreement.

NOW, THEREFORE in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Services. WCES shall, during the term of this Agreement, provide to WECU such employees (the “Assigned Employees”) to perform the Services. Such Assigned Employees will have the requisite skills, knowledge, training, experience, and competence to provide the Services.

2.	Employer Obligation. WCES is the sole employer of the Assigned Employees for all purposes, and WECU shall not be the employer or common employer for any purpose.

3.	Employee Compensation. WCES shall be responsible for the payment of any and all wages and other compensation to all of the Assigned Employees. In this regard, it is the responsibility of WCES to implement procedures that comply with rules and regulations governing the reporting and payment of all federal and provincial taxes on payroll wages paid under this Agreement including, but not limited to: (i) federal income tax withholding provisions of the Income Tax Act; (ii) provincial and/or local income tax withholding provisions, if applicable; (iii) Employment Insurance premiums; and (iv) Canada Pension Plan contributions. In addition, WCES shall be the rated employer for unemployment compensation purposes with respect to the Employees.

4.	Intellectual Property. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Assigned Employees in connection with the performance of the Services shall be the property of WECU.

5.	Books and Records. WCES shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, as defined below, and shall maintain such books and records for the period required by applicable accounting practices or Law. Each party shall at all reasonable times have access to the other party’s books, records, files and other statements, documents or instruments reasonably relating to the services to be provided hereunder.

6.	Payment to WCES. WECU shall pay WCES, subject to the terms of section 7 below, an amount equal to all direct and indirect expenses WCES incurs (including salary, bonus, benefits, withholding and employment taxes and other amounts paid to or on behalf of any Assigned Employee) to perform the Services (collectively, the “Payment Amount”). The allocation methodology WCES uses to allocate expenses to WECU shall satisfy US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. As deemed necessary by WCES, the Payment Amount may include an additional arm’s length fee or mark-up, as required under US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. Payments pursuant to this Section shall be in addition to any payment to WCES as a result of indemnification pursuant to any other Section in this Agreement.

7.	Payment Terms: On or before the 10th calendar day of each month, WCES shall notify WECU, in a mutually agreeable electronic format (e.g., e-mail, fax), of the Payment Amount due for the prior month. WECU shall pay WCES such amount on or before the last day of the month of notification. Any payments not received by this date shall bear interest at an arm’s length rate of interest (as determined under US Internal Revenue Code Section 482 or Section 247 of Canada’s Income Tax Act) from the date due until the date of payment. The Payment Amount shall be in Canadian dollars and all payments shall be remitted in Canadian dollars.

8.	Benefit Plans. WCES, directly or through its Affiliates, may adopt and participate in employee benefit plans, employee programs, and employee practices (including paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of WCES or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of WECU. WCES, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of WECU, the predecessor of WECU, and their Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of WECU or its predecessor. Any and all expenses incurred or accrued by WCES or its Affiliates in connection with any such Plans and Practices shall be reimbursed by WECU in accordance with the procedures described in Section 6 and 7.

9.	Confidential Information. Each of WCES and WECU may receive information that is proprietary to or confidential to the other party or its affiliated companies and their clients. Both parties agree to hold such information in strict confidence and not to disclose such information to third parties, other than the Partnership Parties or the Contributing Parties, or to use such information for any purpose whatsoever other than performing under this Agreement or as required by law.

10.	Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary.

11.	Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) each party may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) WCES or WECU may terminate this Agreement immediately upon written notice to the other party at such time as neither WCES nor its successor in interest is an affiliate of WECU or its successor in interest.

12.	Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach, except that no Notice shall be required and this Agreement may be terminated with immediate effect if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have ten business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 9; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 9, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 9 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.

13.

Effect of Termination. If this Agreement is terminated in accordance with Section 11 or 12, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of WCES, to the extent that such employees and former employees provided Services to WECU, and former employees of WECU, and the predecessors in interest of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of WECU or its predecessors, all of which shall be paid when due by WECU, recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination.

14.	Release. WECU, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges WCES, WCES’ Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (“Damages”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damages resulted from the gross negligence or willful misconduct of the Releasee.

15.	Indemnification. As used in Sections 14, 15, and 16: (a) the term Affiliate means any individual or corporation, limited liability company, partnership, joint venture or other entity (“Person”), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and from and after the closing of the transactions contemplated by the Contribution Agreement by and among The Williams Companies, Inc. and Williams Partners L.P., and certain of their respective affiliates contemplated to be signed in February 2014 (the “Contribution Agreement”) (b) the term Affiliate, when used in reference to WCES, shall exclude WECU, including all of the “Partnership Parties” and their respective “Affiliates” as defined in the Contribution Agreement, and, when used with reference to WECU, shall exclude WCES and all of the “Contributing Parties” and their respective “Affiliates” as defined in the Contribution Agreement; (c) references to WCES and WECU, as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (d) the Subject Employees are deemed to be third parties.

16.

Indemnification Obligations. WECU, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WECU Indemnifying Party”) shall indemnify WCES for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WCES Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WCES Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a WECU Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a WCES Indemnifying Party (as defined below) in connection with WCES’ obligations hereunder. WCES, (the “WCES Indemnifying Party”) shall indemnify WECU (the “WECU Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WECU Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a WCES Indemnifying Party.

17.	Procedure. Each of WCES and WECU shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in Damages. In performing its indemnity obligation, the WECU Indemnifying Party or the WCES Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.

18.	Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, aggravated, or exemplary damages. Regardless of the basis on which WECU makes a claim against WCES for damages, WCES shall not be liable for any amount in excess of the lesser of (a) the amount of any actual and direct loss or damages incurred, or (b) the amount paid to WCES in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against WCES shall be deemed waived unless made by WECU in writing and received by WCES within six months after completion of the Services with respect to which the claim is being made.

19.	Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting WCES, WCES shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.

20.	Assignment; Amendment. Except as otherwise provided herein, neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement may be amended in a writing signed by both parties hereunder.

21.	Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to WECU:

Attention: Kevin Westfall
Facsimile: (918) 573-9377
E-Mail: Kevin.Westfall@williams.com

If to WCES:

Attention: Paul Reynolds
Facsimile:
E-Mail: Paul.Reynolds@williams.com

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

22.	Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

23.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

24.	Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

25.	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.

26.	Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

27.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Calgary, Alberta.

28.	Legal Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover Damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable legal fees and disbursements.

29.	Survival of Terms and Conditions. The terms and conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 3, 4, 9, 10, 14, 15 and 16.

30.	Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.

31.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

[Signature Page Follows]

The parties have executed this Agreement effective as the Effective Date.

WILLIAMS CANADA EMPLOYEE SERVICES INC.

By:
Name:	John R. Dearborn
Title:	Sr. Vice President

WILLIAMS ENERGY CANADA ULC

By:
Name:	David M. Chappell
Title:	Vice President

Exhibit J

WECU - WCP

PERSONNEL SERVICES AND ALLOCATION AGREEMENT

This Personnel Services and Allocation Agreement (“Agreement”) is effective as of February 1, 2014 12:01 AM Mountain Standard Time (the “Effective Date”), by and between Williams Energy Canada ULC (“WECU”) an Alberta unlimited liability corporation, and Williams Canada Propylene ULC, an Alberta Unlimited liability corporation (“WCP”).

RECITALS

A.	WCP is in the natural gas liquids business related to the PDH Project (the “Business”).

B.	Effective as of January 1, 2014, WECU entered into a Personnel Services Agreement with Williams Canada Employee Services Inc. (“WCES”), an Alberta unlimited liability corporation pursuant to which WCES will provide personnel to perform certain services to operate WECU’s business and to fulfill other general and administrative functions relating to WECU’s business (the “WCES Personnel Agreement”).

C.	WCP requires personnel to perform certain services to operate the Business and to fulfill other general and administrative functions relating to the Business, as well as certain office space and equipment relating to the operation of the Business (the “Services”).

D.	WECU has agreed to provide such Services and allocate these costs to WCP in accordance with the terms of this Agreement, and WCP is willing to engage WECU subject to the terms and conditions of this Agreement.

NOW, THEREFORE in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Services. WECU shall, during the term of this Agreement, provide to WCP such employees (the “Assigned Employees”) to perform the Services. Such Assigned Employees will have the requisite skills, knowledge, training, experience, and competence to provide the Services. WECU shall enforce and perform under the WCES Personnel Agreement so as to permit WECU to perform its obligations under this Agreement.

2.	Employer Obligation. The Parties acknowledge WCES is the sole employer of the Assigned Employees for all purposes. WCP shall not be the employer or common employer for any purpose.

3.

Employee Compensation. WECU shall be responsible for ensuring the payment by WCES of any and all wages and other compensation to all of the Assigned Employees. In this regard, it is the responsibility of WECU to ensure implementation by WCES of procedures that comply with rules and regulations governing the reporting and payment of all federal and provincial taxes on payroll wages paid under this Agreement including, but not limited to: (i) federal income tax withholding provisions of the Income Tax Act; (ii) provincial and/or local income tax withholding provisions, if applicable; (iii) Employment Insurance premiums; and (iv) Canada Pension Plan contributions. In addition, WCES shall be the rated employer for unemployment compensation purposes with respect to the Assigned Employees.

4.	Intellectual Property. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Assigned Employees in connection with the performance of the Services shall be the property of WCP.

5.	Books and Records. WECU shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, as defined below, and shall maintain such books and records for the period required by applicable accounting practices or Law. Each party shall at all reasonable times have access to the other party’s books, records, files and other statements, documents or instruments reasonably relating to the services to be provided hereunder.

6.	Payment to WECU. WCP shall pay WECU, subject to the terms of section 7 below, an amount equal to all direct and indirect expenses WECU incurs (including, but not limited to, salary, bonus, benefits, withholding and employment taxes and other amounts paid to or on behalf of any Assigned Employee and office space, equipment and other general and administrative costs) to perform the Services (collectively, the “Payment Amount”). The allocation methodology WECU uses to allocate expenses to WCP shall satisfy US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. As deemed necessary by WECU, the Payment Amount may include an additional arm’s length fee or mark-up, as required under US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. Payments pursuant to this Section shall be in addition to any payment to WECU as a result of indemnification pursuant to any other Section in this Agreement.

7.	Payment Terms. On or before the 10th calendar day of each month, WECU shall notify WCP, in a mutually agreeable electronic format (e.g., e-mail, fax), of the Payment Amount due for the prior month. WCP shall pay WECU such amount on or before the last day of the month of notification. Any payments not received by this date shall bear interest at an arm’s length rate of interest (as determined under US Internal Revenue Code Section 482 or Section 247 of Canada’s Income Tax Act) from the date due until the date of payment. The Payment Amount shall be in Canadian dollars and all payments shall be remitted in Canadian dollars.

8.	Benefit Plans. The parties agree that WCES may adopt and participate in employee benefit plans, employee programs, and employee practices (including paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of WCES or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of WCP. The Parties acknowledge that WCES, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of WECU, the predecessor of WECU, and their Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of WECU and WCP or its predecessors. Any and all expenses incurred or accrued by WECU or its Affiliates in connection with any such Plans and Practices, to the extent they relate to the Assigned Employees, shall be reimbursed by WCP in accordance with the procedures described in Section 6 and 7.

9.	Confidential Information. Each of WECU and WCP may receive information that is proprietary to or confidential to the other party or its affiliated companies and their clients. Both parties agree to hold such information in strict confidence and not to disclose such information to third parties, other than the Partnership Parties or the Contributing Parties, or to use such information for any purpose whatsoever other than performing under this Agreement or as required by law.

10.	Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary.

11.	Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) each party may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) WECU or WCP may terminate this Agreement immediately upon written notice to the other party at such time as neither WECU nor its successor in interest is an affiliate of WCP or its successor in interest.

12.

Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach, except that no Notice shall be required and this Agreement may be terminated with immediate effect if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have ten business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 9; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 9, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 9 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.

13.	Effect of Termination. If this Agreement is terminated in accordance with Section 11 or 12, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of WCES, to the extent that such employees and former employees provided Services to WCP, and former employees of WCP, and the predecessors in interest of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of WCP or its predecessors, all of which shall be paid when due by WCP, recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination.

14.	Release. WCP, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges WECU, WECU’ Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (“Damages”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damages resulted from the gross negligence or willful misconduct of the Releasee.

15.

Indemnification. As used in Sections 14, 15, and 16: (a) the term Affiliate means any individual or corporation, limited liability company, partnership, joint venture or other entity (“Person”), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and from and after the closing of the transactions contemplated by the Contribution Agreement by and among The Williams Companies, Inc. and Williams Partners L.P., and certain of their respective affiliates contemplated to be signed in February 2014 (the “Contribution Agreement”) (b) when used in reference to WCP, the term Affiliate shall exclude WECU, including all of the “Partnership Parties” and their respective “Affiliates” as defined in the Contribution Agreement, and, when used with reference to WECU, shall exclude WCP and all of the “Contributing Parties” and their respective “Affiliates” as defined in the Contribution Agreement; (c) references to WECU and WCP, as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (d) the Subject Employees are deemed to be third parties.

16.	Indemnification Obligations. WCP, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WCP Indemnifying Party”) shall indemnify WECU for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WECU Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WECU Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a WCP Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a WECU Indemnifying Party (as defined below) in connection with WECU’ obligations hereunder. WECU, (the “WECU Indemnifying Party”) shall indemnify WCP (the “WCP Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WCP Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a WECU Indemnifying Party.

17.	Procedure. Each of WECU and WCP shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in Damages. In performing its indemnity obligation, the WCP Indemnifying Party or the WECU Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.

18.	Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, aggravated, or exemplary damages. Regardless of the basis on which WCP makes a claim against WECU for damages, WECU shall not be liable for any amount in excess of the lesser of (a) the amount of any actual and direct loss or damages incurred, or (b) the amount paid to WECU in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against WECU shall be deemed waived unless made by WCP in writing and received by WECU within six months after completion of the Services with respect to which the claim is being made.

19.	Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting WECU, WECU shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.

20.	Assignment; Amendment. Except as otherwise provided herein, neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement may be amended in a writing signed by both parties hereunder.

21.	Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to WCP:
Attention: Kevin Westfall, Non-regulated controller
Facsimile: (918) 573-9377
E-Mail: Kevin.Westfall@Williams.com
If to WECU:
Attention: Paul Reynolds, General Accounting Director
Facsimile:
E-Mail: Paul.Reynolds@Williams.com

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

22.	Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

23.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

24.	Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

25.	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.

26.	Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

27.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Calgary, Alberta.

28.	Legal Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover Damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable legal fees and disbursements.

29.	Survival of Terms and Conditions. The terms and conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 3, 4, 9, 10, 14, 15 and 16.

30.	Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.

31.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

[Signature Page Follows]

The parties have executed this Agreement on, and effective as of the Effective Date.

WILLIAMS CANADA PROPYLENE ULC

By:
Name:	John R. Dearborn
Title:	Sr. Vice President

WILLIAMS ENERGY CANADA ULC

By:
Name:	David M. Chappell
Title:	Vice President

Exhibit J

WECU - WHO

PERSONNEL SERVICES AND ALLOCATION AGREEMENT

This Personnel Services and Allocation Agreement (“Agreement”) is effective as of February 1, 2014 12:01 AM Mountain Standard Time (the “Effective Date”), by and between Williams Energy Canada ULC (“WECU”) an Alberta unlimited liability corporation, and Williams Horizon Offgas ULC, an Alberta Unlimited liability corporation (“WHO”).

RECITALS

A.	WHO is in the natural gas liquids business related to the CNRL Horizon project (the “Business”).

B.	Effective as of January 1, 2014, WECU entered into a Personnel Services Agreement with Williams Canada Employee Services Inc. (“WCES”), an Alberta unlimited liability corporation pursuant to which WCES will provide personnel to perform certain services to operate WECU’s business and to fulfill other general and administrative functions relating to WECU’s business (the “WCES Personnel Agreement”).

C.	WHO requires personnel to perform certain services to operate the Business and to fulfill other general and administrative functions relating to the Business, as well as certain office space and equipment relating to the operation of the Business (the “Services”).

D.	WECU has agreed to provide such Services and allocate these costs to WHO in accordance with the terms of this Agreement, and WHO is willing to engage WECU subject to the terms and conditions of this Agreement.

NOW, THEREFORE in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Services. WECU shall, during the term of this Agreement, provide to WHO such employees (the “Assigned Employees”) to perform the Services. Such Assigned Employees will have the requisite skills, knowledge, training, experience, and competence to provide the Services. WECU shall enforce and perform under the WCES Personnel Agreement so as to permit WECU to perform its obligations under this Agreement.

2.	Employer Obligation. The Parties acknowledge WCES is the sole employer of the Assigned Employees for all purposes. WHO shall not be the employer or common employer for any purpose.

3.	Employee Compensation. WECU shall be responsible for ensuring the payment by WCES of any and all wages and other compensation to all of the Assigned Employees. In this regard, it is the responsibility of WECU to ensure implementation by WCES of procedures that comply with rules and regulations governing the reporting and payment of all federal and provincial taxes on payroll wages paid under this Agreement including, but not limited to: (i) federal income tax withholding provisions of the Income Tax Act; (ii) provincial and/or local income tax withholding provisions, if applicable; (iii) Employment Insurance premiums; and (iv) Canada Pension Plan contributions. In addition, WCES shall be the rated employer for unemployment compensation purposes with respect to the Assigned Employees.

4.	Intellectual Property. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Assigned Employees in connection with the performance of the Services shall be the property of WHO.

5.	Books and Records. WECU shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, as defined below, and shall maintain such books and records for the period required by applicable accounting practices or Law. Each party shall at all reasonable times have access to the other party’s books, records, files and other statements, documents or instruments reasonably relating to the services to be provided hereunder.

6.	Payment to WECU. WHO shall pay WECU, subject to the terms of section 7 below, an amount equal to all direct and indirect expenses WECU incurs (including, but not limited to, salary, bonus, benefits, withholding and employment taxes and other amounts paid to or on behalf of any Assigned Employee and office space, equipment and other general and administrative costs) to perform the Services (collectively, the “Payment Amount”). The allocation methodology WECU uses to allocate expenses to WHO shall satisfy US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. As deemed necessary by WECU, the Payment Amount may include an additional arm’s length fee or mark-up, as required under US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. Payments pursuant to this Section shall be in addition to any payment to WECU as a result of indemnification pursuant to any other Section in this Agreement.

7.	Payment Terms. On or before the 10th calendar day of each month, WECU shall notify WHO, in a mutually agreeable electronic format (e.g., e-mail, fax), of the Payment Amount due for the prior month. WHO shall pay WECU such amount on or before the last day of the month of notification. Any payments not received by this date shall bear interest at an arm’s length rate of interest (as determined under US Internal Revenue Code Section 482 or Section 247 of Canada’s Income Tax Act) from the date due until the date of payment. The Payment Amount shall be in Canadian dollars and all payments shall be remitted in Canadian dollars.

8.	Benefit Plans. The parties agree that WCES may adopt and participate in employee benefit plans, employee programs, and employee practices (including paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of WCES or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of WHO. The Parties acknowledge that WCES, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of WECU, the predecessor of WECU, and their Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of WECU and WHO or its predecessors. Any and all expenses incurred or accrued by WECU or its Affiliates in connection with any such Plans and Practices, to the extent they relate to the Assigned Employees, shall be reimbursed by WHO in accordance with the procedures described in Section 6 and 7.

9.	Confidential Information. Each of WECU and WHO may receive information that is proprietary to or confidential to the other party or its affiliated companies and their clients. Both parties agree to hold such information in strict confidence and not to disclose such information to third parties, other than the Partnership Parties or the Contributing Parties, or to use such information for any purpose whatsoever other than performing under this Agreement or as required by law.

10.	Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary.

11.	Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) each party may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) WECU or WHO may terminate this Agreement immediately upon written notice to the other party at such time as neither WECU nor its successor in interest is an affiliate of WHO or its successor in interest.

12.

Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach, except that no Notice shall be required and this Agreement may be terminated with immediate effect if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have ten business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 9; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 9, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 9 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.

13.	Effect of Termination. If this Agreement is terminated in accordance with Section 11 or 12, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of WCES, to the extent that such employees and former employees provided Services to WHO, and former employees of WHO, and the predecessors in interest of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of WHO or its predecessors, all of which shall be paid when due by WHO, recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination.

14.	Release. WHO, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges WECU, WECU’ Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (“Damages”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damages resulted from the gross negligence or willful misconduct of the Releasee.

15.

Indemnification. As used in Sections 14, 15, and 16: (a) the term Affiliate means any individual or corporation, limited liability company, partnership, joint venture or other entity (“Person”), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and from and after the closing of the transactions contemplated by the Contribution Agreement by and among The Williams Companies, Inc. and Williams Partners L.P., and certain of their respective affiliates contemplated to be signed in February 2014 (the “Contribution Agreement”) (b) when used in reference to WHO, the term Affiliate shall exclude WECU, including all of the “Partnership Parties” and their respective “Affiliates” as defined in the Contribution Agreement, and, when used with reference to WECU, shall exclude WHO and all of the “Contributing Parties” and their respective “Affiliates” as defined in the Contribution Agreement; (c) references to WECU and WHO, as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (d) the Subject Employees are deemed to be third parties.

16.	Indemnification Obligations. WHO, for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WHO Indemnifying Party”) shall indemnify WECU for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WECU Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WECU Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a WHO Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a WECU Indemnifying Party (as defined below) in connection with WECU’ obligations hereunder. WECU, (the “WECU Indemnifying Party”) shall indemnify WHO (the “WHO Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WHO Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a WECU Indemnifying Party.

17.	Procedure. Each of WECU and WHO shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in Damages. In performing its indemnity obligation, the WHO Indemnifying Party or the WECU Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.

18.	Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, aggravated, or exemplary damages. Regardless of the basis on which WHO makes a claim against WECU for damages, WECU shall not be liable for any amount in excess of the lesser of (a) the amount of any actual and direct loss or damages incurred, or (b) the amount paid to WECU in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against WECU shall be deemed waived unless made by WHO in writing and received by WECU within six months after completion of the Services with respect to which the claim is being made.

19.	Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting WECU, WECU shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.

20.	Assignment; Amendment. Except as otherwise provided herein, neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement may be amended in a writing signed by both parties hereunder.

21.	Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to WHO:

Attention: Kevin Westfall, Non-regulated controller

Facsimile: (918) 573-9377

E-Mail: Kevin.Westfall@Williams.com

If to WECU:

Attention: Paul Reynolds, General Accounting Director

Facsimile:

E-Mail: Paul.Reynolds@Williams.com

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

22.	Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

23.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

24.	Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

25.	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.

26.	Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

27.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Calgary, Alberta.

28.	Legal Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover Damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable legal fees and disbursements.

29.	Survival of Terms and Conditions. The terms and conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 3, 4, 9, 10, 14, 15 and 16.

30.	Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.

31.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

[Signature Page Follows]

The parties have executed this Agreement on, and effective as of the Effective Date.

WILLIAMS HORIZON OFFGAS ULC

By:
Name: John R. Dearborn
Title: Sr. Vice President

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

Exhibit J

WECU – Williams Development

PERSONNEL SERVICES AND ALLOCATION AGREEMENT

This Personnel Services and Allocation Agreement (“Agreement”) is effective as of February 1, 2014 12:01 AM Mountain Standard Time (the “Effective Date”), by and between Williams Energy Canada ULC (“WECU”) an Alberta unlimited liability corporation, and Williams Energy Canada Development ULC (“Williams Development”).

RECITALS

A.	Williams Development is in the business of extracting, fractionating, storing and transporting natural gas liquids and olefins (the “Business”).

B.	Effective as of January 1, 2014, WECU entered into a Personnel Services Agreement with Williams Canada Employee Services Inc. (“WCES”), an Alberta unlimited liability corporation pursuant to which WCES will provide personnel to perform certain services to operate WECU’s business and to fulfill other general and administrative functions relating to WECU’s business (the “WCES Personnel Agreement”).

C.	Williams Development requires personnel to perform certain services to operate the Business and to fulfill other general and administrative functions relating to the Business, as well as certain office space and equipment relating to the operation of the Business (the “Services”).

D.	WECU has agreed to provide such Services and allocate these costs to Williams Development in accordance with the terms of this Agreement, and Williams Development is willing to engage WECU subject to the terms and conditions of this Agreement.

NOW, THEREFORE in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Services. WECU shall, during the term of this Agreement, provide to Williams Development such employees (the “Assigned Employees”) to perform the Services. Such Assigned Employees will have the requisite skills, knowledge, training, experience, and competence to provide the Services. WECU shall enforce and perform under the WCES Personnel Agreement so as to permit WECU to perform its obligations under this Agreement.

2.	Employer Obligation. The Parties acknowledge WCES is the sole employer of the Assigned Employees for all purposes. Williams Development shall not be the employer or common employer for any purpose.

3.	Employee Compensation. WECU shall be responsible for ensuring the payment by WCES of any and all wages and other compensation to all of the Assigned Employees. In this regard, it is the responsibility of WECU to ensure implementation by WCES of procedures that comply with rules and regulations governing the reporting and payment of all federal and provincial taxes on payroll wages paid under this Agreement including, but not limited to: (i) federal income tax withholding provisions of the Income Tax Act; (ii) provincial and/or local income tax withholding provisions, if applicable; (iii) Employment Insurance premiums; and (iv) Canada Pension Plan contributions. In addition, WCES shall be the rated employer for unemployment compensation purposes with respect to the Assigned Employees.

4.	Intellectual Property. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Assigned Employees in connection with the performance of the Services shall be the property of Williams Development.

5.	Books and Records. WECU shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, as defined below, and shall maintain such books and records for the period required by applicable accounting practices or Law. Each party shall at all reasonable times have access to the other party’s books, records, files and other statements, documents or instruments reasonably relating to the services to be provided hereunder.

6.	Payment to WECU. Williams Development shall pay WECU, subject to the terms of section 7 below, an amount equal to all direct and indirect expenses WECU incurs (including, but not limited to, salary, bonus, benefits, withholding and employment taxes and other amounts paid to or on behalf of any Assigned Employee and office space, equipment and other general and administrative costs) to perform the Services (collectively, the “Payment Amount”). The allocation methodology WECU uses to allocate expenses to Williams Development shall satisfy US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. As deemed necessary by WECU, the Payment Amount may include an additional arm’s length fee or mark-up, as required under US Internal Revenue Code Section 482 and Section 247 of Canada’s Income Tax Act. Payments pursuant to this Section shall be in addition to any payment to WECU as a result of indemnification pursuant to any other Section in this Agreement.

7.	Payment Terms. On or before the 10th calendar day of each month, WECU shall notify Williams Development, in a mutually agreeable electronic format (e.g., e-mail, fax), of the Payment Amount due for the prior month. Williams Development shall pay WECU such amount on or before the last day of the month of notification. Any payments not received by this date shall bear interest at an arm’s length rate of interest (as determined under US Internal Revenue Code Section 482 or Section 247 of Canada’s Income Tax Act) from the date due until the date of payment. The Payment Amount shall be in Canadian dollars and all payments shall be remitted in Canadian dollars.

8.	Benefit Plans. The parties agree that WCES may adopt and participate in employee benefit plans, employee programs, and employee practices (including paid time off payments, severance, retiree medical, retiree life, equity related awards, bonuses, vesting of employee benefits, retirement plans, and other employee or retiree related payments, obligations, liabilities or benefits) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of WCES or any of its Affiliates, in respect of Services performed, directly or indirectly, for the benefit of WILLIAMS DEVELOPMENT. The Parties acknowledge that WCES, directly or through its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of WECU, the predecessor of WECU, and their Affiliates, in respect of services previously performed, directly or indirectly, for the benefit of WECU and Williams Development or its predecessors. Any and all expenses incurred or accrued by WECU or its Affiliates in connection with any such Plans and Practices, to the extent they relate to the Assigned Employees, shall be reimbursed by Williams Development in accordance with the procedures described in Section 6 and 7.

9.	Confidential Information. Each of WECU and Williams Development may receive information that is proprietary to or confidential to the other party or its affiliated companies and their clients. Both parties agree to hold such information in strict confidence and not to disclose such information to third parties, other than the Partnership Parties or the Contributing Parties, or to use such information for any purpose whatsoever other than performing under this Agreement or as required by law.

10.	Permitted Disclosure. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such party has given the other party prior notice of such requirement when legally permissible to permit the other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary.

11.	Term. Unless terminated earlier as provided below, this Agreement shall remain in full force and effect except that (a) each party may terminate this Agreement upon 60 days’ advance written notice to the other party, and (b) WECU or Williams Development may terminate this Agreement immediately upon written notice to the other party at such time as neither WECU nor its successor in interest is an affiliate of Williams Development or its successor in interest.

12.

Termination for Breach. If a party shall be in breach of any provision of this Agreement (the “Breaching Party”), the non-breaching party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach (the “Notice”), and, subject to the terms of this Section, the Breaching Party shall have 30 days after receipt of the Notice within which to cure the breach, except that no Notice shall be required and this Agreement may be terminated with immediate effect if (a) the breach is an obligation to pay money, in which case the Breaching Party shall have ten business days to cure the breach; (b) the same breach occurs in any six-month period; (c) the breach pertains to the Breaching Party’s obligations under Section 9; or (d) a party files a petition in Bankruptcy (or is the subject of an involuntary petition in Bankruptcy that is not dismissed within 60 days after the effective filing date thereof). With respect to a breach of the obligations of a Breaching Party contained in Section 9, there is no adequate remedy at law, and the Non-Breaching Party will suffer irreparable harm as a result of such a breach. Therefore, if a breach or threatened breach by a Breaching Party of Section 9 occurs, the Non-Breaching Party shall be entitled to injunctive relief restraining the breaching party from doing any act in violation thereof without the obligation of posting a bond, cash, or otherwise.

13.	Effect of Termination. If this Agreement is terminated in accordance with Section 11 or 12, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time, and (d) all liabilities and other obligations attributable, or in any way related to, employees and former employees of WCES, to the extent that such employees and former employees provided Services to Williams Development , and former employees of Williams Development , and the predecessors in interest of each and the estates, heirs, personal representatives, successors, and assigns of each such employee and former employee (each, a “Subject Employee”) including with respect to current and former Plans and Practices and any benefit, equity, or incentive related plans, programs, policies, or practices of Williams Development or its predecessors, all of which shall be paid when due by Williams Development , recognizing that the amount of some of such liabilities and other obligations shall not be known at the time of termination of this Agreement and the obligation to pay shall continue after such termination.

14.	Release. Williams Development , for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each, releases and forever discharges WECU, WECU’ Affiliates, and the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees and agents of each (as applicable, a “Releasee”) of and from any and all causes of action, claims, demands, assessments, losses, liabilities, fines, penalties, suits, damages, liens, rights, compensation, costs, and expenses of whatsoever kind or nature including reasonable legal and expert fees and expenses (“Damages”), whether now known or unknown, and whether they exist now or in the future, arising from or relating to performance of, error or delay in performance, attempting to perform or failing to perform, any responsibilities hereunder, or any Damages related thereto, including claims arising as a result of the express negligence of the Releasee unless the Damages resulted from the gross negligence or willful misconduct of the Releasee.

15.

Indemnification. As used in Sections 14, 15, and 16: (a) the term Affiliate means any individual or corporation, limited liability company, partnership, joint venture or other entity (“Person”), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, with the term “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and from and after the closing of the transactions contemplated by the Contribution Agreement by and among The Williams Companies, Inc. and Williams Partners L.P., and certain of their respective affiliates contemplated to be signed in February 2014 (the “Contribution Agreement”) (b) when used in reference to Williams Development, the term Affiliate shall exclude WECU, including all of the “Partnership Parties” and their respective “Affiliates” as defined in the Contribution Agreement, and, when used with reference to WECU, shall exclude Williams Development and all of the “Contributing Parties” and their respective “Affiliates” as defined in the Contribution Agreement; (c) references to WECU and Williams Development , as applicable, as the Indemnified Party, shall include their respective Affiliates, the successors and assigns of each, and the officers, directors, shareholders, members, partners, employees, and agents of each, and their respective successors, assigns, and, in the case of individuals, their estates, heirs, and personal representatives; and (d) the Subject Employees are deemed to be third parties.

16.	Indemnification Obligations. Williams Development , for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “Williams Development Indemnifying Party”) shall indemnify WECU for itself and on behalf of its Affiliates, and the predecessors in interest, successors, and assigns of each (the “WECU Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a WECU Indemnified Party, which claim arises out of or is caused by (a) a breach of this Agreement by a Williams Development Indemnifying Party, or (b) any action or omission, including negligence (but excluding gross negligence or willful misconduct) of a WECU Indemnifying Party (as defined below) in connection with WECU’ obligations hereunder. WECU, (the “WECU Indemnifying Party”) shall indemnify Williams Development (the “Williams Development Indemnified Party”) from and against all Damages sustained or incurred as a result of or arising out of or by virtue of any claim made by a third party against a Williams Development Indemnified Party, which claim arises out of or is caused by the gross negligence or willful misconduct of a WECU Indemnifying Party.

17.	Procedure. Each of WECU and Williams Development shall give the other party prompt written notice and information in such party’s possession concerning any claim that could result in Damages. In performing its indemnity obligation, the Williams Development Indemnifying Party or the WECU Indemnifying Party (as applicable, the “Indemnifying Party”) shall have the right to assume the settlement in the defense of any suit or suits or other legal proceedings brought to enforce all such Damages and shall pay all judgments entered in any such suit or other legal proceedings. Except in the case where the Indemnifying Party refuses to assume such defense in settlement, the Indemnifying Party shall have no liability for any settlement in or compromise made without its written consent.

18.

Disclaimer; Limitation of Liability. Neither party shall be responsible for any incidental, indirect, consequential, special, punitive, aggravated, or exemplary damages. Regardless of the basis on which Williams Development makes a claim against WECU for damages, WECU shall not be liable for any amount in excess of the lesser of (a)

the amount of any actual and direct loss or damages incurred, or (b) the amount paid to WECU in excess of reimbursement for direct and indirect costs in performance of the Services. All claims against WECU shall be deemed waived unless made by Williams Development in writing and received by WECU within six months after completion of the Services with respect to which the claim is being made.

19.	Force Majeure. A party’s obligation under this Agreement, other than an obligation to pay money and the indemnification obligations hereunder, shall be excused when and to the extent its performance of that obligation is prevented due to any cause beyond the reasonable control of a party, including the following causes (unless they are within such party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction. The party that is prevented from performing its obligation by reason of one or more of the foregoing events (the “Delayed Party”) shall promptly notify the other party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. However, in no event shall a Delayed Party be required to settle any strike, lockout, or other labor dispute in which it may be involved, but in the event of a strike, lockout, or other labor dispute affecting WECU, WECU shall use reasonable efforts to continue to perform the Services by utilizing its management personnel and that of its Affiliates.

20.	Assignment; Amendment. Except as otherwise provided herein, neither party shall sell, assign, or transfer any of its rights, or delegate any of its obligations, under this Agreement to any Person without the prior consent of the other party except that such prior consent shall not be required if such sale, assignment, or transfer is to an Affiliate of a party or in connection with a merger, consolidation, or the sale of substantially all of its assets. This Agreement may be amended in a writing signed by both parties hereunder.

21.	Notices. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Williams Development:
Attention: Kevin Westfall, Non-regulated controller
Facsimile: (918) 573-9377
E-Mail: Kevin.Westfall@Williams.com
If to WECU:
Attention: Paul Reynolds, General Accounting Director
Facsimile:
E-Mail: Paul.Reynolds@Williams.com

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

22.	Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

23.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

24.	Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

25.	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person not a party to this Agreement.

26.	Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

27.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta, without regard to the principles of conflicts of law. The proper venue for any lawsuit shall only exist in Calgary, Alberta.

28.	Legal Fees. If a party shall commence any action or proceeding against another party in order to enforce the provisions of this Agreement or to recover Damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs in connection therewith, including reasonable legal fees and disbursements.

29.	Survival of Terms and Conditions. The terms and conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate, including the terms and conditions contained in Sections 3, 4, 9, 10, 14, 15 and 16.

30.	Integration; Amendments. This Agreement constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This Agreement may be amended or restated only by a written instrument executed by both parties.

31.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

[Signature Page Follows]

The parties have executed this Agreement on, and effective as of the Effective Date.

WILLIAMS ENERGY CANADA DEVELOPMENT ULC

By:
Name: John R. Dearborn
Title: Sr. Vice President

WILLIAMS ENERGY CANADA ULC

By:
Name: David M. Chappell
Title: Vice President

Exhibit K

Owner: Williams Energy Canada ULC

Construction Manager: HB Construction Company Ltd.

Location: Redwater Fractionator Site

Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

SUPPLEMENTARY CONDITIONS INDEX

	General

Article A-1	The Work	2

Article A-4	Contract Documents	2

Article A-9	Payment	3

Article A-12	Succession	3

Article A-13	Interpretation	3

	Definitions	4

GC 1.1	Contract Documents	4

GC 1.4	Assignment	5

GC 2.2	Authority of the Consultant	5

GC 2.3	Consultant’s Responsibilities	5

GC 2.4	Review and Inspection of the Work	5

GC 2.5	Defective Work	5

GC 3.2	Construction by Owner or Other Contractors	6

GC 3.5	Construction Schedule	6

GC 3.7	Subcontractors and Suppliers	7

GC 5.1	Financing Information Required by the Owner	8

GC 5.3	Progress Payment for the Services	8

GC 5.4	Progress Payment for the Work	9

GC 5.5	Substantial Performance of the Work	10

GC 5.6	Payment of Holdback Upon Substantial Performance of Work	11

GC 5.7	Progressive Release of Holdback for the Work	12

GC 5.8	Final Payment	13

GC 6.3	Change Directive	14

GC 9.2	Toxic and Hazardous Substances	14

GC 9.4	Construction Safety	15

GC 10.1	Taxes and Duties	15

GC 10.2	Laws, Notices, Permits, and Fees	16

GC 11.1	Insurance	16

GC 12.1	Indemnification	16

GC 12.3	Warranty	16

Project Name: C3+D	Page 1 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

GENERAL
SC-01

1.1      These Supplementary Conditions (“SCs”) presuppose the use of the Standard Construction Document, CCDC 5B-2010 Construction Management Contract – for Services and Construction, including the Agreement between Owner and Construction Manager, Definitions and General Conditions, GC 1 to GC 12 inclusive, in full. These “Supplementary Conditions” void, supersede or amend the Agreement between Owner and Construction Manager, the Definitions and the General Conditions, as the case may be.

1.2      Throughout the Contract Documents reference to the “General Conditions of the Contract” shall imply the inclusion of these Supplementary Conditions.

1.3      To the extent that the Lien Act expressly forbids parties from contracting out of all or some of the provisions of the Lien Act then, with respect to but only to the extent that, those provisions of the Lien Act are deemed to apply to any provisions of these Supplementary Conditions the provisions set out in the Lien Act shall overrule any provision of the Contract Documents that is determined to contradict or contravene the Lien Act but only to the extent of such contradiction or contravention.

Amend the Agreement between Owner and Construction Manager, which forms part of the Standard Construction Document—CCDC 5B, 2010, as follows:

ARTICLE A-1 THE WORK

SC-02

Add the following sentence to Section 1.3 of Article A-1:

“Time is of the essence in the Work provided for in the Contract Documents and there will be, on the part of the Owner, in the event that the Work provided for in the Contract Documents is not completed by the Construction Manager within the time fixed for Substantial Performance of the Work, or within the time for which such Substantial Performance of the Work may be extended as provided in the Contract Documents.”

ARTICLE A-4 CONTRACT DOCUMENTS

SC-03	Add bullet point “Appendix A: Supplementary Conditions” to Section 4.1.

Project Name: C3+D	Page 2 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

ARTICLE A-9 PAYMENT

SC-04	Delete Sections 9.1.4 and 9.1.5 and substitute the following:

“9.1.4     upon Substantial Performance of the Work, the major lien fund together with such Value Added Taxes as may be applicable to such payment, as set out in GC 5.6 – Payment of Holdback Upon Substantial Performance of the Work, and

9.1.5       upon the issuance of the final certificate for payment, the unpaid balance of the Construction Manager’s Fee for the Services, the reimbursable expenses for the Services, the Price of the Work, and the minor lien fund when due, together with such Value Added Taxes as may be applicable to such payment, as set out in paragraph 5.8.4 of these Supplementary General Conditions.”

SC-05	DeleteSection 9.2 and substitute the following:

“9.2         In the event of loss or damage occurring where payment becomes due under the Property and Boiler and Machinery Insurance policies provided for in GC 11.1, payments shall be made to the Owner to reimburse the Construction Manager for the cost of rebuilding or repair.”

ARTICLE A-12 SUCCESSION

SC-06	Amend Article A-12 by adding the word “permitted” before the word “assigns” in the 2nd line thereof.

ARTICLE A-13 INTERPRETATION

SC-07	As follows:

“13.1    If any provision of the Contract is determined to be invalid, illegal or unenforceable in whole or in part, such invalidity, illegality or unenforceability will only apply to such provision or part, as the case may be, and any other part and all other provisions of the Contract shall remain in full force and effect. Furthermore, the parties shall endeavour to agree on a provision which reflects insofar as reasonably possible the commercial intentions of the invalid, illegal or unenforceable provision or part.

13.2      Headings of all articles of the Standard Construction Document, CCDC 5B-2010 and of all articles of the Specifications are inserted for reference only and do not affect the construction and the interpretation of the Contract.

13.3      Wherever the words “approve”, “permitted”, “instructed”, “required”, “submit” or similar words or phrases are used in the Contract Documents, it shall be understood that they mean, unless the context prescribes otherwise, “approved by the Consultant”, “selected by the Consultant”, “directed by the Consultant”, “permitted by the Consultant”, “instructed by the Consultant” and “submitted to the Consultant”.

Project Name: C3+D	Page 3 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

DEFINITIONS

Amend the Definitions as follows:

SC-8	Delete definition Consultant, and substitute with the following:
“Consultant

The Consultant is the person, firm or corporation identified as such in the Agreement. The term Consultant means the Consultant or the Consultant’s authorized representative.”

SC-9	Add at the end of definition number Drawings, the words “including all Schedules”.

SC-10	Add at the end of definition Specifications, the words “including all Schedules”.

SC-11	Add to definition Substantial Performance of the Work, the following:

“In addition to the foregoing, the criteria for determining the date of Substantial Performance of the Work shall include, but shall not be limited to, the date upon which an occupancy permit is issued, if applicable, by the appropriate governmental authority (if such permits are issued by such authority) as to all of the Work and the ability of the Owner to occupy and use all of the Work without being impeded by any work of the Construction Manager.”

SC-12	Delete definition Work, and substitute the following:
“Work

The Work means the total construction and related services including, but not limited to, the supply of all materials, products, labour, supervision, services, permits and licences required to complete the Construction Manager’s obligations under the terms and conditions of the Contract Documents.”

SC-13	Add the following definition:

“Schedules

Schedules are supplementary details and lists contained within or appended to the Specifications and to the Drawings.”

Amend the General Conditions of the Stipulated Price Contract as follows:
GC 1.1 CONTRACT DOCUMENTS

SC-14	Delete the words “If there is a conflict within the Contract Documents” from GC 1.1.6 and substitute the following therefor:

Project Name: C3+D	Page 4 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

“In the event of any inconsistency or conflict in the contents of the Contract Documents, such documents shall take precedence and govern in the following order:”
GC 1.4 ASSIGNMENT
SC-15	Delete GC 1.4.1 and substitute the following:
“1.4.1 The Construction Manager shall not assign the Contract without the written consent of the Owner, which consent may be withheld in the Owner’s complete discretion.”
GC 2.3 CONSULTANT’S RESPONSIBILITIES
SC-16	Delete the words “Except with respect to GC 5.1 – Financing Information Required of the Owner,” where they appear in the first line of GC 2.3.7.

SC-17	Delete the word “reject” and replace it with the words “refuse to accept” in the first line of GC 2.3.12.

SC-18	Add to GC 2.3.13:

“If in the opinion of the Construction Manager a Supplemental Instruction involves an adjustment in the Contract Price or Contract Time, the Construction Manager shall within 7 Working Days of receipt of a Supplemental Instruction advise the Consultant in writing accordingly. Failure to provide written notification within the time stipulated shall imply acceptance of the Supplemental Instruction by the Construction Manager.

GC 2.4 REVIEW AND INSPECTION OF THE WORK

SC-19	Add GC 2.4.6 as follows:

“2.4.6   Where standards of performance are specified and the Work does not comply with the performance standard specified or implied, such deficiency shall be corrected as directed by the Consultant. Any subsequent testing (including retesting by the Owner) to verify performance shall be done at the Construction Manager’s expense and not out of any cash allowance.”

GC 2.5 DEFECTIVE WORK

SC-20	Add the following to the end of GC 2.5.1:

“The correction of defective Work shall be at the Construction Manager’s expense. The Construction Manager shall rectify, in a manner acceptable to the Consultant, all defective or deficient Work, and the Construction Manager shall prioritize the correction of any such Work so as not to interfere with, or derogate from, the construction schedule. The Owner reserves the right to contract out uncompleted deficiencies if same have not been completed within a reasonable amount of time, as determined by the Consultant, without prejudice to any other right or remedy and without affecting warranty period.”

Project Name: C3+D	Page 5 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

SC-21	Delete the words “the difference in value between the work as performed and that called for by the Contract Documents” in GC 2.5.3 and insert in their place the words “the value of such work as is necessary to correct any non-compliance with the Contract Documents”.

GC 3.2 CONSTRUCTION BY OWNER OR OTHER CONTRACTORS

SC-22	Delete GCs 3.2.2.2 and 3.2.2.4 entirely.

SC-23	Add GC 3.2.3.4 as follows:

“.4    Subject to GC 9.4, for the Owner’s own forces and for other contractors, assume overall responsibility for compliance with respect to all aspects of the applicable health and safety legislation of the Place of the Work, including all the responsibilities of the “constructor” under the Occupational Health and Safety Act (Alberta) (“OH&SA”).”

SC-24	Add GCs 3.2.7, 3.2.8 and 3.2.9 as follows:

“3.2.7 Entry by the Owner’s own forces or by other contractors does not mean acceptance of the Work and does not relieve the Construction Manager of his responsibilities to complete the Contract.

3.2.8  The placing, installation and connection of work by the Owner’s own forces or by other contractors on and to the Work performed by the Construction Manager does not relieve the Construction Manager of his responsibility to provide the specified warranties.

3.2.9  The Construction Manager shall afford any other contractors reasonable cooperation and opportunity to deliver and store materials at the Place of the Work.”

GC 3.5 CONSTRUCTION SCHEDULE

SC-25	Add GC 3.5.2 as follows:

“3.5.2 The Construction Manager shall attend meetings with respect to the Work as may be directed by the Consultant. The Construction Manager shall not claim any extra compensation for attendance at these meetings. The Construction Manager shall provide a representative to attend such meetings who is authorized to make undertakings on behalf of the Construction Manager.”

Project Name: C3+D	Page 6 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

GC 3.7 SUBCONTRACTORS AND SUPPLIERS

SC-26	Add to GC 3.7.2 as follows:

“The Construction Manager agrees not to change Subcontractors without the written consent of the Owner, such consent not to be unreasonably withheld.”

Project Name: C3+D	Page 7 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

GC 5.1 FINANCING INFORMATION REQUIRED OF THE OWNER

SC-27	Delete GC 5.1 in its entirety.

GC 5.3 PROGRESS PAYMENT FOR THE SERVICES

SC-28	Add GC 5.3.3 as follows:

“5.3.3    If the Construction Manager fails to provide a statutory declaration as required by GC 5.4.8 or if the Construction Manager is not in compliance with GC – 10.4 – WORKERS’ COMPENSATION, the Owner will not be required to make payments to the Construction Manager”.

SC-29	Add GC 5.3.4 as follows:

“5.3.4.1  Notwithstanding any other term or condition in the Contract Documents, the Consultant shall not be obligated to issue a certificate for payment, and the Owner shall not be obligated to make payment to the Construction Manager, if at the time such certificate or payment was otherwise due:

(i)       a claim for lien has been registered against the Project lands, or

(ii)      the Owner or mortgagee of the Project lands has received a written notice of lien, or

(iii)     the Owner reasonably believes that any party has purported to retain title to Products or materials in respect of which an application for payment has been made.

5.3.4.2     If a construction lien (other than a lien by the Construction Manager) is registered arising from the performance of the Work, the Construction Manager shall promptly, and in any event within five Working Days, at its sole expense, vacate or discharge the lien from title to the Place of the Work. If the lien is merely vacated, the Construction Manager shall undertake the Owner’s defence of any subsequent lawsuit commenced in respect of the lien at the Construction Manager’s sole expense. The Owner shall have the right to be represented by advisory counsel and other professionals, at its own expense, and shall be kept fully informed by the Construction Manager of the proceeding at all stages thereof whether or not so represented. If the Owner determines, acting reasonably, that the Construction Manager is not satisfactorily defending the Owner’s interests, the Owner may defend the claim and the Construction Manager shall indemnify the Owner for all costs thereof, including, without limitation, legal fees on a substantial indemnity basis.

5.3.4.3   If the Construction Manager fails or refuses to vacate or discharge a construction lien within the time prescribed above, the Owner shall, at its option, be entitled to take all steps necessary to vacate and/or discharge the lien, and all costs incurred by the Owner in so doing (including, without

Project Name: C3+D	Page 8 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

limitation, legal fees on a substantial indemnity basis and any payment which may ultimately be made out of or pursuant to security posted to vacate the lien) shall be for the account of the Construction Manager, and the Owner may deduct such amounts from amounts otherwise due or owing to the Construction Manager. If the Owner vacates the lien, it shall be entitled to retain all amounts it would be required to retain pursuant to the Builders’ Lien Act (Alberta) if the lien had not been vacated.

5.3.4.4     Without limiting any of the foregoing, the Construction Manager shall indemnify the Owner from any liability, costs (including, without limitation, legal fees on a substantial indemnity basis), losses or damages that the Owner may incur in connection with the claim for lien or any subsequent lawsuit brought in connection with the lien, or in connection with any other claim or lawsuit brought against the Owner by any person (other than the Construction Manager) that provided services or materials to the Project lands which constituted a part of the Work.

GC 5.4 PROGRESS PAYMENT FOR THE WORK

SC-30	Delete GC 5.4.6 and substitute the following:

“5.4.6      Applications for payment for Products manufactured but not yet delivered to the Place of Work will not be considered. Payment requests for any Products prior to their being incorporated into the Work, when accompanied by an invoice shown as “Paid in Full” from the manufacturer and/or Supplier of such Products, will be considered on an individual basis when the prior payment for such Products will, in the opinion of the Consultant:

1.        ensure maintenance of the construction schedule;

2.        ensure materials in short supply will be available when required; and

3.        ensure that the Construction Manager and/or Subcontractors will not be burdened with increasing costs.

Requests for payment for such Products shall be supported by such evidence as the Consultant may reasonably require to establish the value and delivery of the Products. Products receiving “prior payment” shall be stored at the risk of the Construction Manager, in such a place and manner as approved by the Consultant, so as to be immediately available on site as required. The Construction Manager shall be responsible for storage, security and timely delivery of Products to the Place of the Work, as well as any and all such additional costs resulting therefrom.

SC-31	Add GCs 5.4.8 and 5.4.9 as follows:

“5.4.8      For each application after the first application for payment, the Construction Manager shall include a statutory declaration in a form approved by the Consultant that states that all accounts for materials, Products and labour incorporated in the Work, except lawfully retained holdbacks, are paid up to

Project Name: C3+D	Page 9 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

the last invoice and that all assessments and deductions required by applicable law have been deducted and/or paid. The Consultant’s issuance of a certificate for payment shall be conditional upon the Construction Manager submitting such statutory declaration to the Consultant.

“5.4.9     The Construction Manager shall submit with each application for payment receipts for Products and materials purchased under conditional sales contracts. The Consultant shall not be required to authorize payment of Products and materials purchased under conditional sales contracts until evidence of payment is submitted.

GC 5.5 SUBSTANTIAL PERFORMANCE OF THE WORK

SC-32	Delete 5.5.1 and substitute the following:

“5.5.1     When the Construction Manager is of the opinion that the Work is substantially performed, the Construction Manager shall prepare and submit to the Owner, with a copy to the Consultant:

.1        a comprehensive list of items to be completed or corrected — failure to include an item on the list does not alter the responsibility of the Construction Manager to complete the Contract — and

.2        a certificate of Substantial Performance of the Work for verification by the Consultant.

SC-33	Delete 5.5.2 and substitute the following:

“5.5.2     The Consultant will review the Work to verify the validity of the certificate of Substantial Performance of the Work and shall promptly, and in any event, no later than 15 calendar days after receipt of the Construction Manager’s list and certificate of Substantial Performance of the Work:

.1        advise the Construction Manager in writing, with a copy to the Owner, that the Work is not substantially performed and give reasons why, or

.2        verify in writing the certificate of Substantial Performance of the Work, with a copy to the Owner and the Construction Manager.

Within 3 calendar days after the date of issue of the certificate, as verified by the Consultant, the Construction Manager shall post the certificate in a conspicuous place at the Place of the Work to which the certificate relates.

Project Name: C3+D	Page 10 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

SC-34	Add GCs 5.5.4 and 5.5.5 as follows:

5.5.4       No later than 10 days after the receipt of the Construction Manager’s application, the Consultant will review the Work to verify the validity of the application, and no later than 7 days after completing the review, will notify the Construction Manager whether the Work is substantially performed.

5.5.5       When satisfied, the Consultant shall state the date of Substantial Performance of the Work in a certificate.”

GC 5.6 PAYMENT OF HOLDBACK UPON SUBSTANTIAL PERFORMANCE OF WORK

SC-35	Delete GC 5.6 in its entirety and substitute:

“5.6.1     After the Consultant verifies the certificate of Substantial Performance of the Work, the Construction Manager shall:

.1        submit an application for payment of the major lien fund,

.2        submit CCDC 9A ‘Statutory Declaration’ to state that all accounts for labour, subcontracts, Products, Construction Equipment, and other indebtedness which may have been incurred by the Construction Manager in the Substantial Performance of the Work and for which the Owner might in any way be held responsible have been paid in full, except for amounts properly retained as a holdback or as an identified amount in dispute.

5.6.2       After the receipt of an application for payment from the Construction Manager and the statement as provided in paragraph 5.6.1, the Consultant will issue a certificate for payment of the major lien fund.

5.6.3       The Owner shall, within 10 calendar days after the date of the certificate for payment of the major lien fund, place the major lien fund in a bank account in the joint names of the Owner and the Construction Manager.

5.6.4       When 45 calendar days have expired from the date of issue of the certificate of Substantial Performance of the Work, as verified by the Consultant, and if no builders’ liens have been registered for the Work, the Owner shall promptly release the major lien fund to the Construction Manager.

5.6.5       If a builders’ lien has been registered for the Work, the Owner will not make any further payments to the Construction Manager until that builders’ lien has been discharged.

Project Name: C3+D	Page 11 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

GC 5.7 PROGRESSIVE RELEASE OF HOLDBACK FOR THE WORK

SC-36	Delete GC 5.7 in its entirety and substitute:

5.7.1       When the Construction Manager or a Subcontractor is of the opinion that the work of that Subcontractor is substantially performed, the Construction Manager or that Subcontractor shall prepare and submit to the Owner, with a copy to the Consultant:

.1        a comprehensive list of the items to be completed or corrected — failure to include an item on the list does not alter the responsibility of the Construction Manager and that Subcontractor to complete the work of that subcontract — and

.2        a certificate of substantial performance in respect of that Subcontractor’s subcontract, for verification by the Consultant.

5.7.2       The Consultant will review the Subcontractor’s work to verify the validity of the certificate of substantial performance in respect of that Subcontractor’s subcontract and shall promptly, and in any event, no later than 15 calendar days after receipt of the Subcontractor’s list and certificate:

.1        advise the Construction Manager and Subcontractor in writing, with a copy to the Owner, that the Subcontractor’s work is not substantially performed and give reasons why, or

.2        verify in writing the certificate of substantial performance in respect of that Subcontractor’s subcontract, with a copy to the Owner, the Construction Manager and Subcontractor.

Within 3 calendar days after the date of issue of the certificate, as verified by the Consultant, the person issuing the certificate shall post the certificate in a conspicuous place at the Place of the Work to which the certificate relates.

5.7.3       After the Consultant verifies the certificate of substantial performance in respect of a Subcontractor’s subcontract, the Subcontractor shall submit CCDC 9B ‘Statutory Declaration’ to state that all accounts for labour, subcontracts, Products, Construction Equipment, and other indebtedness which may have been incurred by the Subcontractor in the performance of that Subcontractor’s work and for which the Owner or the Construction Manager might in any way be held responsible have been paid in full, except for amounts properly retained as a holdback or as an identified amount in dispute.

5.7.4       After the receipt of an application for payment from the Construction Manager and the Subcontractor’s statement as provided in paragraph 5.7.3, the Consultant will issue a certificate for payment of that Subcontractor’s portion of the major lien fund and provide a copy of such certificate to the Owner, the Construction Manager, and the Subcontractor.

Project Name: C3+D	Page 12 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

5.7.5  When 45 days have expired from the date of issue of the certificate of substantial performance in respect of that Subcontractor’s subcontract, as verified by the Consultant, and no builders’ liens have been registered for the Work, the Owner shall promptly release that Subcontractor’s portion of the major lien fund to the Construction Manager. If no builders’ liens have been registered for the Work, the Construction Manager shall promptly release that portion of the major lien fund to that Subcontractor.

5.7.6  Notwithstanding the provisions of the preceding paragraphs, and notwithstanding the wording of such certificates, the Construction Manager and that Subcontractor shall ensure that such subcontract work or Products are protected pending the issuance of a final certificate for payment and be responsible for the correction of defects or work not performed regardless of whether or not such was apparent when such certificates were issued.

GC 5.8  FINALPAYMENT

SC-37	In GC 5.8.4 delete the words “5 calendar days after the issuance” and substitute the words “10 calendar days after the receipt”, and add the following provisions at the end of the section:

“, provided that funds for the completion of the Work shall not be released until certified by the Consultant. The Owner reserves the right to contract out uncompleted deficiencies if same have not been completed within a reasonable amount of time, as determined by the Consultant, without prejudice to any other right or remedy and without affecting warranty period. When it has been mutually agreed between the Consultant and the Construction Manager that the Work has been satisfactorily completed, the Construction Manager shall issue a written statement to the Owner to the effect that “all Work in respect to the Contract has been completed as of the date of the statement and no further Work is required, except for repairs or replacements as set out in the warranty clauses contained in the Contract Documents”. Prior to the release of the holdback, the Construction Manager shall submit to the Consultant:

a)        An acceptable statutory declaration signed by the Construction Manager stating that all materials, Work and services, in connection with the Contract, have been paid in full, except for statutory holdbacks and there exists no preserved or unpreserved liens;

b)        A statement from the Workplace Safety & Insurance Board to the effect that all assessments from the Workplace Safety & Insurance Board to the end of the Project have been paid in full;

Project Name: C3+D	Page 13 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

c)        A receipt from each Subcontractor stating that the Subcontractor has been paid in full, except for statutory holdbacks, for all material, Work and services in connection with this Contract; and

d)        A statutory declaration from each Subcontractor in form prescribed by the Builder’s Lien Act (Alberta), setting forth the last date upon which the Subcontractor has supplied materials, Work or services in connection with the Subcontract.”

SC-38	Amend GC 5.8.1 by adding to the end thereof after the word “work” the words “and to adequately protect the Owner from claims”.

GC 6.3 CHANGE DIRECTIVE

SC-39	Add the following as GC 6.3.9:

“6.3.9      The following maximum fees, which include overhead and profit, may be charged for those portions of the Work other than those covered by unit prices:

1.        Work carried out by the Construction Manager’s own forces: 9% overhead and profit combined.

2.        Work carried out by a Subcontractor: 3% overhead and profit combined.

3.        Construction Manager’s mark-up on Subcontractor’s Work: 3% overhead and profit combined.”

GC 9.2 TOXIC AND HAZARDOUS SUBSTANCES

SC-40	Add GC 9.2.1.1 as follows:

“9.2.1.1 Where the terms “toxic and hazardous substances and materials” or “toxic and hazardous substances” or “toxic or hazardous substances or materials” occur in this document, they shall be deleted and the term “designated substance(s)” (as defined by the OH&SA and Regulations for construction projects) substituted in their place.”

SC-41	Delete GC 9.2.2 and substitute the following:

“9.2.2      Prior to the Construction Manager commencing the Work, the Owner shall provide the Consultant and the Construction Manager with a written list of any designated substances present at the Place of Work of which the Owner has knowledge.”

SC-42	Add to GC 9.2.6 after the word “responsible” the following:

“or whether any toxic or hazardous substances or materials already at the Place of the Work (and which were then harmless or stored, contained or otherwise dealt with in accordance with legal and statutory requirements), were dealt with by the

Project Name: C3+D	Page 14 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

Construction Manager or anyone for whom the Construction Manager is responsible in a manner that does not comply with legal and statutory requirements, or which threaten human health and safety or the environment, or so as to cause material damage to the property of the Owner or others,”

SC-43	Add to GC 9.2.8 after the word “responsible” the following:

“or that any toxic or hazardous substances or materials already at the Place of the Work (and which were then harmless or stored, contained or otherwise dealt with in accordance with legal and statutory requirements), were dealt with by the Construction Manager or anyone for whom the Construction Manager is responsible in a manner that does not comply with legal and statutory requirements, or which threaten human health and safety or the environment, or so as to cause material damage to the property of the Owner or others,”

GC 9.4 CONSTRUCTION SAFETY

SC-44	Delete the first words in the first line of GC 9.4.1, up to the word “the”.

SC-45	Add the following as GC 9.4.2:

“9.4.2      Without limiting the generality of GC 9.4.1 and notwithstanding any other provision in the Contract Documents, the Construction Manager acknowledges and agrees as follows:

The Owner hereby appoints the Construction Manager as the Owner’s agent and constructor with respect to those improvements to the Project to be carried out by the Owner’s separate contractors, including contractors engaged for the installation of audio-video equipment, furniture, telephones, computer equipment and other finish installations, and the Construction Manager hereby accepts such appointment. The Construction Manager acknowledges that it is the “constructor” and, with respect to forces directly engaged by the Construction Manager, the “employer” for the entire Project within the meaning of the OH&SA, and the Construction Manager undertakes to carry out the duties, obligations and responsibilities of the “constructor” and with respect to such directly engaged forces the “employer”, with respect to the Work. Without restricting the generality of any other term or condition in the Contract, the Construction Manager shall comply with the duties, responsibilities and obligations of the “constructor” or with respect to such directly engaged forces, the “employer” under the OH&SA with respect to the Work and shall police and supervise every person who enters the Place of the Work with respect to site safety. The Construction Manager shall file the requisite notice of project and list itself as the ‘constructor’ with respect to the Project.”

GC 10.1 TAXES AND DUTIES

SC-46	Add to GC 10.1.2 the following:

Project Name: C3+D	Page 15 of 16

Owner: Williams Energy Canada ULC Construction Manager: HB Construction Company Ltd. Location: Redwater Fractionator Site Project #: Redwater Horizon C3 + Debottleneck Project

Supplementary Conditions

“The Construction Manager shall not be entitled to overhead and profit or any other mark-up on any such increase.”

GC 10.2 LAWS, NOTICES, PERMITS, AND FEES

SC-47	Delete GCs 10.2.5 and 10.2.6 in their entirety.

SC-48	Add GC 10.4.3 as follows:

“10.4.3   The Construction Manager shall indemnify and hold harmless the Owner and its directors, officers and employees from and against all claims, demands, actions, suits or proceedings by any of the employees of the Construction Manager or Subcontractors with respect to Workers’ Compensation insurance claims. This indemnity shall survive the completion of the Work or the termination of the Contract for any reason whatsoever.”

GC 11.1 INSURANCE

SC-49	Add the words “naming, in the case of the coverage required under Sections 1 and 3 of CCDC 41, the Owner and its officers, directors, shareholders, employees and agents, as well as any entities and persons required by the landlord of the new office premises, as additional insured” after the word “coverage” in the second line of Section 11.1.1.

SC-50	Add GC 11.1.9 as follows:

“Insurance shall not be terminated until the Owner has been notified in writing of this intention by the insurer and the Owner agrees to such termination.”

GC 12.1 INDEMNIFICATION, WAIVER OF CLAIMS AND WARRANTY

SC-51	Delete GC 12.1.2 in its entirety and substitute the following:

“12.2.11 All provisions of GC 12.2 – WAIVER OF CLAIMS, are subject to the provisions of the Limitations Act (Alberta) and amendments thereto.”

GC 12.3 WARRANTY

SC-52	Delete GC 12.3.1 in its entirety and substitute the following:

“12.3.1   Except for extended warranties as described in paragraph 12.3.7, the warranty period under the Contract is one year from the date of Substantial Performance of the Work, as verified by the Consultant.”

Project Name: C3+D	Page 16 of 16

SCHEDULE 1.1(a)

PRE-APPROVED CAPITAL EXPENDITURES

Redwater Expansion Costs

SCHEDULE 2.4

NET WORKING CAPITAL AND PRE-CLOSING CAPITAL EXPENDITURES AMOUNT

Calculation of Net Working Capital*

Current Assets (1)

- Current Liabilities (1)

Net Working Capital

(1)	As adjusted to take into account effects on the assets or liabilities of the Contributed Entities as a result of the transactions contemplated by this Agreement.

Calculation of Pre-Closing Capital Expenditures Amount*

Redwater Expansion Costs constituting capital expenditures as determined by GAAP, excluding capitalized interest, since project inception.

*	All amounts in Canadian dollars. For purposes of final determination of the Final Consideration Adjustment Amount and payment thereof pursuant to Section 2.4(d), the Canadian dollar amount shall be converted to a United States dollar amount at the exchange rate as of the Closing Date.

SCHEDULE 2.5

SUNCOR ADJUSTMENT AMOUNT

Calculation of Suncor Adjustment Amount*

Williams’ Expected Case (1)

- Present value(2) of revised expected future profit share payments to Suncor(3)

Suncor Adjustment Amount

(1)	Amount in United State dollars as set forth in the model confirmed by Robert W. Baird & Co. prior to the Closing
(2)	Present value, using a 10% annual discount rate, as of as of 11:59 p.m. Central time on the day immediately preceding the Closing Date
(3)	Prepared in a manner consistent with the calculation of Williams’ Expected Case pursuant to the model confirmed by Robert W. Baird & Co. prior to the Closing, and subject to adjustment in accordance with the Suncor Arbitration Resolution

Disclosure Schedule 2.3(b)

Foreign Qualification Certificates

Contributed Entity	Jurisdiction of Foreign Qualification

Williams Energy Canada ULC	British Columbia

Saskatchewan

Williams Partners Coöperatief U.A.	None

Disclosure Schedule 3.3

No Conflict; Consent

None

Disclosure Schedule 3.5(a)

Unaudited Balance Sheets and Statements of Income

Williams Energy Canada ULC

Unaudited Statements of Income

	Year Ended December 31,
	2011	2012	2013
	(USD in thousands)
Revenues
Affiliate	137,875	128,240	123,333
Other	202,671	151,004	149,912

Total revenues	340,546	279,244	273.245

Costs and expenses:
Product cost
Affiliate	63,959	—	—
Other	56,841	97,626	103.649
Operating and maintenance expense
Affiliate	—	—	1,159
Other	33,481	31,399	49,924
Depreciation & amortization	15,510	20,198	32,221
General and administrative expenses
Affiliate	8,607	11,736	11,692
Other	15,740	18,924	14596
Other—net	3,240	(38)	(15)

Total costs and expenses	197,378	179,845	213,226

Operating income	143,168	99,399	60,019

Interest expense—affiliate
Affiliate	(13,047)	(17,628)	(21,291)
Other	(1)	(3)	—
Interest capitalized	13,048	17,631	21,291
Other non-operating income (expense)—net	(7,039)	(3,816)	763

Income before provision for income taxes	136,129	95,583	60,782

Provision for income taxes	38,282	26,203	8,403

Net income	97,847	69,380	52,379

These income statements reflect the following adjustments:
Elimination of income (expense) associated with net assets not being contributed to Williams Partners	(827)	(2,244)	(1,877)
Inclusion of historical net income (loss) of Williams Alliance Canada Marketing.	(3,799)	(3,857)	2,386
Allocation of interest expense from Williams to cover capitalized interest	(13,047)	(17,463)	(18,672)

Disclosure Schedule 3.5(a)

Unaudited Balance Sheets and Statements of Income

Williams Energy Canada ULC

Unaudited Balance Sheets

	Year Ended December 31,
	2011	2012	2013
	(USD in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	175,353	61,946	7,790
Accounts receivable—trade	40,852	18,552	14,187
Accounts receivable—affiliate	12,007	12,561	8,669
Income tax receivable	—	9,087	30,649
Other	5,465	8,643	5,363

Total Current Assets	233,677	110,789	66,658

Property, plant and equipment, net	586,194	871,188	1,138,153
Other noncurrent assets	7,013	7,052	21,966

Total Assets	826,884	989,030	1,226,777

LIABILITIES AND OWNER’S EQUITY
Current Liabilities:
Accounts payable—trade	42,910	85,636	61,294
Accounts payable—affiliate	6,224	203	42,388
Accrued liabilities	20,438	5,613	5,670

Total current liabilities	69,572	91,452	109,352

Long-term debt—affiliate	—	—	268,145
Noncurrent deferred income taxes	64,563	71,674	101,837
Other noncurrent liabilities	2,713	24,151	25,036
Owner’s equity	690,036	801,752	722,407

Total Liabilities and Owner’s Equity	826,884	989,030	1,226,777

These balance sheets reflect the following adjustments:
Reclassification of certain intercompany payables to owner’s equity.	116,253	132,471	107,191
Distribution to Williams of net assets not being contributed to Williams Partners.	70	(7,344)	(81,786)

Williams Partners Coöperatief U.A. was formed on December 31, 2013. Prior to Closing, a series of transfers will take place that will ultimately result in Williams Partners Coöperatief U.A. holding all of the ownership interest in Williams Energy Canada ULC (WECU). In addition, Williams Partners Coöperatief U.A. will hold a CAD$360 million receivable from WECU pursuant to a credit facility, which is reflected as Long-term debt—affiliate in the balance sheet above. Williams Partners Coöperatief U.A. will also have the following two notes payable:

1. Revolving Credit Agreement, as amended, dated as of November 6, 2012, by and among Arctic Fox Assets, LLC, as Borrower, and TWC Holdings C.V., as Lender. This revolver will ultimately be among Williams Olefins, LLC (as Lender) and Williams Partners Coöperatief U.A. (as Borrower). The current balance of the revolver is CAD$360 million.

2. Creation of the new note at Williams Partners Coöperatief U.A. (“COOP Note”) is in process. The COOP Note will initially be among Arctic Fox Assets, LLC (as Lender) and Williams Partners Coöperatief U.A. (as Borrower). The COOP Note will ultimately be among Williams Olefins, LLC (as Lender) and Williams Partners Coöperatief U.A. (as Borrower).

Disclosure Schedule 3.5(b)

Liabilities and Obligations

None

Disclosure Schedule 3.7(a)

Real Property

None

Disclosure Schedule 3.7(b)

Rights of Way

None

Disclosure Schedule 3.7(c)

Zoning/Condemnation Actions

None

Disclosure Schedule 3.8

Litigation; Laws and Regulations

Suncor Arbitration:

Name of Case: Suncor Energy Inc. v. Williams Energy Canada ULC Arbitration(s)

Parties:	Williams Energy Canada ULC (WECU)

Suncor Energy Oil Sands Limited Partnership / Suncor Energy Inc. (Suncor)

Arbitration Panel: Gerald Ghikas, Q.C. (Vancouver Arbitration Chambers)

Summary:	WECU and Suncor are parties to a long term offgas processing agreement which provides for a profit sharing arrangement under which a portion of the net value of the liquids produced from Suncor’s offgas stream, if positive, is paid to Suncor. The Aggregate Netback Price accrual account, which tracks associated revenues from product sales and costs (including operational, capital, and return), is currently negative.

Suncor and WECU do not agree on (a) the price to be applied to propane (the postings used to determine the price are no longer in existence), and (b) the ability of WECU to make corrections to the Aggregate Netback Price accrual account that relate to historical calculation mistakes. The agreement provides that all disputes are to be referred to binding arbitration. Suncor initiated the arbitration on the propane price issue in mid-February 2013, and WECU initiated the arbitration on the Aggregate Netback Price corrections issue at the end of February 2013.

The disputes have been consolidated and are being heard together.

Status (01/22/14):	On January 20, 2014 initial pleadings (Statements of Position) were filed by each party. Responses (Answering Statement of Position) are due to be filed February 3, 2014.

Disclosure Schedule 3.9

No Adverse Changes

None

Disclosure Schedule 3.10

Tax Classifications

Williams Partners Coöperatief U.A., a cooperative organized under the laws of the Netherlands, has been treated as (i) an entity disregarded from its owner for U.S. federal income tax purposes and (ii) a corporation for Netherlands income tax purposes, both effective upon its formation on December 31, 2013.

Williams Energy (Canada), Inc., (“WECI”), a corporation organized under the laws of New Brunswick, was treated as (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a corporation for Canadian income tax purposes and (iii) a corporation for Netherlands income tax purposes, all effective upon formation on July 31, 2000 until November 6, 2012.

On November 6, 2012, WECI converted to an Alberta unlimited liability corporation and changed its name to Williams Energy Canada ULC (“WECU”). From November 6, 2012 to date, WECU has been treated as (i) an entity disregarded from its owner for U.S. federal income tax purposes, (ii) a corporation for Canadian income tax purposes and (iii) a corporation for Netherlands income tax purposes.

.

Disclosure Schedule 3.11

Environmental Matters

Fort McMurray pipeline license amendment:

The operating license governing the pipelines at the WECU Fort McMurray facilities which transport offgas from the compression and treatment facilities on the Suncor upgrader site to the liquids extraction plant require amendment due to H2S content.

When the pipelines were initially put into service, the H2S content specified in the license was entered as 0.0 H2S. In a meeting with the regulator on August 13, 2013, the regulator clarified that entering “0” H2S was common practice for pipelines that have H2S content below the sour service threshold. WECU notified the regulator that there is some H2S in these pipelines and that WECU intends to amend the license in the near future. The Alberta Energy Regulator has not required that the facility cease operations.

WECU has completed an engineering assessment, has gathered the data required to amend the license and is currently looking at the impacts of the amendment on emergency planning. WECU intends to submit an amendment application in the first quarter of 2014.

Disclosure Schedule 3.13

Licenses; Permits

Fort McMurray pipeline license amendment:

The operating license governing the pipelines at the WECU Fort McMurray facilities which transport offgas from the compression and treatment facilities on the Suncor upgrader site to the liquids extraction plant require amendment due to H2S content.

When the pipelines were initially put into service, the H2S content specified in the license was entered as 0.0 H2S. In a meeting with the regulator on August 13, 2013, the regulator clarified that entering “0” H2S was common practice for pipelines that have H2S content below the sour service threshold. WECU notified the regulator that there is some H2S in these pipelines and that WECU intends to amend the license in the near future. The Alberta Energy Regulator has not required that the facility cease operations.

WECU has completed an engineering assessment, has gathered the data required to amend the license and is currently looking at the impacts of the amendment on emergency planning. WECU intends to submit an amendment application in the first quarter of 2014.

Permits held by WECU:

The main operating permits governing the WECU Redwater olefins facility also govern the adjoining Pembina Redwater paraffins facility and are held by Pembina NGL Corporation, operator of the complex.

Disclosure Schedule 3.14

Material Contracts

Contract Title	Date	Parties

SGL Purchase and Sale Agreement Williams Extraction, Processing and Transportation Facilities	September 13, 2012	Williams Energy (Canada), Inc.	Canadian Natural Resources Limited

OC2 Supply Agreement Williams Extraction, De-Ethanization and Storage Facilities	March 25, 2011	Williams Energy (Canada), Inc.	NOVA Chemicals Corporation

SGL Transportation and Amending Agreement	November 14, 2008	Williams Energy (Canada), Inc.	Suncor Energy Oil Sands Limited Partnership by its General Partner Suncor Energy INC.

SGL Transportation and Amending Agreement No. 2	September 16, 2011	Williams Energy (Canada), Inc.	Suncor Energy Oil Sands Limited Partnership by its General Partner Suncor Energy INC.

Amended and Restated Processing and Transportation of Offgas Agreement	December 10, 1998	NOVAGAS Canada Limited Partnership	Suncor Energy Inc.

Offgas Amending Agreement	November 1, 2002	Williams Energy (Canada), Inc.	Suncor Energy Inc.

Natural Gas Transportation Agreement	April 1, 1998	Novagas Canada Limited Partnership	NOVA Pipeline Ventures Limited Partnership (“Ventures”)

Service Agreement	November 1, 2010	NOVA Gas Transmission Ltd.	Williams Energy (Canada), Inc

Base Contract for Sale and Purchase of Natural Gas	January 1, 2009	Suncor Energy Marketing Inc.	Williams Gas Marketing Inc.

Base Contract for Sale and Purchase of Natural Gas Canadian Addendum	January 1, 2009	Williams Gas Marketing, Inc.	Suncor Energy Marketing Inc.

Base Contract for Sale and Purchase of Natural Gas	April 1, 2009	Husky Energy Marketing Inc.	Williams Gas Marketing Inc.

Assignment and Novation Agreement	March 12, 2012	WPX Energy Marketing, LLC & Williams Energy (Canada), Inc. & Husky Energy Marketing Inc.

Contracting Party’s Agreement	February 28, 2012	Williams Energy (Canada), Inc.	Natural Gas Exchange Inc.

Amended Contracting Party’s Agreement	August 2, 2012	Williams Energy (Canada), Inc.	Natural Gas Exchange Inc.

Special Provisions Attached to and Forming Part of the NAESB Base Contract for Sale and Purchase of Natural Gas Including Canadian Addendum	January 1, 2009	Suncor Energy Marketing Inc.	Williams Gas Marketing Inc.

Assignment, Assumption and Consent Agreement	February 1, 2012	Suncor Energy Marking Inc., & WPX Energy Marketing, LLC & Williams Energy (Canada), Inc.

GasEDI Base Contract for Sale and Purchase of Natural Gas	May 1, 2012	AECO Gas Storage Partnership	Williams Energy (Canada), Inc.

GasEDI Base Contract for Sale and Purchase of Natural Gas	May 9, 2012	Direct Energy Marketing Limited	Williams Energy (Canada), Inc.

ICE OTC Participant Agreement	April 13, 2012	ICE U.S. OTC Commodity Markets, LLC	Williams Energy (Canada), Inc.

GasEDI Base Contract for Sale and Purchase of Natural Gas	May 1, 2013	Imperial Oil Resources, an Alberta Limited Partnership	Williams Energy Canada ULC

Base Contract for Sale and Purchase of Natural Gas	December 1, 2012	Shell Energy North America (Canada) Inc.	Williams Energy Canada ULC

Credit Support Addendum		Shell Energy North America (Canada) Inc.	Williams Energy Canada ULC

Special Provisions Attached to and Forming Part of the 20063 NAESB Base Contract for Sale and Purchase of Natural Gas Amended by the Canadian Addendum	December 1, 2012	Shell Energy North America (Canada) Inc.	Williams Energy Canada ULC

Redwater Ownership and Operating Agreement in respect of the Redwater Fractionation and Storage and the Redwater Olefins Facility	September 30, 2003	Provident Energy Ltd.	Williams Energy (Canada), Inc.

Sale Agreement Relating to the Sale of the Interest of Williams Energy (Canada), Inc. in the Redwater Paraffins Business	September 10, 2003	Williams Energy (Canada), Inc.	Provident Energy Ltd.

Contract Operating Agreement	January 1, 2003	Williams Energy (Canada), Inc.	Suncor Energy Marketing Inc.

Operation and Maintenance Agreement	January 1, 2003	Williams Energy (Canada), Inc.	Suncor Energy Inc.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	March 22, 2012	Williams Energy (Canada), Inc.	Canadian Enterprise Gas Products Ltd.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	February 20, 2009	Williams Energy (Canada), Inc.	Centennial Gas Liquids, ULC

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	March 4, 2009	Williams Energy (Canada), Inc.	Elbow River Marketing Limited Partnership

Supply or Sales Agreement	June 27, 2012	Flint Hills Resources Canada, LP	Williams Energy (Canada), Inc.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	March 4, 2009	Williams Energy (Canada), Inc.	Gas Supply Resources Holdings, Inc.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	March 4, 2009	Williams Energy (Canada), Inc.	Gibson Gas Liquids Partnership

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	February 8, 2012	Williams Energy (Canada), Inc.	KIROS Energy Marketing

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	August 5, 2010	Williams Energy (Canada), Inc.	Lansing Trade Group LLC

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	February 27, 2009	Williams Energy (Canada), Inc.	NOVA Chemicals Corporation

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	October 8, 2009	Williams Energy (Canada), Inc.	Provident Midstream L.P.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	April 14, 2009	Williams Energy (Canada), Inc.	Petrogas Marketing Ltd.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	October 15, 2012	Williams Energy (Canada), Inc.	Petrolama Energy Canada Inc.

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	March 4, 2009	Williams Energy (Canada), Inc.	Superior Gas Liquids, a division of Superior Gas Liquids Partnership

Natural Gas Liquids Master Purchase, Sale & Exchange Agreement	June 1, 2010	Williams Energy (Canada), Inc.	Williams Olefins L.L.C.

Natural Gas Liquids Contract	October 1, 2011	Husky Oil Marketing Company, a Division of Husky Oil Limited	Williams Energy (Canada), Inc.

Pipeline Product Supply Agreement	April 20, 2009	Air Products Canada Ltd.	Williams Energy (Canada), Inc.

Redwater Cogeneration Agreement	August 1, 2000	TransCanada Energy Ltd.	Novagas Canada Limited Partnership

Purchase Order	October 1, 2012	Williams Energy Canada ULC	Technip USA, Inc.

Technology License Agreements	Date	Parties
License Agreement LO-CAT Hydrogen Sulfide Oxidation System	May 27, 2013	Williams Energy Canada ULC	Merichem Company

Merox Process License Agreement for C3 Merox Extraction Unit and C4 Merox Extraction Unit	March 20, 2013	Williams Energy Canada ULC	UOP LLC

Merox Process License Agreement for Butane Merox Process Unit Propane Merox Process Unit	September 3, 1996	NovaGas Canada Ltd.	UOP LLC

CVMS Annual Support	January 1, 2011	Williams Companies Inc.	TTG Systems

Disclosure Schedule 3.15(a)

Employees and Employee Benefits

None

Disclosure Schedule 3.17

Transactions with Affiliates

None

Disclosure Schedule 3.18

Insurance

None

Disclosure Schedule 5.1(b)

Operation of Contributed Entities

None

Disclosure Schedule 5.3

Business Guaranties

Guarantees – Canada

Guarantor Entity	Amount	Expiration	Beneficiary Entity
WMB	$10,000,000	12/31/2014	Shell Energy North America (Canada) Inc.
WMB	$3,000,000	12/31/2015	Taqa North LTD
WMB	$5,000,000	6/30/2014	Direct Energy Marketing Limited
WMB	$5,000,000	9/30/2014	AECO Gas Storage Partnership
WMB	$4,215,000	12/31/2015	Nova Gas Transmission LTD
WMB	$5,000,000	7/31/2014	Imperial Oil Resources, L.P.
WMB	$5,000,000	9/30/2014	Husky Energy Marketing, Inc.

Letters of Credit – Canada

Guarantor Entity	Amount	Expiration	Beneficiary Entity
WMB	$4,700,000	6/30/2014	Natural Gas Exchange Inc

Disclosure Schedule 5.5

Indebtedness

1.	Revolving Credit Agreement, as amended, dated as of November 6, 2012, by and among Arctic Fox Assets, LLC, as Borrower, and TWC Holdings C.V., as Lender. This revolver will ultimately be among Williams Olefins, LLC (as Lender) and Williams Partners Cooperatief U.A. (as Borrower). The current balnce of the revolver is $360 million.

2.	Revolving Credit Agreement, as amended, dated as of November 6, 2012, by and among Williams Energy Canada ULC, as Borrower, and Arctic Fox Assets, LLC, as Lender. This revolver will ultimately be among Williams Partners Cooperatief U.A. (as Lender) and Williams Energy Canada ULC (as Borrower). The balnce of the revolver is $360 million.

3.	Creation of the new note at Williams Partners Cooperatief U.A. (“COOP Note”) is in process. The COOP Note will initially be among Arctic Fox Assets, LLC (as Lender) and Williams Partners Cooperatief U.A. (as Borrower). The COOP Note will ultimately be among Williams Olefins, LLC (as Lender) and Williams Partners Cooperatief U.A. (as Borrower).

4.	Accrued interest expense due Artic Fox on the note due to Artic Fox described in #2 above. As of February 7, 2014 the balance was $397 thousand.

5.	Accounts payable due to Williams Field Services Group. Balance as of November 30, 2013 was $52 thousand for capital expenditures.

6.	Accounts payable due to The Williams Companies for direct general and administrative expenses. The November 30, 2013 balance was $265 thousand.

7.	Accounts payable due to The Williams Companies for allocated general and administrative expenses. The November 30, 2013 balance was $17,640 thousand.